Exhibit 2.25

Published CUSIP Numbers:
Deal: 35803GAD1
USD Revolver: 35803GAE9
Multi-Currency Revolver:  35803GAF6
Term Loan A: 35803GAH2

CREDIT AGREEMENT

dated as of October 30, 2012

among

FRESENIUS MEDICAL CARE AG & CO. KGAA,
FRESENIUS MEDICAL CARE HOLDINGS, INC.
AND THE OTHER BORROWERS AND GUARANTORS IDENTIFIED HEREIN,

THE LENDERS PARTY HERETO,

BANK OF AMERICA, N.A.,
as Administrative Agent and L/C Issuer,

DEUTSCHE BANK AG NEW YORK BRANCH,
as Sole Syndication Agent,

COMMERZBANK AG, NEW YORK BRANCH
JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,
THE BANK OF NOVA SCOTIA,
SUNTRUST BANK,

UNICREDIT BANK AG, NEW YORK BRANCH

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Co-Documentation Agents,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
DEUTSCHE BANK SECURITIES INC.,
COMMERZBANK AG, NEW YORK BRANCH
J.P. MORGAN SECURITIES LLC
THE BANK OF NOVA SCOTIA,
SUNTRUST ROBINSON HUMPHREY, INC.,

UNICREDIT BANK AG, NEW YORK BRANCH

and

WELLS FARGO SECURITIES, LLC
as Mandated Lead Arrangers and Joint Book Running Managers

i

4.07	Guaranty of Payment; Continuing Guaranty	91

Article V CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		91

5.01	Conditions of Effectiveness	91
5.02	Conditions to all Credit Extensions	93

Article VI REPRESENTATIONS AND WARRANTIES		93

6.01	Existence, Qualification and Power; Compliance with Laws	93
6.02	Authorization; No Contravention	94
6.03	Governmental Authorization; Other Consents	94
6.04	Binding Effect	94
6.05	Financial Statements	94
6.06	No Material Adverse Effect	94
6.07	Litigation	94
6.08	No Default	95
6.09	Ownership of Property; Liens	95
6.10	Environmental Compliance	95
6.11	Insurance	95
6.12	Taxes	95
6.13	ERISA Compliance	95
6.14	Jurisdiction of Organization, Capital Stock and Ownership of Credit Parties	96
6.15	Margin Regulations; Investment Company Act	96
6.16	Disclosure	96
6.17	Compliance with Laws	97
6.18	Intellectual Property; Licenses, Etc.	97
6.19	Pledge Agreements	97
6.20	Reimbursement from Medical Reimbursement Programs	97
6.20	Anti-Corruption and Sactions Compliance	98

Article VII AFFIRMATIVE COVENANTS		98

7.01	Financial Statements	98
7.02	Certificates; Other Information	99
7.03	Notification	100
7.04	Payment of Obligations	101
7.05	Preservation of Existence, Etc.	101
7.06	Maintenance of Properties	101
7.07	Maintenance of Insurance	101
7.08	Compliance with Laws	102
7.09	Books and Records	102
7.10	Inspection Rights	102
7.11	Use of Proceeds	102
7.12	Guarantors	103
7.13	Pledge of Capital Stock	103
7.14	Ownership	104

Article VIII NEGATIVE COVENANTS		104

8.01	Indebtedness	104
8.02	Liens	105
8.03	Investments	107
8.04	Merger and Consolidation; Dissolution; Restriction on Certain Foreign Subsidiaries	109

8.05	Dispositions	110
8.06	Restricted Payments	110
8.07	Change in Nature of Business	111
8.08	Transactions with Affiliates	111
8.09	Fiscal Year	111
8.10	Financial Covenants	111

Article IX EVENTS OF DEFAULT AND REMEDIES		111

9.01	Events of Default	111
9.02	Remedies Upon Event of Default	113
9.03	Application of Funds	114

Article X ADMINISTRATIVE AGENT AND COLLATERAL AGENT		115

10.01	Appointment and Authorization of Administrative Agent	115
10.02	Rights as a Lender	115
10.03	Exculpatory Provisions	116
10.04	Reliance by Administrative Agent	116
10.05	Delegation of Duties	117
10.06	Resignation of the Administrative Agent	117
10.07	Non-Reliance on Administrative Agent and Other Lenders	118
10.08	No Other Duties	119
10.09	Administrative Agent May File Proofs of Claim	119
10.10	Collateral and Guaranty Matters	119
10.11	Swap Contracts	120

Article XI MISCELLANEOUS		120

11.01	Amendments, Etc.	120
11.02	Notices; Effectiveness; Electronic Communication	124
11.03	No Waiver; Cumulative Remedies; Enforcement	126
11.04	Expenses; Indemnity; Damage Waiver	126
11.05	Payments Set Aside	128
11.06	Successors and Assigns	129
11.07	Treatment of Certain Information; Confidentiality	133
11.08	Right of Setoff	135
11.09	Interest Rate Limitation	135
11.10	Counterparts; Integration; Effectiveness	135
11.11	Survival of Representations and Warranties	136
11.12	Severability	136
11.13	Replacement of Lenders	136
11.14	Source of Funds	137
11.15	Governing Law; Jurisdiction; Etc.	138
11.16	Waiver of Jury Trial	139
11.17	No Advisory or Fiduciary Responsibility	139
11.18	USA PATRIOT Act Notice	140
11.19	Judgment Currency	140
11.20	Electronic Execution of Assignments and Certain Other Documents	141
11.21	Power of Attorney	141
11.22	Limitation of Liability for German Guarantors	141

SCHEDULES

Schedule 1.01(a)	Mandatory Cost Formulae
Schedule 2.01	Lenders and Commitments
Schedule 2.03	Existing Multi-Currency Letters of Credit
Schedule 6.14	Credit Party Information
Schedule 8.06	Restricted Payments
Schedule 8.08	Transactions with Affiliates
Schedule 11.02	Notice Addresses

EXHIBITS

Exhibit 2.02	Form of Loan Notice
Exhibit 2.13-1	Form of USD Revolving Note
Exhibit 2.13-2	Form of USD Swingline Note
Exhibit 2.13-3	Form of Euro Revolving Note
Exhibit 2.13-4	Form of Multi-Currency Revolving Note
Exhibit 2.13-5	Form of Multi-Currency Swingline Note
Exhibit 2.13-6	Form of Tranche A Term Loan Note
Exhibit 2.14-1	Form of Designated Borrower Request and Assumption Agreement
Exhibit 2.14-2	Form of Designated Borrower Notice
Exhibit 2.18-1	Form of Competitive Revolving Loan Bid Request
Exhibit 2.18-2	Form of Competitive Bid
Exhibit 7.02	Form of Compliance Certificate
Exhibit 7.13	Form of Guarantor Joinder Agreement
Exhibit 11.06	Form of Assignment and Assumption

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Credit Agreement”) is entered into as of October 30, 2012, among FRESENIUS MEDICAL CARE AG & Co. KGaA, a German partnership limited by shares, FRESENIUS MEDICAL CARE HOLDINGS, INC., a New York corporation, and the other Borrowers identified herein, the Guarantors identified herein, the Lenders party hereto, and BANK OF AMERICA, N.A., as Administrative Agent.

The Borrowers have requested that the Lenders provide revolving credit facilities and term loan facilities, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of these premises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01        Defined Terms.  As used in this Credit Agreement, the following terms have the meanings provided below:

“Absolute Rate” means a fixed rate of interest expressed in multiples of 1/100th of one basis point.

“Absolute Rate Loan” means a Competitive Revolving Loan that bears interest at a rate determined with reference to an Absolute Rate.

“Acquisition” means a purchase or acquisition by any Person (a) that after giving effect thereto first results in such Person owning more than 50% of the Capital Stock with ordinary voting power of another Person or (b) of all or any substantial portion of the property (other than Capital Stock) of another Person, whether or not involving a merger or consolidation with such Person.  “Acquire” shall have a correlative meaning.  For the avoidance of doubt, once a Person owns more than 50% of the Capital Stock with ordinary voting power of another Person, additional purchases or acquisitions of additional Capital Stock of such other Person will be considered Investments and not Acquisitions.

“Administrative Agent” means Bank of America in its capacity as administrative agent for the Lenders under any of the Credit Documents, or any successor administrative agent.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 (as may be updated from time to time) with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify the Borrowers and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire for the Lenders in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with such Person.  Notwithstanding the foregoing, in relation to The Royal Bank of Scotland plc, the term

“Affiliate” shall not include (i) the UK government or any member or instrumentality thereof, including Her Majesty’s Treasury and UK Financial Investments Limited (or any directors, officers, employees or entities thereof) or (ii) any persons or entities controlled by or under common control with the UK government or any member or instrumentality thereof (including Her Majesty’s Treasury and UK Financial Investments Limited) and which are not part of The Royal Bank of Scotland Group plc and its subsidiaries or subsidiary undertakings.

“Aggregate Commitments” means the aggregate principal amount of the Commitments.

“Aggregate Euro Revolving Commitment” means the Euro Revolving Commitments of all the Lenders.

“Aggregate Euro Revolving Committed Amount” has the meaning provided in Section 2.01(b)(i).

“Aggregate Multi-Currency Revolving Commitment” means the Multi-Currency Revolving Commitments of all the Lenders.

“Aggregate Multi-Currency Revolving Committed Amount” has the meaning provided in Section 2.01(c)(i).

“Aggregate Revolving Commitment” means the Aggregate Euro Revolving Commitment, the Aggregate Multi-Currency Revolving Commitment and the Aggregate USD Revolving Commitment.

“Aggregate USD Revolving Commitment” means the USD Revolving Commitments of all the Lenders.

“Aggregate USD Revolving Committed Amount” has the meaning provided in Section 2.01(a)(i).

“Agreement Currency” has the meaning provided in Section 11.19.

“Alternative Currency” means

(i)            for Multi-Currency Revolving Loan Obligations, Euros, British Pounds Sterling, Swiss francs, Japanese yen and Canadian dollars, and each other currency (other than Dollars) that is approved in accordance with Section 1.06;

(ii)           for Competitive Revolving Loans, Euros, British Pounds Sterling, Swiss francs, Japanese yen, Canadian dollars and Mexican pesos, and any other currency (other than Dollars) that a Lender is willing to provide; and

(iii)          for other purposes hereunder, including “Cash Equivalents”, Euros, British Pounds Sterling, Swiss francs, Japanese yen, Canadian dollars and any other currency that is approved by the Required Lenders.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable foreign currency as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such foreign currency with Dollars.

“Applicable Currency” means Dollars or the applicable Alternative Currency.

“Applicable Percentage” means the following percentages per annum:

APPLICABLE PERCENTAGES FOR REVOLVING LOANS AND TRANCHE A TERM LOAN

Pricing Level	Consolidated Leverage Ratio	Fixed LIBOR Rate Loans and Letter of Credit Fee	Base Rate Loans	Commitment Fee
I	> 3.0:1.0	2.000%	1.000%	0.625%
II	> 2.5:1.0 but < 3.0:1.0	1.750%	0.750%	0.500%
III	< 2.5:1.0	1.500%	0.500%	0.500%

Applicable Percentages for the Loan Obligations, the Letter of Credit Fee and the Commitment Fee will be based on the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.02(b), except that Pricing Level I shall be in effect for a period of six months from the Closing Date.  Any increase or decrease in such Applicable Percentage resulting from a change in the Consolidated Leverage Ratio shall become effective on the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance therewith, then Pricing Level I shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered until the first Business Day immediately following delivery thereof.

The Applicable Percentages for any Incremental Loan Facility will be as provided in the Incremental Loan Facility Joinder Agreement relating thereto.

Determinations by the Administrative Agent of the appropriate Pricing Level shall be conclusive absent manifest error. Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Percentage for any period shall be subject to the provisions of Section 2.10(b).

“Applicable Required Lenders” means the Required USD Revolving Lenders, Required Euro Revolving Lenders, Required Multi-Currency Revolving Lenders and/or the Required Tranche A Term Lenders, as applicable.

“Applicable Time” means, with respect to any Borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent, the applicable L/C Issuer or the Competitive Bid Agent, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of settlement, as previously notified in writing to FME and FMCH.

“Applicant Borrower” has the meaning provided in Section 2.14(a).

“Approved Bank” means (a) any Lender, (b) any commercial bank of recognized standing having capital and surplus in excess of $500 million in the case of a U.S. commercial bank and $250 million (or the U.S. Dollar equivalent as of the date of determination) in the case of any other bank, or (c) any bank whose short-term commercial paper rating from S&P is at least A-2 or the equivalent thereof or from Moody’s is at least P-2 or the equivalent thereof.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Jurisdiction” means each of Australia, Canada, Japan, Switzerland, the United Kingdom, the United States (including any of its States and the District of Columbia) and the member states of the European Union, and any other jurisdiction approved by the Required Lenders.

“Arrangers” means MLPF&S, DBSI, Commerzbank AG, New York Branch, J.P. Morgan Securities LLC, The Bank of Nova Scotia, SunTrust Robinson Humphrey, Inc., UniCredit Bank AG, New York Branch and Wells Fargo Securities, LLC, in their capacity as mandated lead arrangers and joint book running managers.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06) and accepted by the Administrative Agent, in substantially the form of Exhibit 11.06 or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.

“Attributable Principal Amount” means (a) in the case of capital leases, the amount of capital lease obligations determined in accordance with GAAP, (b) in the case of Synthetic Leases, an amount determined by capitalization of the remaining lease payments thereunder as if it were a capital lease determined in accordance with GAAP, (c) in the case of Securitization Transactions, the outstanding principal amount of such financing, after taking into account reserve amounts and making appropriate adjustments, determined by the Administrative Agent after consultation with the Lenders and (d) in the case of Sale and Leaseback Transactions, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease).

“Auto-Extension Letter of Credit” has the meaning provided in Section 2.03(b)(iii).

“Auto-Reinstatement Letter of Credit” has the meaning provided in Section 2.03(b)(iv).

“Bank of America” means Bank of America, N.A., together with its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to, in the case of Loan Obligations denominated in Dollars, the highest of (a) the Federal Funds Rate plus one-half of one percent (0.5%), (b) the Prime Rate and (c) except during a Fixed LIBOR Rate Unavailability Period, the Fixed LIBOR Rate for Dollars plus one-half of one percent (0.50%).

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.  All Base Rate Loans shall be denominated in Dollars.

“Bid Borrowing” means a borrowing consisting of simultaneous Competitive Revolving Loans of the same Type from each of the Revolving Lenders whose offer to make one or more Competitive Revolving Loans as part of such borrowing has been accepted under the auction bidding procedures described in Section 2.18.

“Bid Request” means a written request for one or more Competitive Revolving Loans substantially in the form of Exhibit 2.18-1.

“Borrower Joinder Agreement” means a Designated Borrower Request and Assumption Agreement or other joinder agreement satisfactory to the Administrative Agent whereby an additional party is joined as a Borrower hereunder under Section 2.14(a) or otherwise.

“Borrowers” means:

(i)            for Credit Extensions under the USD Revolving Commitments (other than USD Swingline Loans), (a) FME, (b) FMCH and the Co-Borrowers and (c) the other Designated Borrowers in respect thereof;

(ii)           for Credit Extensions under the Euro Revolving Commitments, (a) FME, (b) FMCH and the Co-Borrowers and (c) the other Designated Borrowers in respect thereof;

(iii)          for Credit Extensions under the Multi-Currency Revolving Commitments (other than Multi-Currency Swingline Loans), (a) FME, (b) FMCH and the Co-Borrowers and (c) the other Designated Borrowers in respect thereof;

(iv)          for USD Swingline Loans, (a) FME and (b) FMCH and the Co-Borrowers;

(v)           for Multi-Currency Swingline Loans, (a) FME and (b) FMCH and the Co-Borrowers; and

(vi)          for the Tranche A Term Loan, FMCH and the Co-Borrowers;

and, in each case, including their successors and permitted assigns, subject to the provisions for designation and removal of Borrowers in Section 2.14.

“Borrowing” means (a) a borrowing consisting of simultaneous Loans of the same Type, in the same currency and having the same Interest Period, (b) a Bid Borrowing or (c) a Swingline Borrowing, as appropriate.

“Borrowing Limit” means, for any Primary Borrower, the full amount of the applicable Revolving Commitment, and for any Applicant Borrower that becomes a Borrower hereunder in accordance with the provisions of Section 2.14(a), the amount identified in the Designated Borrower Request and Assumption Agreement.  The Borrowing Limit is part of, and not in addition to, the Aggregate Commitments.

“British Pounds Sterling”, “Sterling” and “£” means the lawful currency of the United Kingdom.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located or in the State of New York, and:

(a)           if such day relates to any interest rate settings as to a Fixed LIBOR Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Fixed LIBOR Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Credit Agreement in respect of any such Fixed LIBOR Rate Loan, any such day that is also a London Banking Day;

(b)           if such day relates to any interest rate settings as to a Fixed LIBOR Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Fixed LIBOR Rate Loan, or any other dealings in Euro to be carried out pursuant to this Credit Agreement in respect of any such Fixed LIBOR Rate Loan, a TARGET Day;

(c)           if such day relates to any interest rate settings as to a Fixed LIBOR Rate Loan denominated in a currency other than Dollars or Euro, any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d)           if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Fixed LIBOR Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Credit Agreement in respect of any such Fixed LIBOR Rate Loan (other than any interest rate settings), any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership (including, without limitation, a KGaA (Kommanditgesellschaft auf Aktien)), partnership interests (whether general or limited) or other equivalents (however designated) of capital stock, (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Captive Insurance Company” means any Affiliate of the Credit Parties primarily engaged in the business of providing insurance, reinsurance and insurance-related services to the Credit Parties, their Affiliates and associated healthcare practices.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Administrative Agent, L/C Issuers or Swingline Lenders (as applicable) and the Lenders, as collateral for L/C Obligations, Obligations in respect of Swingline Loans, or obligations of the Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the applicable L/C Issuer or Swingline Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the applicable L/C Issuer or the applicable Swingline Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by (i) the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) or (ii) the governments of Germany or the United Kingdom, or any agency or instrumentality thereof (provided that the full faith and credit of Germany or the United Kingdom, as the case may be, is pledged in support thereof), in each case having maturities of not more than twelve months from the date of acquisition, (b) Dollar or Alternative Currency denominated time deposits and certificates of deposit of any Approved Bank, in each case with maturities of not more than 270 days from the date of acquisition and, solely with respect to members of the Consolidated Group located outside of the US, UK and Germany, time deposits and certificates of deposit with local banks denominated in local currency in an aggregate amount not to exceed $50 million at any time,

(c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500 million for direct obligations issued by or fully guaranteed by (i) the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) or (ii) the governments of Germany or the United Kingdom or any agency or instrumentality thereof (provided that the full faith and credit of Germany or the United Kingdom, as the case may be, is pledged in support thereof), in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least one hundred percent (100%) of the amount of the repurchase obligations and (e) Investments (classified in accordance with GAAP as current assets) in money market investment programs registered under the Investment Company Act of 1940, as amended, that are administered by reputable financial institutions having capital of at least $500 million and the portfolios of which are limited to Investments of the character described in the foregoing subclauses hereof.

“Change in Law” means the occurrence, after the date of this Credit Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, implemented, adopted or issued.

“Change of Control” means if the general partner of the KGaA charged with management of FME shall at any time fail to be a Subsidiary of FSE, or if FSE shall fail at any time to own and control more than twenty-five percent (25%) of the Capital Stock with ordinary voting power in FME.

“Closing Date” means October 30, 2012, being the first date all conditions precedent in Section 5.01 are satisfied or waived in accordance with Section 11.01.

“CMS” means the Centers for Medicare and Medicaid Services, any successor thereof and any predecessor thereof, including the United States Health Care Financing Administration.

“Co-Borrowers” means the Subsidiaries of FMCH that are identified as “Co-Borrowers” on the signature pages hereto and other such Subsidiaries joined as “Co-Borrowers” hereunder in accordance with Section 2.14(a).  Co-Borrowers are Primary Borrowers with joint and several obligations in respect of the respective Loan Obligations as provided in Section 2.15(a).

“Collateral” means the collateral identified in, and at any time covered by, the Collateral Documents.

“Collateral Agent” means Bank of America in its capacity as collateral agent for the holders of the Obligations, the guaranties relating thereto and the other secured obligations identified in the Collateral Documents, and any successor in such capacity.

“Collateral Documents” means a collective reference to the Pledge Agreements and any pledge agreement, security agreement, mortgage, deed of trust or other agreement or document granting a lien on or security interest in Collateral provided by any Credit Party in connection with the Obligations.

“Commitment Percentages” means the Revolving Commitment Percentage and/or the Tranche A Term Loan Commitment Percentage, as context requires.

“Commitment Period” means the period from and including the Closing Date to (i) in the case of Revolving Loans and Swingline Loans, the Revolving Termination Date, and (ii) in the case of Letters of Credit, the L/C Expiration Date, or, in any case, any earlier date on which the Revolving Commitments shall have been terminated.

“Commitments” means the Revolving Commitments, and the L/C Commitments and the Swingline Commitments, as applicable, thereunder, and the Term Loan Commitments.

“Competitive Bid” means a written offer by a Multi-Currency Revolving Lender to make one or more Competitive Revolving Loans, substantially in the form of Exhibit 2.18-2, duly completed and signed by a Revolving Lender.

“Competitive Bid Agent” means (a) any Multi-Currency Revolving Lender that agrees to act as Competitive Bid Agent or any successor thereto in such capacity or (b) if at any time no Multi-Currency Revolving Lender is willing or available to serve in such capacity, FMCH.

“Competitive Revolving Loan Maximum Amount” has the meaning provided in Section 2.01(d).

“Competitive Revolving Loans” has the meaning provided in Section 2.01(d).

“Compliance Certificate” means a certificate substantially in the form of Exhibit 7.02.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period for the Consolidated Group, the sum of (i) Consolidated Net Income, plus (ii) to the extent deducted in determining net income, (A) Consolidated Interest Expense, (B) tax expense based on income and (C) depreciation, amortization and other non-cash charges (but not including, for purposes hereof, restructuring charges which do not initially involve a cash payment but as for which there will be a subsequent cash payment), in each case on a consolidated basis determined in accordance with GAAP.  Except as otherwise expressly provided, the applicable period shall be the four consecutive fiscal quarters ending as of the date of determination.

“Consolidated Funded Debt” means, for the Consolidated Group, Funded Debt determined on a consolidated basis in accordance with GAAP, but excluding for purposes hereof Indebtedness in respect of convertible bonds referred to in Sections 8.01(i) and 8.03(e).

“Consolidated Group” means FME and its Subsidiaries.

“Consolidated Interest Coverage Ratio” means, as of the end of each fiscal quarter for the period of four consecutive fiscal quarters then ending, the ratio of (i) Consolidated EBITDA to (ii) the sum of Consolidated Interest Expense minus interest income for the Consolidated Group determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any period for the Consolidated Group, all interest expense, including the amortization of debt discount and premium, the interest component under capital leases and the implied interest component under Securitization Transactions, in each case on a consolidated basis determined in accordance with GAAP.  Except as expressly provided otherwise, the applicable period shall be the four consecutive fiscal quarters ending as of the date of determination.

“Consolidated Leverage Ratio” means, as of the last day of each fiscal quarter, the ratio of (i) the sum of Consolidated Funded Debt on such day minus the aggregate amount of cash and cash equivalents held by members of the Consolidated Group on such day, to (ii) Consolidated EBITDA for the period of four consecutive fiscal quarters ending as of such day.

“Consolidated Net Income” means, for any period for the Consolidated Group, net income (or loss) determined on a consolidated basis in accordance with GAAP, but excluding for purposes of determining the Consolidated Leverage Ratio and the Consolidated Interest Coverage Ratio, extraordinary gains and losses and gains and losses from discontinued operations, and, in each such case, related tax effects thereon.  Except as otherwise expressly provided, the applicable period shall be the four consecutive fiscal quarters ending as of the date of determination.

“Consolidated Net Worth” means, as of any day for the Consolidated Group, net worth determined in accordance with GAAP, but excluding, for purposes hereof, (i) foreign currency translation adjustments of up to $100 million at any time and (ii) the fair value of Swap Contracts.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.  Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote ten percent (10%) or more of securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Credit Agreement” means this Credit Agreement, as defined in the preamble hereto, as the same may be amended and modified from time to time.

“Credit Documents” means this Credit Agreement, the Notes, the Collateral Documents, the Fee Letters, the Issuer Documents, any Borrower Joinder Agreements, any Guarantor Joinder Agreements, any Incremental Loan Facility Joinder Agreements, the Parallel Debt Agreement, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.16 of this Credit Agreement and all other documents, instruments or agreements from time to time executed by any Responsible Officer or duly authorized signatory of a member of the Consolidated Group and delivered in connection with this Credit Agreement.

“Credit Extension” means each of the following: (a) a Borrowing, (b) the conversion or continuation of a Borrowing, and (c) an L/C Credit Extension.

“Credit Parties” means, collectively, the Borrowers and the Guarantors.

“Credit Party Materials” has the meaning specified in Section 7.02.

“DBSI” means Deutsche Bank Securities Inc., together with its successors.

“Debt Rating” means the long term secured senior, non-credit enhanced debt ratings for FME provided by the Rating Services.

“Debt Transactions” means, with respect to any member of the Consolidated Group, the sale, issuance or placement of Funded Debt other than as permitted under Section 8.01.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event, act or condition that constitutes an Event of Default or that, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Default Rate” means

(a)           in the case of the Letter of Credit Fee, an interest rate equal to the sum of (i) the Applicable Percentage, plus (ii) two percent (2.0%) per annum;

(b)           in the case of Fixed LIBOR Rate Loans, an interest rate equal to the sum of (i) the Fixed LIBOR Rate therefor, plus (ii) the Applicable Percentage, plus (iii) Mandatory Cost, if any, plus (iv) two percent (2.0%) per annum; and

(c)           in all other cases, including Base Rate Loans, an interest rate equal to the sum of (i) the Base Rate, plus (ii) the Applicable Percentage, plus (iii) two percent (2.0%) per annum.

“Defaulting Lender” means, subject to Section 2.17(d), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such failure is due to such Lender’s good faith determination that a condition precedent to funding has not been satisfied, or (ii) pay to the Administrative Agent, an L/C Issuer, a Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrowers, the Administrative Agent, an L/C Issuer or a Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect unless such failure is due to such Lender’s good faith determination that a condition precedent to funding has not been satisfied, (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrowers, to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrowers), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(d)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the L/C Issuers, the Swingline Lenders and the other Lenders promptly following such determination.

“Defaulting Lender Account” has the meaning provided in Section 2.17(a)(iv).

“Designated Borrower Notice” has the meaning provided in Section 2.14(a).

“Designated Borrower Request and Assumption Agreement” has the meaning provided in Section 2.14(a).

“Designated Borrowers” means the Subsidiaries of FME that are joined as “Designated Borrowers” hereunder in accordance with Section 2.14(a).  Designated Borrowers that are Primary Borrowers have joint and several obligations in respect of the respective Loan Obligations as provided in Section 2.15(a).  Designated Borrowers that are not Primary Borrowers have several, and not joint, obligations in respect of the respective Loan Obligations as provided in Section 2.15(b).

“Disposition” or “Dispose” means the sale, transfer or other disposition (including any Sale and Leaseback Transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided, that for purposes of the definition of Pro Forma Basis, “Disposition” shall mean any Disposition to a Person that is not a member of the Consolidated Group of (i) more than 50% of the Capital Stock of any member of the Consolidated Group, (ii) all or any substantial portion of the property of any member of the Consolidated Group or (iii) any business unit.

“Dollar”, “U.S. Dollar”, “$” and “USD” mean the lawful currency of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any other currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such other currency.

“Domestic Credit Party” means any Credit Party that is organized under the laws of any State of the United States or the District of Columbia.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any State of the United States or the District of Columbia.

“EIB Loan” means the loan facilities provided by the European Investment Bank to FME pursuant to loan documentation dated as of July 13, 2005, December 19, 2006 and December 23, 2009, and any Support Obligations of FMCH and FMCD in respect thereof, as amended or modified and as in effect from time to time and obligations of FME and its Subsidiaries in respect of the bank guaranties issued in support of such loan facilities.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Equity Transaction” means, with respect to any member of the Consolidated Group, any issuance or sale of shares of its Capital Stock, other than an issuance (a) to a member of the Consolidated Group, (b) in connection with a conversion of debt securities to equity, (c) in connection with the exercise by a present or former employee, officer or director under a stock incentive plan, stock option plan or other equity-based compensation plan or arrangement, and (d) in connection with any Permitted Acquisition hereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with FMCH within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by FMCH or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by FMCH or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon FMCH or any ERISA Affiliate.

“Euro”, “EUR” or “€” mean the single currency of the Participating Member States.

“Euro Equivalent” means, at any time, (a) with respect to any amount denominated in Euro, such amount, and (b) with respect to any amount denominated in any other currency, the equivalent amount thereof in Euro as determined by the Administrative Agent (or, with respect to Letters of Credit, as determined by the L/C Issuer) at such time on the basis of the Spot Rate (determined as of the most recent Revaluation Date) for the purchase of Euro with such Foreign Currency.

“Euro Revolving Commitment” means, for each Euro Revolving Lender, the commitment of such Lender to make Euro Revolving Loans (and to share in Euro Revolving Loan Obligations) hereunder.  The initial Euro Revolving Commitments are set out in Schedule 2.01.

“Euro Revolving Commitment Percentage” means, for each Euro Revolving Lender, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is such Lender’s

Euro Revolving Committed Amount and the denominator of which is the Aggregate Euro Revolving Committed Amount.  The initial Euro Revolving Commitment Percentages are set out in Schedule 2.01.

“Euro Revolving Committed Amount” means, for each Euro Revolving Lender, the amount of such Lender’s Euro Revolving Commitment.  The initial Euro Revolving Committed Amounts are set out in Schedule 2.01.

“Euro Revolving Lenders” means those Lenders with Euro Revolving Commitments, together with their successors and permitted assigns.  The initial Euro Revolving Lenders are identified on the signature pages hereto and are set out in Schedule 2.01.

“Euro Revolving Loan” has the meaning provided in Section 2.01(b)(i), including any additional loans and commitments established in respect thereof as Incremental Loan Facilities hereunder.

“Euro Revolving Loan Obligations” means the Euro Revolving Loans.

“Euro Revolving Notes” means the promissory notes, if any, given to evidence the Euro Revolving Loans, as amended, restated, modified, supplemented, extended, renewed or replaced.  A form of Euro Revolving Note is attached as Exhibit 2.13-3.

“Event of Default” has the meaning provided in Section 9.01.

“Excluded Securitization Transactions” means (a) the accounts receivable financing facility of NMC contemplated by the Fifth Amended and Restated Transfer and Administration Agreement dated as of November 17, 2009, among NMC Funding Corporation, as transferor, NMC, as initial collection agent, Compass US Acquisition LLC and other conduit investors party thereto, the financial institutions party thereto, as bank investors, and The Bank of Nova Scotia, Barclays Bank PLC, Credit Agricole Credit and Investment Bank, New York Branch, Royal Bank of Canada and WestLB AG, New York Branch, as administrative agents for the bank investors, as amended, modified, renewed or supplemented from time to time, and any Permitted Receivables Financing entered into in replacement thereof, and (b) any other Permitted Receivables Financing, but only to the extent that the aggregate Attributable Principal Amount of the foregoing Securitization Transactions described in clause (a) and clause (b) hereof shall not exceed $1,000 million.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 11.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii), (a)(iii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Exclusion Event” means an event or events where (a) one or more members of the Consolidated Group other than any member of the Consolidated Group that either ceased operations or discontinued a material portion of its business or operations before September 30, 1999 are excluded from participation in any state or federal Medical Reimbursement Program and (b) in the prior fiscal year revenues from such excluded programs generated by the members of the Consolidated Group excluded from such programs represented more than five percent (5%) of consolidated revenues for the Consolidated Group.

“Existing Bank Credit Agreement” means that certain Bank Credit Agreement dated as of March 31, 2006 among FME, FMCH and certain of their subsidiaries and affiliates, as borrowers, certain subsidiaries and affiliates of FME, as guarantors, the lenders party thereto and Bank of America, N.A., as agent, as the same has been amended or modified from time to time, as in effect on the Closing Date immediately prior to the effectiveness of this Credit Agreement.

“Existing Multi-Currency Letters of Credit” means those letters of credit outstanding on the Closing Date and identified as such on Schedule 2.03.

“Existing Senior Notes” means:

(i)            the €250 million aggregate principal amount of 5.50% senior notes due 2016 of FMC Finance VI S.A.,

(ii)           the €300 million aggregate principal amount of 5.25% senior notes due 2021 of FMC Finance VII S.A.,

(iii)          the €100 million aggregate principal amount of floating rate senior notes due 2016, the €400 million aggregate principal amount of 6.5% senior notes due 2018 and the €250 million aggregate principal amount of 5.25% senior notes due 2019 of FMC Finance VIII S.A.,

(iv)          the $500 million aggregate principal amount of 6.875% senior notes due 2017 and the $650 million aggregate principal amount of 5.75% senior notes due 2021 of Fresenius Medical Care US Finance, Inc., and

(v)           the $400 million aggregate principal amount of 6.50% senior notes due 2018, the $800 million aggregate principal amount of 5.625% senior notes due 2019 and the $700 million aggregate principal amount of 5.875% senior notes due 2022 of Fresenius Medical Care US Finance II, Inc.,

and, in each case, related Support Obligations.

“Existing Term Loan Credit Agreement” means that certain Term Loan Credit Agreement dated as of March 31, 2006 among FME, FMCH and certain of their subsidiaries and affiliates, as borrowers, certain subsidiaries and affiliates of FME, as guarantors, the lenders party thereto and Bank of America, N.A., as agent, as the same has been amended or modified from time to time, as in effect on the Closing Date immediately prior to the effectiveness of this Credit Agreement.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100th of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means (i) that certain letter agreement, dated as of September 28, 2012, among FME, FMCH, MLPF&S and DBSI, (ii) that certain letter agreement, dated as of September 28, 2012 among FME, FMCH and the Administrative Agent, and (iii) that certain letter agreement, dated as of the Closing Date among FME, FMCH and Bank of America, as L/C Issuer, in each case as amended or supplemented and as in effect from time to time.

“First-Tier Foreign Subsidiary” means any Foreign Subsidiary that is owned directly by FMCH or a Domestic Subsidiary of FMCH.

“Fixed LIBOR Rate” means:

(a)           for any Interest Period with respect to a Fixed LIBOR Rate Loan, if in relation to an advance denominated in Euros, the interest rate appearing on the relevant Reuters screen (as of the Closing Date, Reuters page EURIBOR 01) or if such page is not available, Telerate screen page 248 (or any successor thereto) as an annual interest rate, determined by the Banking Federation of the European Union, for deposits in Euro, as of 11:00 a.m. (Brussels time) two Business Days prior to the first day of such Interest Period, or if in relation to an advance denominated in any other currency, the rate per annum equal to (i) the British Bankers Association LIBOR Rate or the successor thereto if the British Bankers Association is no longer making a LIBOR rate available (“LIBOR”), as published by Reuters (or such other commercially available source providing quotations of LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Fixed LIBOR Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliates) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; and

(b)           for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurocurrency market at their request at the date and time of determination;

provided, that (A) the Fixed LIBOR Rate shall not be less than zero, and (B) under , in each case, if the Borrowers request and the Administrative Agent approves any Fixed LIBOR Rate Loan having an Interest Period with a duration other than one, two, three or six months (but not longer than six months), the applicable interest rate for such period shall be the rate determined by the Administrative Agent by means of straight-line interpolation of (i) the rate that would be applicable for the next closest Interest Period otherwise available with a duration shorter than the requested period, and (ii) the rate that would be applicable for the next closest Interest Period otherwise available with a duration longer than the requested period, provided, that if the requested period extends over any year end, the higher of the two rates will apply.

“Fixed LIBOR Margin Bid” means the margin above or below the Fixed LIBOR Rate to be added to or subtracted from the Fixed LIBOR Rate, which margin shall be expressed in multiples of 1/100th of one basis point.

“Fixed LIBOR Margin Bid Loan” means a Competitive Revolving Loan that bears interest at a rate based on the Fixed LIBOR Rate.

“Fixed LIBOR Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Fixed LIBOR Rate”.  Fixed LIBOR Rate Loans may be denominated in Dollars or in an Alternative Currency.  All Loans denominated in an Alternative Currency must be Fixed LIBOR Rate Loans.

“Fixed LIBOR Rate Unavailability Period” means any period of time during which a notice delivered to the Borrower in accordance with clauses (a) and (b) of Section 3.03 shall remain in force and effect.

“FMC BetGes” means Fresenius Medical Care Beteiligungsgesellschaft mbH, a German limited liability company (Gesellschaft mit beschränkter Haftung).

“FMCD” means Fresenius Medical Care Deutschland GmbH, a German limited liability company (Gesellschaft mit beschränkter Haftung).

“FMCH” means Fresenius Medical Care Holdings, Inc., a New York corporation.

“FME” means Fresenius Medical Care AG & Co. KGaA, a German partnership limited by shares (Kommanditgesellschaft auf Aktien).

“Foreign Currencies” means lawful currencies other than Dollars (including Alternative Currencies).

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any L/C Issuer, such Defaulting Lender’s pro rata share of the outstanding L/C Obligations (with respect to Letters of Credit issued by such L/C Issuer) other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swingline Lender, such Defaulting Lender’s pro rata share of Swingline Loans (with respect to the Swingline Loans issued by such Swingline Lender) other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“FSE” means Fresenius SE & Co. KGaA, a German partnership limited by shares (Kommanditgesellschaft auf Aktien).

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations for borrowed money, whether current or long-term (including the Obligations hereunder), and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           all purchase money indebtedness (including indebtedness and obligations in respect of conditional sales and title retention arrangements, except for customary conditional sales and title retention arrangements with suppliers that are entered into in the ordinary course of business) and all indebtedness and obligations in respect of the deferred purchase price of property or services (other than trade accounts payable incurred in the ordinary course of business and payable on customary trade terms and deferred compensation arrangements with employees);

(c)           the Attributable Principal Amount of capital leases and Synthetic Leases;

(d)           the Attributable Principal Amount of Securitization Transactions;

(e)           all preferred stock and comparable equity interests providing for mandatory redemption, sinking fund or other like payments issued to a Person that is not a member of the Consolidated Group;

(f)            Support Obligations in respect of Funded Debt of another Person; and

(g)           Funded Debt of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and, as such, has personal liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.

For purposes hereof, the amount of Funded Debt shall be determined based on the outstanding principal amount in the case of borrowed money indebtedness under clause (a) and purchase money indebtedness and the deferred purchase obligations under clause (b), and based on the amount of Funded Debt that is the subject of the Support Obligations in the case of Support Obligations under clause (f).

“GAAP” means generally accepted accounting principles in effect in the United States unless and until election by FME of IFRS as provided in Section 1.03(e) and thereafter, IFRS, subject in each case, to the provisions of Section 1.03.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Reimbursement Program Costs” means with respect to and payable by members of the Consolidated Group the sum of:

(a)           all amounts (including punitive and other similar amounts) agreed to be paid in settlement or payable as a result of a final, non-appealable judgment, award or similar order relating to Medical Reimbursement Programs;

(b)           all final, non-appealable fines, penalties, forfeitures or other amounts rendered pursuant to criminal indictments or other criminal proceedings relating to Medical Reimbursement Programs; and

(c)           the amount of final, non-appealable recovery, damages, awards, penalties, forfeitures or similar amounts rendered in any litigation, suit, arbitration, investigation or other legal or administrative proceeding of any kind relating to Medical Reimbursement Programs;

provided, however, that Governmental Reimbursement Program Costs for purposes of this Credit Agreement shall not include any judgments, awards, fines, penalties or similar amounts that total less than $5 million in the aggregate.

“Guarantor Joinder Agreement” means a Guarantor Joinder Agreement substantially in the form of Exhibit 7.12.

“Guarantors” means (a) FME, (b) FMCH, (c) NMC, (d) RCG, (e) FMCD, (f) FMC BetGes, (g) those other Subsidiaries identified on the signature pages hereto as “Guarantors” and (h) any other Person that becomes a Guarantor after the Closing Date, in each case together with their successors and permitted assigns and subject to the provisions of Sections 8.04 and 8.05.

“Guaranty” means (a) the guaranty provided pursuant to Article IV hereof, and/or (b) any other guaranty agreement in respect of the Obligations given by any Person, whether by way of Guarantor Joinder Agreement or otherwise, in each case as the same may be amended and modified from time to time.

“Honor Date” has the meaning provided in Section 2.03(c)(i).

“IFRS” means international financial reporting standards as adopted by the International Accounting Standards Board and in effect from time to time.

“Immaterial Foreign Subsidiary” means a Foreign Subsidiary of FME that is not a Credit Party and owns assets with a fair market value of less than $50 million.

“Incremental Loan Facilities” has the meaning provided in Section 2.01(f).

“Incremental Loan Facility Joinder Agreement” means any joinder agreement entered into in connection with the Incremental Loan Facilities.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all Funded Debt;

(b)           all contingent obligations under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties, surety bonds, comfort letters, keep-well agreements and capital maintenance agreements to the extent such instruments or agreements support financial, rather than performance, obligations);

(c)           net obligations under any Swap Contract;

(d)           Support Obligations in respect of Indebtedness of another Person; and

(e)           Indebtedness of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and, as such, has personal liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.

For purposes hereof, the amount of Indebtedness shall be determined (i) based on Swap Termination Value in the case of net obligations under Swap Contracts under clause (c) and (ii) based on the outstanding principal amount of the Indebtedness that is the subject of the Support Obligations in the case of Support Obligations under clause (d).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning provided in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Interest Payment Date” means, (a) as to any Base Rate Loan (including Swingline Loans), the last Business Day of each March, June, September and December, the Revolving Termination Date and the date of the final principal amortization payment on any Term Loan and, in the case of any Swingline Loan, any other dates as may be mutually agreed upon by the applicable Borrowers and the Swingline Lender, and (b) as to any Fixed LIBOR Rate Loan, the last Business Day of each Interest Period for such Loan, the date of repayment of principal of such Loan, the Revolving Termination Date and the date of the final principal amortization payment on any Term Loan, and in addition, where the applicable Interest Period exceeds three months, the date every three months after the beginning of such Interest Period.  If an Interest Payment Date falls on a date that is not a Business Day, such Interest Payment Date shall be deemed to be the next succeeding Business Day.

“Interest Period” means, (a) as to each Fixed LIBOR Rate Loan, the period commencing on the date such Fixed LIBOR Rate Loan is disbursed or converted to or continued as a Fixed LIBOR Rate Loan and ending on (i) the date one, two, three or six months and, in the case of Revolving Loans and the Tranche A Term Loan, with the prior written consent of all applicable Lenders, nine and twelve months thereafter, as selected by the applicable Borrower in its Loan Notice, or (ii) such other date not more than six months from the commencement date thereof as requested by the Borrower in its Loan Notice and approved by the Administrative Agent and (b) as to each Absolute Rate Loan, a period of not less than seven days and not more than 180 days as selected by the applicable Borrower in the Bid Request; provided that:

(a)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)           no Interest Period with respect to any Revolving Loan shall extend beyond the Revolving Termination Date; and

(d)           no Interest Period with respect to any Term Loan shall extend beyond any principal amortization payment date, except to the extent that the portion of such Loan comprised of Fixed LIBOR Rate Loans that is expiring prior to the applicable principal amortization payment date plus the portion comprised of Base Rate Loans equals or exceeds the principal amortization payment then due.

“Internal Revenue Code” means the Internal Revenue Code of 1986.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock or other securities of another Person, (b) a loan, advance or capital contribution to, guaranty or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in (including by way of repurchase arrangements), another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit, but excluding, for the avoidance of doubt, any Investments made by any rabbi trust or other similar employee benefit or retirement arrangements of FMCH and its Subsidiaries.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning provided in Section 6.18.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).

“Issuer Documents” means, with respect to any Letter of Credit, the L/C Application and any other document, agreement or instrument (including such Letter of Credit) entered into by a Borrower (or any Subsidiary) and the applicable L/C Issuer (or in favor of the applicable L/C Issuer), relating to such Letter of Credit.

“Judgment Currency” has the meaning provided in Section 11.19.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means a USD L/C Advance and/or a Multi-Currency L/C Advance, as appropriate.

“L/C Application” means a USD L/C Application and/or a Multi-Currency L/C Application, as appropriate.

“L/C Borrowing” means a USD L/C Borrowing and/or a Multi-Currency L/C Borrowing, as appropriate.

“L/C Combined Sublimit” shall have the meaning provided in Section 2.01(a).

“L/C Commitment” means the USD L/C Commitment and/or a Multi-Currency L/C Commitment, as appropriate.

“L/C Credit Extension” means a USD L/C Credit Extension and/or a Multi-Currency L/C Credit Extension, as appropriate.

“L/C Expiration Date” means the day that is seven days prior to the Revolving Termination Date then in effect (or, if such day is not a Business Day, the immediately preceding Business Day).

“L/C Issuer” means the USD L/C Issuer and/or the Multi-Currency L/C Issuer, as appropriate.

“L/C Obligations” means the USD L/C Obligations and/or the Multi-Currency L/C Obligations, as appropriate.

“L/C Sublimit” means the USD L/C Sublimit or the Multi-Currency L/C Sublimit, as appropriate.

“L/C Unreimbursed Amount” has the meaning provided in Section 2.03(c)(i).

“Lenders” means the Multi-Currency Revolving Lenders, the USD Revolving Lenders, the Euro Revolving Lenders and/or the Tranche A Term Loan Lenders, as appropriate.

“Lending Office” means, as to any Lender, the office or offices of such Lender (or an Affiliate thereof) set forth in such Lender’s Administrative Questionnaire or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent.

“Letter of Credit” means a USD Letter of Credit and/or a Multi-Currency Letter of Credit, as appropriate.

“Letter of Credit Fee” has the meaning provided in Section 2.09(b)(i).

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan Notice” means a notice of (a) a Borrowing of Loans (including Swingline Loans), (b) a conversion of Loans from one Type to the other, or (c) a continuation of Fixed LIBOR Rate Loans, which, if in writing, shall be substantially in the form of Exhibit 2.02.

“Loan Obligations” means the Revolving Loan Obligations and the Term Loans.

“Loans” means any Revolving Loan and/or any Term Loan, and the Fixed LIBOR Rate Loans and Base Rate Loans comprising such Loans.

“London Banking Day” means any day on which dealings in deposits in the Applicable Currency are conducted by and between banks in the London interbank eurodollar market.

“Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01(a).

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of any of the Borrowers (taken as a whole) or the Consolidated Group taken as a whole; (b) a material impairment of the ability of any Credit Party to perform its obligations under any Credit Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Credit Party of any Credit Document to which it is a party.

“Material Domestic Subsidiary” means (i) FMCH, (ii) NMC and (iii) any Wholly Owned Domestic Subsidiary that, on an unconsolidated basis, has at least $300 million in assets or generates at least $60 million of Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended; provided, however, that for purposes hereof (a) Securitization Subsidiaries and Captive Insurance Companies shall not be considered to be “Material Domestic Subsidiaries” and (b) for purposes of determining whether any special purpose Subsidiary of FME that issues or assumes senior notes is a Material Domestic Subsidiary hereunder, the proceeds of such senior notes shall not be considered for the purpose of determining assets of such Subsidiary to the extent such proceeds have been lent as permitted intercompany indebtedness, or contributed to another member of the Consolidated Group, and any interest in respect of any such loan shall not be considered for the purpose of determining Consolidated EBITDA of such Subsidiary.

“Material First-Tier Foreign Subsidiary” means a first-tier Foreign Subsidiary of FMCH that is owned directly by FMCH or one of its Domestic Subsidiaries that, taken together with its Subsidiaries on a consolidated basis, has at least $300 million in assets or generates at least $60 million in Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended; provided, however, that for purposes hereof Securitization Subsidiaries and/or other similar finance special purpose Subsidiaries and Captive Insurance Companies shall not be considered to be “Material First-Tier Foreign Subsidiaries”.

“Material Subsidiary” means a Material Domestic Subsidiary or a Material First-Tier Foreign Subsidiary.

“Maximum Rate” has the meaning specified in Section 11.09.

“Medicaid” means that means-tested entitlement program under Title XIX of the Social Security Act, which provides federal grants to states for medical assistance based on specific eligibility criteria, as set forth at Section 1396, et seq. of Title 42 of the United States Code, as amended, and any successor statute thereto.

“Medicaid Provider Agreement” means an agreement entered into between a state agency or other such entity administering the Medicaid program and a health care provider or supplier, under which the health care provider or supplier agrees to provide services for Medicaid patients in accordance with the terms of the agreement and Medicaid Regulations.

“Medicaid Regulations” means, collectively, (a) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting the medical assistance program established by Title XIX of the Social Security Act and any successor statutes thereto; (b) all applicable provisions of all federal rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (a) above and all federal administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (a) above; (c) all state statutes and plans for medical assistance enacted in connection with the statutes and provisions described in clauses (a) and (b) above; and (d) all applicable provisions of all rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (c) above and all state administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (b) above, in each case as may be amended, supplemented or otherwise modified from time to time.

“Medical Reimbursement Programs” means a collective reference to the Medicare, Medicaid, CHAMPUS and TRICARE programs and any other health care program operated by or financed in whole or in part by any foreign or domestic federal, state or local government and any other non-government funded third party payor programs.

“Medicare” means that government-sponsored entitlement program under Title XVIII of the Social Security Act, which provides for a health insurance system for eligible elderly and disabled individuals, as set forth at Section 1395, et seq. of Title 42 of the United States Code, as amended, and any successor statute thereto.

“Medicare Provider Agreement” means an agreement entered into between CMS (or other such entity administering the Medicare program on behalf of the CMS) and a health care provider or supplier, under which the health care provider or supplier agrees to provide services for Medicare patients in accordance with the terms of the agreement and Medicare Regulations.

“Medicare Regulations” means, collectively, all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act and any successor statutes thereto; together with all applicable provisions of all rules, regulations, manuals and orders and administrative, reimbursement and other guidelines having the force of law of all Governmental Authorities (including CMS, the OIG, the United States Department of Health and Human Services, or any Person succeeding to the functions of any of the foregoing) promulgated pursuant to or in connection with any of the foregoing having the force of law, as each may be amended, supplemented or otherwise modified from time to time.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 103% of the Fronting Exposure of the L/C Issuers with respect to Letters of Credit issued and outstanding at such time, and (ii) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.16(a)(i), (a)(ii) or (a)(iii), an amount equal to 103% of the Outstanding Amount of all L/C Obligations.

“MLPF&S” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, together with its successors.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multi-Currency L/C Advance” means, with respect to each Multi-Currency Revolving Lender, such Lender’s funding of its participation in any Multi-Currency L/C Borrowing.  All Multi-Currency L/C Advances must be denominated in Dollars or Alternative Currencies.

“Multi-Currency L/C Application” means an application and agreement for the issuance or amendment of a Multi-Currency Letter of Credit in the form from time to time in use by the Multi-Currency L/C Issuer.

“Multi-Currency L/C Borrowing” means any extension of credit resulting from a drawing under any Multi-Currency Letter of Credit that has not been reimbursed or refinanced as a Borrowing of Multi-Currency Revolving Loans.  All Multi-Currency L/C Borrowings will be denominated in Alternative Currencies.

“Multi-Currency L/C Commitment” means, with respect to the Multi-Currency L/C Issuer, the commitment of the Multi-Currency L/C Issuer to issue and to honor payment obligations under Multi-Currency Letters of Credit, and, with respect to each Multi-Currency Revolving Lender, the commitment of such Lender to purchase its pro rata share of participation interests in Multi-Currency L/C Obligations.  The Multi-Currency L/C Commitment of any Multi-Currency L/C Issuer may not be increased or extended without the prior written consent of such Multi-Currency L/C Issuer.

“Multi-Currency L/C Credit Extension” means, with respect to any Multi-Currency Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“Multi-Currency L/C Issuer” means (a) for Existing Multi-Currency Letters of Credit, Bank of America as shown on Schedule 2.03 and (b) for Multi-Currency Letters of Credit issued on and after the Closing Date, (i) Bank of America, and (ii) any other Multi-Currency Revolving Lender that may agree to become a Multi-Currency L/C Issuer and that the Administrative Agent may approve in its reasonable discretion, in each case in their capacity as issuer of Multi-Currency Letters of Credit hereunder, together with their successors in such capacity.

“Multi-Currency L/C Obligations” means, at any time, the sum of (a) the maximum amount available to be drawn under Multi-Currency Letters of Credit then outstanding, assuming compliance with all requirements for drawings referenced therein, plus (b) the aggregate amount of all Multi-Currency L/C Unreimbursed Amounts, including Multi-Currency L/C Borrowings.  For purposes of computing the amount available to be drawn under any Multi-Currency Letter of Credit, the amount of such Multi-Currency Letter of Credit shall be determined in accordance with Section 1.09.  For all purposes of this Credit Agreement, if on any date of determination a Multi-Currency Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Multi-Currency Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Multi-Currency L/C Sublimit” has the meaning provided in Section 2.01(c)(ii).

“Multi-Currency L/C Unreimbursed Amount” means an L/C Unreimbursed Amount in respect of a Multi-Currency Letter of Credit.

“Multi-Currency Letter of Credit” means each standby letter of credit issued or existing under Section 2.01(c)(ii).  Multi-Currency Letters of Credit will be issued in Dollars and Alternative Currencies.

“Multi-Currency Revolving Commitment” means, for each Multi-Currency Revolving Lender, the commitment of such Lender to make Multi-Currency Revolving Loans (and to share in Multi-Currency Revolving Loan Obligations) hereunder.  The initial Multi-Currency Revolving Commitments are set out in Schedule 2.01.

“Multi-Currency Revolving Commitment Percentage” means, for each Multi-Currency Revolving Lender, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is such Lender’s Multi-Currency Revolving Committed Amount and the denominator of which is the Aggregate Multi-Currency Revolving Committed Amount.  The initial Multi-Currency Revolving Commitment Percentages are set out in Schedule 2.01.

“Multi-Currency Revolving Committed Amount” means, for each Multi-Currency Revolving Lender, the amount of such Lender’s Multi-Currency Revolving Commitment.  The initial Multi-Currency Revolving Committed Amounts are set out in Schedule 2.01.

“Multi-Currency Revolving Lenders” means those Lenders with Multi-Currency Revolving Commitments, together with their successors and permitted assigns.  The initial Multi-Currency Revolving Lenders are identified on the signature pages hereto and are set out in Schedule 2.01.

“Multi-Currency Revolving Loan” has the meaning provided in Section 2.01(c)(i), including any additional loans and commitments established in respect thereof as Incremental Loan Facilities hereunder.

“Multi-Currency Revolving Loan Obligations” means the Multi-Currency Revolving Loans, Multi-Currency L/C Obligations and Multi-Currency Swingline Loans.

“Multi-Currency Revolving Notes” means the promissory notes, if any, given to evidence the Multi-Currency Revolving Loans, as amended, restated, modified, supplemented, extended, renewed or replaced.  A form of Multi-Currency Revolving Note is attached as Exhibit 2.13-4.

“Multi-Currency Swingline Commitment” means, with respect to each Multi-Currency Revolving Lender, the commitment of such Lender to purchase its pro rata share of participation interests in Multi-Currency Swingline Loans.

“Multi-Currency Swingline Lender” means (i) Bank of America and (ii) any other Multi-Currency Revolving Lender that agrees to act as a Multi-Currency Swingline Lender hereunder, in each case, in its capacity as such, together with any successor in such capacity.

“Multi-Currency Swingline Loan” has the meaning provided in Section 2.01(c)(iii).  All Multi-Currency Swingline Loans will be denominated in Dollars.

“Multi-Currency Swingline Note” means the promissory note given to evidence the Multi-Currency Swingline Loans, as amended, restated, modified, supplemented, extended, renewed or replaced.  A form of Multi-Currency Swingline Note is attached as Exhibit 2.13-5.

“Multi-Currency Swingline Sublimit” has the meaning provided in Section 2.01(c)(iii).  The Multi-Currency Swingline Sublimit is a part of, and not in addition to, the Aggregate Multi-Currency Revolving Commitments.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which FMCH or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means the aggregate proceeds paid in cash or Cash Equivalents received by any member of the Consolidated Group in connection with any Disposition, Debt Transaction or Securitization Transaction, net of (a) direct costs (including legal, accounting and investment banking fees, sales commissions, and underwriting discounts) and (b) estimated taxes paid or payable as a result thereof.  For purposes hereof, “Net Cash Proceeds” shall include any cash or Cash Equivalents received upon the disposition of any non-cash consideration received by any member of the Consolidated Group in any Disposition, Equity Transaction or Debt Transaction.

“NMC” means National Medical Care, Inc., a Delaware corporation.

“Non-Consenting Lender” has the meaning provided in Section 11.13.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” has the meaning provided in Section 2.03(b)(iii).

“Non-Reinstatement Deadline” has the meaning provided in Section 2.03(b)(iv).

“Notes” means the Revolving Notes, the Swingline Notes and the Term Loan Notes.

“Obligations” means, without duplication, (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Credit Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, and (b) all obligations under any Swap Contract of any Credit Party or any Subsidiary of a Credit Party to which a Lender or any Affiliate of a Lender is a party.

“OIG” means the Office of Inspector General of the United States Department of Health and Human Services or any other regulatory body which succeeds to the functions thereof.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means, on any day,

(a)           with respect to USD Revolving Loan Obligations, Multi-Currency Revolving Loan Obligations and Competitive Revolving Loans, with respect to Revolving Loans and Swingline Loans thereunder, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any Borrowings, prepayments and repayments on such date, and with respect to L/C Obligations thereunder, the Dollar Equivalent amount thereof after giving effect to any L/C Credit Extension, reimbursements and reductions in amounts available to be drawn under Letters of Credit thereunder;

(b)           with respect to Euro Revolving Loan Obligations, with respect to Revolving Loans thereunder, the Euro Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any Borrowings, prepayments and repayments on such date; and

(c)           with respect to the Tranche A Term Loan, the Dollar Equivalent amount of the aggregate principal amount thereof after giving effect to any prepayments or repayments on such date.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) the overnight rate determined by the Administrative Agent, the L/C Issuer or the Swingline Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in any other currency, the greater of (i) an overnight rate determined by the Administrative Agent, the L/C Issuer or the Swingline Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (ii)

the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Parallel Debt Agreement” means that certain Parallel Debt Agreement dated as of the Closing Date between the Collateral Agent (and, pursuant to the powers of attorney granted by the Lenders pursuant to Section 11.20 hereof, each of the Lenders) and FME (and, pursuant to the power of attorney granted to FME by the other Credit Parties pursuant to Section 11.20 hereof, each other Credit Party), or any substantially similar agreement that creates an obligation of the Credit Parties (as debt acknowledgement or abstraktes Schuldanerkenntnis) in favor of the Collateral Agent under this Credit Agreement under the Law of Germany, in each case as amended or modified from time to time.

“Participant” shall have the meaning provided in Section 11.06(d).

“Participant Register” shall have the meaning provided in Section 11.06(d).

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Patriot Act” shall have the meaning provided in Section 11.18.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by FMCH or any ERISA Affiliate or to which FMCH or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisitions” means  any Acquisition that satisfies the following conditions:

(a)           the aggregate cost of any individual Acquisition shall not exceed an amount equal to the sum of (A) $900 million, plus (B) the fair value of Capital Stock given as part of the purchase price plus (C) any portion of Net Cash Proceeds retained by members of the Consolidated Group from any Equity Transaction and used therefor occurring no more than three months prior to or three months after the respective individual Acquisition plus (D) any portion of Net Cash Proceeds of any Dispositions that are permitted to be reinvested or retained pursuant to Section 2.06(b)(ii);

(b)           the aggregate cost of all such Acquisitions in any calendar year shall not exceed an amount equal to the sum of (A) $1,800 million plus (B) the fair value of Capital Stock given as part of the purchase price plus (C) any portion of Net Cash Proceeds retained by the members of the Consolidated Group from any Equity Transaction and used therefor occurring no more than three months prior to or three months after the respective Acquisition plus (D) any portion of Net Cash Proceeds of any Dispositions that are permitted to be reinvested or retained pursuant to Section 2.06(b)(ii);

(c)           in the case of an Acquisition of the Capital Stock, the board of directors (or other comparable governing body) of such other Person shall have approved the Acquisition; and

(d)           (A) no Default or Event of Default shall then exist and be continuing immediately before or immediately after giving effect thereto, (B) the Consolidated Group shall be in compliance with the financial covenants hereunder after giving effect thereto on a Pro Forma Basis, and (C) with respect to any Acquisition (or series of related Acquisitions) for which cash consideration together with the principal amount of Indebtedness assumed in connection therewith exceeds $200 million in the aggregate, a Responsible Officer of FME shall provide a compliance certificate, in form and detail satisfactory to the Administrative Agent, affirming the matters under the foregoing subclauses.

“Permitted Receivables Financings” means (a) the Securitization Transactions described in clause (a) of the definition of “Excluded Securitization Transactions” and (b) other Securitization Transactions, in each case as amended and in effect from time to time; provided that (i) with respect to all such Securitization Transactions described in clause (b) that are entered into after the Closing Date, (A) each such Securitization Transaction relating to accounts receivable originating in or payable in the United States or any state thereof, and (B) each such Securitization Transaction exceeding $50 million in any instance or $150 million in the aggregate, the Administrative Agent and the Required Lenders shall be reasonably satisfied with the structure and documentation thereof and shall be reasonably satisfied that the terms thereof, including the discount applicable to the subject accounts receivable and the termination events, are (in the good faith understanding of the Administrative Agent and the Required Lenders) consistent with those prevailing in the market at the time of commitment thereto for similar transactions involving a receivables originator/servicer of similar credit quality and a receivables pool of similar characteristics; and (ii) with respect to all such Permitted Receivables Financings, the documentation therefor shall not be amended or modified in a way that is materially detrimental to the Lenders without the prior written approval of the Administrative Agent and the Required Lenders.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by FMCH or, with respect to any such plan that is subject to Section 412 of the Internal Revenue Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning provided in Section 7.02.

“Pledge Agreement” means those pledge agreement(s) given by the members of the Consolidated Group identified therein, as pledgors, to the Collateral Agent, to secure the Obligations hereunder, and any other pledge agreements that may be given by any Person pursuant to the terms hereof, as such pledge agreements may be amended and modified from time to time.

“Primary Borrowers” means:

(i)            for Credit Extensions under the USD Revolving Commitments (other than USD Swingline Loans), (a) FME, (b) FMCH and the Co-Borrowers and (c) the other Designated Borrowers identified as “Primary Borrowers” in respect thereof;

(ii)           for Credit Extensions under the Euro Revolving Commitments, (a) FME, (b) FMCH and the Co-Borrowers and (c) the other Designated Borrowers identified as “Primary Borrowers” in respect thereof;

(iii)          for Credit Extensions under the Multi-Currency Revolving Commitments, (a) FME, (b) FMCH and the Co-Borrowers and (c) the other Designated Borrowers identified as “Primary Borrowers” in respect thereof;

(iv)          for USD Swingline Loans, (a) FME and (b) FMCH and the Co-Borrowers;

(v)           for Multi-Currency Swingline Loans, (a) FME and (b) FMCH and the Co-Borrowers; and

(vi)          for the Tranche A Term Loan, FMCH and the Co-Borrowers.

“Prime Rate” means the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.”  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in the “prime rate” announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Pro Forma Basis” means, for purposes of determining (a) the applicable Pricing Level under the definition of “Applicable Percentage,” (b) compliance with the financial covenants hereunder, (c) Permitted Acquisitions hereunder, and (d) making Restricted Payments hereunder, that the event or transaction relevant to the applicable calculation shall be deemed to have occurred as of the first day of the period of four consecutive fiscal quarters ending as of the end of the most recent fiscal quarter for which annual or quarterly financial statements shall have been delivered in accordance with the provisions hereof.  Further, for purposes of making calculations on a “Pro Forma Basis” hereunder, (i) in the case of any Disposition, (A) income statement items (whether positive or negative) attributable to the property, entities or business units that are the subject of such Disposition shall be excluded to the extent relating to any period prior to the date of such Disposition, and (B) Indebtedness paid or retired in connection with such Disposition shall be deemed to have been paid and retired as of the first day of the applicable period; and (ii) in the case of any Acquisition, (A) income statement items (whether positive or negative, but excluding transaction expenses and any one-time expenses incurred in connection with the Acquisition) attributable to the property, entities or business units that are the subject of such Acquisition shall be included to the extent relating to any period prior to the date of such Acquisition, and (B) Indebtedness incurred in connection with the subject transaction shall be deemed to have been incurred as of the first day of the applicable period (and interest expense shall be imputed for the applicable period assuming prevailing interest rates hereunder); provided, that where the aggregate consideration paid or payable by any member of the Consolidated Group in connection with such Disposition or Acquisition is reasonably expected (taking the amount of cash and Cash Equivalents and the fair market value of any non-cash consideration paid or payable and the amount of debt assumed, as reasonably determined by FME) to be $50 million or less, FME may elect whether or not to make the adjustments otherwise required pursuant to clauses (i) or (ii) hereof, as applicable.

“Property” means an interest of any kind in any property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Public Lender” has the meaning specified in Section 7.02.

“Rating Services” means S&P and Moody’s.

“RCG” means Renal Care Group, Inc.

“Recipient” means the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder.

“Register” has the meaning provided in Section 11.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans (including Swingline Loans) or the conversion or continuation of Loans, a Loan Notice and (b) with respect to an L/C Credit Extension, an L/C Application.

“Required Euro Revolving Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Euro Revolving Commitments, or if the Euro Revolving Commitments have expired or been terminated, Lenders holding in the aggregate more than 50% of the Euro Revolving Loan Obligations; provided that the Commitments of, and the portion of the Euro Revolving Loan Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of “Required Euro Revolving Lenders”.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the Commitments shall have expired or been terminated, Lenders holding in the aggregate more than 50% of the Loan Obligations (expressed in Dollar Equivalents at the applicable Spot Rate as of the most recent Revaluation Date for any Loan Obligations denominated in a currency other than Dollars) including, in each case, the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swingline Loans; provided that the Commitments of, and the portion of the Loan Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Multi-Currency Revolving Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Multi-Currency Revolving Commitments, or if the Multi-Currency Revolving Commitments have expired or been terminated, Lenders holding in the aggregate more than 50% of the Multi-Currency Revolving Loan Obligations (expressed in Dollar Equivalents at the applicable Spot Rate as of the most recent Revaluation Date for any Loan Obligations denominated in a currency other than Dollars) including, in each case, the aggregate amount of each Lender’s risk participation and funded participation in Multi-Currency L/C Obligations; provided that the Commitments of, and the portion of the Multi-Currency Revolving Loan Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of “Required Multi-Currency Revolving Lenders”.

“Required Revolving Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Revolving Commitments, or if the Revolving Commitments have expired or been terminated, Lenders holding in the aggregate more than 50% of the Revolving Loan Obligations (expressed in Dollar Equivalents at the applicable Spot Rate as of the most recent Revaluation Date for any Loan Obligations denominated in a currency other than Dollars) including, in each case, the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations; provided that the Commitments of, and the portion of the Revolving Loan Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of “Required Revolving Lenders”.

“Required Tranche A Term Lenders” means, as of any date of determination, Lenders holding in the aggregate more than fifty percent (50%) of the Tranche A Term Loan; provided that the portion of the Tranche A Term Loan held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Tranche A Term Lenders.

“Required USD Revolving Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate USD Revolving Commitments, or if the USD Revolving Commitments have expired or been terminated, Lenders holding in the aggregate more than 50% of the USD Revolving Loan Obligations (including, in each case, the aggregate amount of each Lender’s risk participation and funded participation in USD L/C Obligations and USD Swingline Loans); provided that the commitments of, and the portion of the USD Revolving Loan Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of “Required USD Revolving Lenders”.

“Responsible Officer” means the chief executive officer, president, chief financial officer, senior vice president-finance, treasurer, assistant treasurer, managing director, management board member or director of a Credit Party (or in the case of a Credit Party that is a partnership, limited liability company or similarly organized entity, including without limitation FME, a Responsible Officer of its general partner, other managing entity or other person authorized to act on its behalf, and if such Person is also a partnership, limited liability company or similarly organized entity, a Responsible Officer of the entity that may be authorized to act on behalf of such Person), and, in the case of a company formed under Luxembourg law, any person(s) authorized under the relevant corporate body.  Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock now or hereafter outstanding, except a dividend payable solely in shares of that class to the holders of that class, of FME, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of FME now or hereafter outstanding, and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of FME.

“Revaluation Date” means (a) with respect to any Loan, each of the following:  (i) each date of a Borrowing of a Fixed LIBOR Rate Loan denominated in a currency other than Dollars, (ii) each date of a continuation of a Fixed LIBOR Rate Loan denominated in a currency other than Dollars pursuant to Section 2.02, and (iii) such additional dates as the Administrative Agent shall determine or the respective Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following:  (i) each date of issuance of a Letter of Credit denominated in a currency other than Dollars, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the applicable L/C Issuer under any Letter of Credit denominated in a currency other than Dollars, (iv) in the case of the Existing Multi-Currency Letters of Credit, the Closing Date and (v) such additional dates as the Administrative Agent or the applicable L/C Issuer shall determine or the respective Required Lenders shall require.

“Revolving Commitment Percentage” means the Multi-Currency Revolving Commitment Percentage, the USD Revolving Commitment Percentage and/or the Euro Revolving Commitment Percentage, as appropriate.

“Revolving Commitments” means the Multi-Currency Revolving Commitments, the USD Revolving Commitments and the Euro Revolving Commitments.

“Revolving Committed Amount” means the Multi-Currency Revolving Committed Amount, the USD Revolving Committed Amount and/or the Euro Revolving Committed Amount.

“Revolving Lenders” means the Multi-Currency Revolving Lenders, the USD Revolving Lenders and/or the Euro Revolving Lenders, as appropriate.

“Revolving Loan Obligations” means the Multi-Currency Revolving Loan Obligations, the USD Revolving Loan Obligations, the Euro Revolving Loan Obligations and/or Competitive Revolving Loans, as appropriate.

“Revolving Loans” means the Multi-Currency Revolving Loans, the USD Revolving Loans, the Euro Revolving Loans and/or Competitive Revolving Loans, as appropriate.

“Revolving Notes” means the Multi-Currency Revolving Notes, the USD Revolving Notes and/or the Euro Revolving Notes.

“Revolving Termination Date” means October 30, 2017.

“S&P” means Standard & Poor’s Financial Services LLC, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to any Borrower or any Subsidiary, any arrangement, directly or indirectly, with any Person (other than another member of the Consolidated Group) whereby such Borrower or such Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in currencies other than Dollars, same day or other funds as may be determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant currency.

“Schuldscheindarlehen” means the senior notes issued by FME, in an aggregate principal amount of up to €200 million, and the guarantee by FMCH and FMCD of such notes, pursuant to agreements dated as of April 17, 2009, as amended or modified and as in effect from time to time.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securitization Subsidiary” has the meaning provided in the definition of “Securitization Transaction.”

“Securitization Transaction” means any financing or factoring or similar financing transaction (or series of such transactions) entered by any member of the Consolidated Group pursuant to which such member of the Consolidated Group may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate (a “Securitization Subsidiary”) or any other Person; provided, that, for the purposes of clarification, sales of accounts, payments, receivables and similar rights of payment on a non-recourse basis by Foreign Subsidiaries of FME to Persons that are not members of the Consolidated Group in an aggregate amount not to exceed $150 million in any fiscal year that are treated as Dispositions under Section 8.05(h) shall not constitute Securitization Transactions.

“Social Security Act” means the Social Security Act of 1965.

“Special Notice Currency” means at any time any currency other than (i) Dollars, (ii) Euros and (iii) currency of a country that is a member of the Organization of Economic Cooperation and Development at such time located in North America or Europe.

“Spot Rate” for a currency means the rate determined by the Administrative Agent, the applicable L/C Issuer or the Competitive Bid Agent, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent, the applicable L/C Issuer or the Competitive Bid Agent, as applicable, may obtain such spot rate from another financial institution designated by the Administrative Agent, the applicable L/C Issuer or the Competitive Bid Agent, as applicable, if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the applicable L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in a currency other than Dollars.

“Subordinated Debt” means any Indebtedness of a member of the Consolidated Group that by its terms is expressly subordinated in right of payment to the prior payment of the Loan Obligations hereunder and is in form and substance satisfactory to the Administrative Agent and the Required Lenders.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise provided, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of FME.

“Support Obligations” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection), and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person.  The amount of any Support Obligations (subject to any limitations set forth therein) shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Support Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination values determined in accordance therewith, such termination values, and (b) for any date prior to the date referenced in clause (a), the amounts determined as the mark-to-market values for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swingline Borrowing” means a borrowing of a Swingline Loan hereunder.

“Swingline Combined Sublimit” shall have the meaning provided in Section 2.01(a).

“Swingline Commitment” means the USD Swingline Commitment, the Multi-Currency Swingline Commitment and/or any other commitments to make Swingline Loans established in respect of other Revolving Commitments hereunder.

“Swingline Lender” means the USD Swingline Lender, the Multi-Currency Swingline Lender and/or the lender identified as the swingline lender in the case of any other Swingline Loans established hereunder.

“Swingline Loans” means the USD Swingline Loans, the Multi-Currency Swingline Loans and/or any other swingline loan established in respect of the other Revolving Commitments hereunder.

“Swingline Notes” means the USD Swingline Note, the Multi-Currency Swingline Note and/or any other promissory notes given to evidence Swingline Loans hereunder.

“Swingline Sublimit” means the USD Swingline Sublimit, the Multi-Currency Swingline Sublimit and/or any other sublimit for other swingline loans established hereunder.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement that is considered borrowed money indebtedness for tax purposes but is classified as an operating lease under GAAP.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means the Tranche A Term Loan and any other term loan established under the Incremental Loan Facilities.

“Term Loan Commitments” means the Tranche A Term Loan Commitments and any term loan commitments established under the Incremental Loan Facilities; provided that, in any such case, after funding of the term loan determinations of “Required Lenders” shall be based on the outstanding principal amount thereof.

“Term Notes” means the Tranche A Term Notes and Notes evidencing any other term loan that may be established under the Incremental Loan Facilities.

“Tranche A Term Lenders” means, prior to the funding of the initial Tranche A Term Loan, those Lenders with Tranche A Term Loan Commitments, and after funding of the Tranche A Term Loan, those Lenders holding a portion of the Tranche A Term Loan, together with their successors and permitted assigns.  The initial Tranche A Term Lenders are identified on the signature pages hereto and are set forth on Schedule 2.01.

“Tranche A Term Loan” means the term loan made pursuant to Section 2.01(e), including any increase thereto pursuant to any Incremental Loan Facility.

“Tranche A Term Loan Commitment” means, for each Tranche A Term Lender, the commitment of such Lender to make a portion of the Tranche A Term Loan hereunder; provided that, at any time after funding of the Tranche A Term Loan, determinations of “Required Lenders” and “Required Tranche A Term Lenders” shall be based on the outstanding principal amount of the Tranche A Term Loan.

“Tranche A Term Loan Commitment Percentage” means, for each Tranche A Term Lender, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is, prior to funding, such Lender’s Tranche A Term Loan Committed Amount, and after funding, the principal amount of such Lender’s Tranche A Term Loan, and the denominator of which is, prior to funding, the aggregate principal amount of the Tranche A Term Loan Commitments, and after funding, is the Outstanding Amount of the Tranche A Term Loan.  The initial Tranche A Term Loan Commitment Percentages are set forth on Schedule 2.01.

“Tranche A Term Loan Committed Amount” means, for each Tranche A Term Lender, the amount of such Lender’s Tranche A Term Loan Commitment.  The initial Tranche A Term Loan Committed Amounts are set forth on Schedule 2.01.

“Tranche A Term Loan Maturity Date” shall have the meaning provided in Section 2.05(d).

“Tranche A Term Note” means the promissory notes substantially in the form of Exhibit 2.13-6, if any, given to evidence the Tranche A Term Loans, as amended, restated, modified, supplemented, extended, renewed or replaced.

“TRICARE” means the United States Department of Defense health care program for service families (including TRICARE Prime, TRICARE Extra and TRICARE Standard), and any successor or predecessor (including CHAMPUS) thereof.

“Type” means, (a) with respect to any Revolving Loan or any Term Loan, its character as a Base Rate Loan or a Fixed LIBOR Rate Loan and (b) (ii) with respect to a Competitive Revolving Loan, its character as an Absolute Rate Loan or a Fixed LIBOR Margin Bid Loan.

“UCC” means the Uniform Commercial Code in effect in any applicable jurisdiction from time to time.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“United States” and “U.S.” mean the United States of America.

“USD L/C Advance” means, with respect to each USD Revolving Lender, such Lender’s funding of its participation in any USD L/C Borrowing.  All USD L/C Advances must be denominated in Dollars.

“USD L/C Application” means an application and agreement for the issuance or amendment of a USD Letter of Credit in the form from time to time in use by the USD L/C Issuer.

“USD L/C Borrowing” means any extension of credit resulting from a drawing under any USD Letter of Credit that has not been reimbursed or refinanced as a Borrowing of USD Revolving Loans.  All USD L/C Borrowings will be denominated in Dollars.

“USD L/C Commitment” means, with respect to the USD L/C Issuer, the commitment of the USD L/C Issuer to issue and to honor payment obligations under USD Letters of Credit, and, with respect to each USD Revolving Lender, the commitment of such Lender to purchase its pro rata share of participation interests in USD L/C Obligations.  The USD L/C Commitment of any USD L/C Issuer may not be increased or extended without the prior written consent of such USD L/C Issuer.

“USD L/C Credit Extension” means, with respect to any USD Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“USD L/C Issuer” means (i) Bank of America, and (ii) any other USD Revolving Lender that shall agree to become a USD L/C Issuer and that the Administrative Agent may approve in its reasonable discretion, in each case in their capacity as issuer of USD Letters of Credit hereunder, together with their successors in such capacity.

“USD L/C Obligations” means, at any time, the sum of (a) the maximum amount available to be drawn under USD Letters of Credit then outstanding, assuming compliance with all requirements for drawings referenced therein, plus (b) the aggregate amount of all USD L/C Unreimbursed Amounts, including USD L/C Borrowings.  For purposes of computing the amount available to be drawn under any USD Letter of Credit, the amount of such USD Letter of Credit shall be determined in accordance with Section 1.09.  For all purposes of this Credit Agreement, if on any date of determination a USD Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such USD Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“USD L/C Sublimit” has the meaning provided in Section 2.01(a)(ii).

“USD L/C Unreimbursed Amount” means an L/C Unreimbursed Amount in respect of a USD Letter of Credit.

“USD Letter of Credit” means each standby letter of credit issued or existing under Section 2.01(a)(ii).  USD Letters of Credit will be issued in Dollars.

“USD Revolving Commitment” means, for each USD Revolving Lender, the commitment of such Lender to make USD Revolving Loans (and to share in USD Revolving Loan Obligations that are not USD Revolving Loans) hereunder.  The initial USD Revolving Commitments are set out in Schedule 2.01.

“USD Revolving Commitment Percentage” means, for each USD Revolving Lender, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is such Lender’s USD Revolving Committed Amount and the denominator of which is the Aggregate USD Revolving Committed Amount.  The initial USD Revolving Commitment Percentages are set out in Schedule 2.01.

“USD Revolving Committed Amount” means, for each USD Revolving Lender, the amount of such Lender’s USD Revolving Commitment.  The initial USD Revolving Committed Amounts are set out in Schedule 2.01.

“USD Revolving Lenders” means those Lenders with USD Revolving Commitments, together with their successors and permitted assigns.  The initial USD Revolving Lenders are identified on the signature pages hereto and are set out in Schedule 2.01.

“USD Revolving Loan” has the meaning provided in Section 2.01(a)(i), including any additional loans and commitments established in respect thereof as Incremental Loan Facilities hereunder.

“USD Revolving Loan Obligations” means the USD Revolving Loans, the USD L/C Obligations and the USD Swingline Loans.

“USD Revolving Notes” means the promissory notes, if any, given to evidence the USD Revolving Loans, as amended, restated, modified, supplemented, extended, renewed or replaced.  A form of USD Revolving Note is attached as Exhibit 2.13-1.

“USD Swingline Commitment” means, with respect to each USD Revolving Lender, the commitment of such Lender to purchase its pro rata share of participation interests in USD Swingline Loans.

“USD Swingline Lender” means (i) Bank of America and (ii) any other USD Revolving Lender that agrees to act as a USD Swingline Lender hereunder, in each case, in its capacity as such, together with any successor in such capacity.

“USD Swingline Loan” has the meaning provided in Section 2.01(a)(iii).

“USD Swingline Note” means the promissory note given to evidence the USD Swingline Loans, as amended, restated, modified, supplemented, extended, renewed or replaced.  A form of USD Swingline Note is attached as Exhibit 2.13-2.

“USD Swingline Sublimit” has the meaning provided in Section 2.01(a)(iii).  The USD Swingline Sublimit is a part of, and not in addition to, the Aggregate USD Revolving Commitments.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning provided in Section 3.01(e)(ii)(B)(III).

“Wholly Owned” means, with respect to any direct or indirect Subsidiary of any Person, that one hundred percent (100%) of the Capital Stock with ordinary voting power issued by such Subsidiary (other than directors’ qualifying shares and investments by foreign nationals mandated by applicable law) is beneficially owned, directly or indirectly, by such Person.

1.02        Interpretive Provisions.  With reference to this Credit Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Credit Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto”, “herein”, “hereof” and “hereunder”, and words of similar import when used in any Credit Document, shall be construed to refer to such Credit Document in its entirety and not to any particular provision thereof, (iv) all references in a Credit Document to “Articles”, “Sections”, “Exhibits” and “Schedules” shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Credit Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all assets and property of whatever kind, real and personal, tangible and intangible, including cash, securities, accounts and contract rights.

(b)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)           Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Credit Agreement or any other Credit Document.

1.03        Accounting Terms and Provisions.

(a)           All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Credit Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements for the fiscal year ending December 31, 2011, except as otherwise specifically prescribed herein.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, the effects of FASB ASC 825 (Financial Instruments) and FASB ASC 470-20 (Debt) on financial liabilities shall be disregarded.

(b)           Notwithstanding any provision herein to the contrary, determinations of (i) the applicable Pricing Level under the definition of “Applicable Percentage” and (ii) compliance with the financial covenants shall be made on a Pro Forma Basis.

(c)           To the extent not otherwise described in the financial statements delivered pursuant to Section 7.01(a) or (b) or the other materials and information provided pursuant to Section 7.02, FME will provide a written summary of material changes in GAAP or in the consistent application thereof to the extent that either affects the numeric value of any financial ratio or requirement herein or in any other Credit Document and material changes in accounting policies or financial reporting practices with each annual and quarterly Compliance Certificate delivered in accordance with Section 7.02(b).  If there is any change in GAAP (or the Borrowers’ adoption of IFRS as provided in Section 1.03(e) below) or in the consistent application thereof after the date hereof that would affect the computation of any financial covenant, ratio or requirement set forth in any Credit Document, and either FME or the Required Lenders shall so request, then the Administrative Agent, the Required Lenders and FME agree to endeavor, in good faith, to agree upon an amendment to this Credit Agreement that would adjust such financial covenants, ratio or requirement in a manner that would preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders), but would allow compliance therewith to be determined in accordance with the most recent financial statements delivered pursuant to Section 7.01(a) or (b), provided that, until so amended (i) such financial covenants, ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide the Administrative Agent and the Lenders financial statements and other documents required under this Credit Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement before and after giving effect to such change in GAAP.  Notwithstanding anything contained herein to the contrary, it is understood and agreed that for purposes of this Credit Agreement, operating leases (as determined in accordance with GAAP on the Closing Date) will not be recharacterized as a capital lease or other obligation that would constitute Funded Debt hereunder, except for purposes of financial statement deliveries under Section 7.01.

(d)           For purposes of determining compliance with any levels and tests set forth in Articles VII, VIII and/or IX, amounts shall be converted into Dollars or Euros, as appropriate, on the basis of the exchange rates (as shown on Reuters ECB page 37 or, if the same does not provide such exchange rates, on such other basis as is reasonably satisfactory to the Administrative Agent, or other exchange rates used in preparing the annual audited financial statements under Section 7.01(a), as appropriate) as in effect on the date of measurement.

(e)           At any time after the Closing Date, FME may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references in the Credit Documents to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in this Credit Agreement); provided that (1) any such election, once made, shall be irrevocable, (2) FME may not make such election unless all other members of the Consolidated Group simultaneously make such election and (3) FME will provide a reconciliation statement identifying the changes based on application of IFRS.  FME shall give the Administrative Agent at least thirty (30) days prior written notice of any such election.

1.04        Rounding.  Any financial ratios required to be maintained pursuant to this Credit Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05        Exchange Rates; Currency Equivalents.

(a)           The Administrative Agent, the applicable L/C Issuer or the Competitive Bid Agent, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in currencies other than Dollars.  Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.

(b)           Wherever in this Credit Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Fixed LIBOR Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Fixed LIBOR Rate Loan or Letter of Credit is denominated in currencies other than Dollars, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent, the applicable L/C Issuer or the Competitive Bid Agent, as the case may be.

1.06        Additional Alternative Currencies.

(a)           FME may from time to time request that Fixed LIBOR Rate Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars.  In any such case, the request shall be subject to the approval of the Administrative Agent and the respective Lenders, and the L/C Issuer and Swingline Lender, as applicable, in their discretion.

(b)           Any such request shall be made to the Administrative Agent not later than 11:00 a.m., ten (10) Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit or Swingline Loans, the applicable L/C Issuer or Swingline Lender, in any such case, in its or their sole discretion).  In the case of any such request pertaining to Fixed LIBOR Rate Loans, the Administrative Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit or Swingline Loans, the Administrative Agent shall promptly notify the applicable L/C Issuer or Swingline Lender, respectively, thereof.  Each Lender (in the case of any such request pertaining to Fixed LIBOR Rate Loans) or the applicable L/C Issuer (in the case of a request pertaining to Letters of Credit) or Swingline Lender (in the case of a request pertaining to Swingline Loans) shall notify the Administrative Agent, not later than 11:00 a.m., seven (7) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Fixed LIBOR Rate Loans, the issuance of Letters of Credit or Swingline Loans, as the case may be, in such requested currency.

(c)           Any failure by a Lender, the applicable L/C Issuer or the applicable Swingline Lender, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender, the applicable L/C Issuer or the applicable Swingline Lender, as the case may be, to permit Fixed LIBOR Rate Loans to be made, Letters of Credit to be issued or Swingline Loans to be made in such requested currency.  If the Administrative Agent and all the Lenders consent to making Fixed LIBOR Rate Loans in such requested currency, the Administrative Agent shall so notify FME and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Borrowings of Fixed LIBOR Rate Loans; if the Administrative Agent and the applicable L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify FME and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances, and if the Administrative Agent and the applicable Swingline Lender shall consent to making Swingline Loans in the requested currency, the Administrative Agent shall notify FME and such currency shall thereupon be deemed for all purposes to be an Alternative Currency for any such Swingline Loan Borrowings. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.06, the Administrative Agent shall promptly so notify FME.

1.07        Change of Currency.

(a)           Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption.  If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Credit Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b)           Each provision of this Credit Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c)           Each provision of this Credit Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.08        Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight savings or standard, as applicable).

1.09        Letter of Credit Amounts.  Unless otherwise specified herein (including, without limitation, as otherwise specified in Sections 1.05(a) and (b)), the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

COMMITMENTS AND CREDIT EXTENSIONS

2.01        Commitments.

(a)           USD Revolving Commitments.  During the Commitment Period,

(i)            USD Revolving Loans.  The USD Revolving Lenders severally agree to make revolving credit loans (the “USD Revolving Loans”) to the applicable Borrowers in Dollars, from time to time, on any Business Day, in an aggregate principal amount of up to TWO HUNDRED MILLION DOLLARS ($200,000,000) (as such amount may be increased or decreased in accordance with the provisions hereof, the “Aggregate USD Revolving Committed Amount”);

(ii)           USD Letters of Credit.  The USD L/C Issuer, in reliance upon the commitments of the USD Revolving Lenders set forth herein, agrees (I) to issue USD Letters of Credit denominated in Dollars for the account of the applicable Borrowers and other members of the Consolidated Group on any Business Day, (II) to amend or extend USD Letters of Credit previously issued hereunder, and (III) to honor drawings under USD Letters of Credit in an aggregate principal amount up to TWO HUNDRED MILLION DOLLARS ($200,000,000) (as such amount may be decreased in accordance with the provisions hereof, the “USD L/C Sublimit”), provided that (i) the Outstanding Amount of USD L/C Obligations shall not exceed the USD L/C Sublimit, (ii) the Outstanding Amount of all L/C Obligations shall not exceed the L/C Sublimit, and (iii) for any USD L/C Issuer, the Outstanding Amount of USD L/C Obligations shall not exceed the amount of such USD L/C Issuer’s USD L/C Commitment;

(iii)          USD Swingline Loans.  Subject to the terms and conditions set forth herein and in reliance on the agreements of the other USD Revolving Lenders set forth herein, the USD Swingline Lender agrees to make revolving credit loans (the “USD Swingline Loans”) to the applicable Borrowers in Dollars on any Business Day in an aggregate principal amount of up to TWO HUNDRED MILLION DOLLARS ($200,000,000) (as such amount may be decreased in accordance with the provisions hereof, the “USD Swingline Sublimit”), provided that (A) that the Outstanding Amount of USD Swingline Loans shall not exceed the USD Swingline Sublimit, and (B) the USD Swingline Lender shall not be under any obligation to make any USD Swingline Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or may have, Fronting Exposure;

and, provided further that, in each case, (A) the Outstanding Amount of USD Revolving Loan Obligations shall not exceed the Aggregate USD Revolving Committed Amount, (B) the Outstanding Amount of USD L/C Obligations plus the Outstanding Amount of Multi-Currency L/C Obligations shall not exceed FOUR HUNDRED MILLION DOLLARS ($400,000,000) (the “L/C Combined Sublimit”), (C) the Outstanding Amount of USD Swingline Loans plus the Outstanding Amount of Multi-Currency

Swingline Loans shall not exceed TWO HUNDRED MILLION DOLLARS ($200,000,000) (the “Swingline Combined Sublimit”), (D) with regard to each USD Revolving Lender individually, the Outstanding Amount of such Lender’s USD Revolving Commitment Percentage of USD Revolving Loan Obligations shall not exceed its respective USD Revolving Committed Amount, and (E) for any particular Borrower, the Outstanding Amount of all USD Revolving Loan Obligations to or for such Borrower shall not exceed its respective Borrowing Limit.

(iv)          Additional Provisions Relating to USD Revolving Loans.  USD Revolving Loans may consist of Base Rate Loans and Fixed LIBOR Rate Loans, or a combination thereof, as the applicable Borrowers may request, and may be repaid and reborrowed in accordance with the provisions hereof.

(v)           Additional Provisions Relating to USD Letters of Credit.  Subject to the terms and conditions hereof, each applicable Borrower’s ability to obtain USD Letters of Credit for itself or for other members of the Consolidated Group shall be fully revolving, and accordingly each such applicable Borrower may obtain USD Letters of Credit to replace USD Letters of Credit that have expired or that have been drawn upon and reimbursed.

(vi)          Additional Provisions Relating to USD Swingline Loans.  USD Swingline Loans shall be comprised solely of Base Rate Loans and may be repaid and reborrowed in accordance with the provisions hereof.  Immediately upon the making of a USD Swingline Loan, each USD Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the USD Swingline Lender a participation interest in such USD Swingline Loan in an amount equal to the product of such Lender’s USD Revolving Commitment Percentage thereof.

(b)           Euro Revolving Commitments.  During the Commitment Period,

(i)            the Euro Revolving Lenders severally agree to make revolving credit loans (the “Euro Revolving Loans”) to the applicable Borrowers in Euros, from time to time, on any Business Day, in an aggregate principal amount of up to FIVE HUNDRED MILLION EUROS (€500,000,000) (as such amount may be increased or decreased in accordance with the provisions hereof, the “Aggregate Euro Revolving Committed Amount”);

and, provided that, in each case, (A) the Outstanding Amount of Euro Revolving Loan Obligations shall not exceed the Aggregate Euro Revolving Committed Amount, (B) with regard to each Euro Revolving Lender individually, the Outstanding Amount of such Lender’s Euro Revolving Commitment Percentage of Euro Revolving Loan Obligations shall not exceed its respective Euro Revolving Committed Amount and (C) for any particular Borrower the Outstanding Amount of all Euro Revolving Loan Obligations to or for such Borrower shall not exceed its respective Borrowing Limit.

(ii)           Additional Provisions Relating to Euro Revolving Loans.  Euro Revolving Loans shall consist of Fixed LIBOR Rate Loans, as the applicable Borrowers may request, and may be repaid and reborrowed in accordance with the provisions hereof.

(c)           Multi-Currency Revolving Commitments.  During the Commitment Period,

(i)            Multi-Currency Revolving Loans.  The Multi-Currency Revolving Lenders severally agree to make revolving credit loans (the “Multi-Currency Revolving Loans”) to the applicable Borrowers in Dollars and Alternative Currencies, from time to time, on any Business Day, in an aggregate principal amount of up to FOUR HUNDRED MILLION DOLLARS

($400,000,000) (as such amount may be increased or decreased in accordance with the provisions hereof, the “Aggregate Multi-Currency Revolving Committed Amount”); and

(ii)           Multi-Currency Letters of Credit.  (A) The Multi-Currency L/C Issuer, in reliance upon the commitments of the Multi-Currency Revolving Lenders set forth herein, agrees (I) to issue Multi-Currency Letters of Credit denominated in Dollars and Alternative Currencies for the account of the applicable Borrowers and other members of the Consolidated Group on any Business Day, (II) to amend or extend Multi-Currency Letters of Credit previously issued hereunder, and (III) to honor drawings under Multi-Currency Letters of Credit; and (B) the Multi-Currency Revolving Lenders severally agree to purchase from the Multi-Currency L/C Issuer a participation interest in the Existing Multi-Currency Letters of Credit and Multi-Currency Letters of Credit issued hereunder in an amount equal to such Lender’s Multi-Currency Revolving Commitment Percentage thereof, in an aggregate principal amount up to FOUR HUNDRED MILLION DOLLARS ($400,000,000) (as such amount may be decreased in accordance with the provisions hereof, the “Multi-Currency L/C Sublimit”), provided that (i) the Outstanding Amount of Multi-Currency L/C Obligations shall not exceed the Multi-Currency L/C Sublimit, (ii) the Outstanding Amount of all L/C Obligations shall not exceed the L/C Sublimit,  and (iii) for any Multi-Currency L/C Issuer, the Outstanding Amount of Multi-Currency L/C Obligations shall not exceed the amount of such Multi-Currency L/C Issuer’s Multi-Currency L/C Commitment;

(iii)          Multi-Currency Swingline Loans.  Subject to the terms and conditions set forth herein and in reliance on the agreements of the other Multi-Currency Revolving Lenders set forth herein, the Multi-Currency Swingline Lender agrees to make revolving credit loans (the “Multi-Currency Swingline Loans”) to the applicable Borrowers in Dollars on any Business Day in an aggregate principal amount of up to TWO HUNDRED MILLION DOLLARS ($200,000,000) (as such amount may be decreased in accordance with the provisions hereof, the “Multi-Currency Swingline Sublimit”), provided that (A) the Outstanding Amount of Multi-Currency Swingline Loans shall not exceed the Multi-Currency Swingline Sublimit, and (B) the Multi-Currency Swingline Lender shall not be under any obligation to make any Multi-Currency Swingline Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or may have, Fronting Exposure;

and, provided further that, in each case, (A) the Outstanding Amount of Multi-Currency Revolving Loan Obligations plus the Outstanding Amount of Competitive Revolving Loans shall not exceed the Aggregate Multi-Currency Revolving Committed Amount, (B) the Outstanding Amount of USD L/C Obligations plus the Outstanding Amount of Multi-Currency L/C Obligations shall not exceed the L/C Combined Sublimit, (C) the Outstanding Amount of USD Swingline Loans plus the Outstanding Amount of Multi-Currency Swingline Loans shall not exceed the Swingline Combined Sublimit, (D) with regard to each Multi-Currency Revolving Lender individually, the Outstanding Amount of such Lender’s Multi-Currency Revolving Commitment Percentage of Multi-Currency Revolving Loan Obligations shall not exceed its respective Multi-Currency Revolving Committed Amount, and (E) for any particular Borrower, the Outstanding Amount of all Multi-Currency Revolving Loan Obligations to or for such Borrower will not exceed its respective Borrowing Limit.

(iv)          Additional Provisions Relating to Multi-Currency Revolving Loans.  Multi-Currency Revolving Loans shall consist of Fixed LIBOR Rate Loans and, solely for Loans denominated in Dollars, Base Rate Loans, or a combination thereof, as the applicable Borrowers may request, and may be repaid and reborrowed in accordance with the provisions hereof.

(v)           Additional Provisions Relating to Multi-Currency Swingline Loans.  Multi-Currency Swingline Loans shall be comprised solely of Base Rate Loans and may be repaid and reborrowed in accordance with the provisions hereof.  Immediately upon the making of a Multi-Currency Swingline Loan, each Multi-Currency Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Multi-Currency Swingline Lender a participation interest in such Multi-Currency Swingline Loan in an amount equal to the product of such Lender’s Multi-Currency Revolving Commitment Percentage thereof.

(vi)          Additional Provisions Relating to Multi-Currency Letters of Credit.  Subject to the terms and conditions hereof, each applicable Borrower’s ability to obtain Multi-Currency Letters of Credit shall be fully revolving, and accordingly each such applicable Borrower may obtain Multi-Currency Letters of Credit to replace Multi-Currency Letters of Credit that have expired or that have been drawn upon and reimbursed.  Existing Multi-Currency Letters of Credit shall be deemed to have been issued hereunder and shall be subject to and governed by the terms and conditions hereof.

(d)           Competitive Revolving Loans.  During the Commitment Period, any Borrower or Borrowers may request the Revolving Lenders to submit offers to make loans, issue letters of credit or bank guaranties, or make other financial accommodations (collectively, the “Competitive Revolving Loans”) in Dollars, Euros, Alternative Currencies or other currencies; provided that (i) the aggregate principal amount of Competitive Revolving Loans shall not exceed TWO HUNDRED FIFTY MILLION DOLLARS ($250,000,000) (as such amount may be decreased in accordance with the provisions hereof, the “Competitive Revolving Loan Maximum Amount”), and (ii) the Outstanding Amount of Multi-Currency Revolving Loan Obligations plus the Outstanding Amount of Competitive Revolving Loans shall not exceed the Aggregate Multi-Currency Revolving Committed Amount.  Competitive Revolving Loans may be comprised of Fixed LIBOR Margin Bid Loans and Absolute Rate Loans, or a combination thereof, as the applicable Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof.  There shall not be more than five separate Competitive Revolving Loans outstanding at any time.

(e)           Tranche A Term Loan.  On the Closing Date, each of the Tranche A Term Loan Lenders severally agrees to make its portion of a term loan (in the amount of its respective Tranche A Term Loan Committed Amount) in a single advance in Dollars, in an aggregate principal amount of TWO BILLION SIX HUNDRED MILLION DOLLARS ($2,600,000,000) (the “Tranche A Term Loan”), to the applicable Borrowers, jointly and severally, as borrowers therefor.  The Tranche A Term Loan may consist of Base Rate Loans, Fixed LIBOR Rate Loans or a combination thereof, as such Borrower may request.  The aggregate principal amount of the Tranche A Term Loan may be increased as provided in Section 2.01(f).  Amounts repaid on the Tranche A Term Loan may not be reborrowed.

(f)            Incremental Loan Facilities.  At any time on or after the Closing Date, the Borrowers may, on written notice to the Administrative Agent, establish additional credit facilities (collectively, the “Incremental Loan Facilities”) by increasing the aggregate commitments under the existing revolving credit facilities, increasing the amount of existing term loans or establishing new revolving credit and term loan facilities; provided that:

(i)            the aggregate principal amount of loans and commitments for all the Incremental Loan Facilities established after the Closing Date will not exceed $600 million (or the Dollar Equivalent thereof);

(ii)           no Default or Event of Default shall exist immediately before or immediately after giving effect thereto (assuming that all commitments are fully drawn) and the conditions to the making of Credit Extensions under Section 5.02 have been satisfied;

(iii)          the lenders providing commitments for the Incremental Loan Facilities must be Eligible Assignees and otherwise reasonably acceptable to the Administrative Agent and will provide lender joinder agreements or other agreements reasonably satisfactory to the Administrative Agent giving effect to the Incremental Loan Facilities;

(iv)          if loans are outstanding under a respective credit facility at the time of any such increase, the Borrowers will make such payments and adjustments on the subject Loans (including payment of any break-funding amounts owing under Section 3.05) as may be necessary and appropriate to give effect to the revised commitment amounts and percentages, it being agreed that the Administrative Agent shall, in consultation with the Borrowers, manage the allocation of the revised Commitment Percentages to the existing Fixed LIBOR Rate Loans in such a manner as to minimize the amounts so payable by the Borrowers;

(v)           in the case of an increase in a term loan amount after the first principal amortization payment date, adjustments will be made to the schedule of amortization payments provided therefor, as appropriate, to give effect thereto such that the interest of Lenders in such principal amortization payments will not be less than would have been received if the Incremental Loan Facilities had not been established;

(vi)          the Borrowers will provide (A) a compliance certificate from a Responsible Officer confirming that no Default or Event of Default shall exist immediately before or after giving effect to the establishment of the Incremental Loan Facilities and demonstrating compliance with the financial covenants hereunder  after giving effect to the Incremental Loan Facilities, assuming in each case, that all commitments, including the existing Commitments and those being established, are fully drawn, (B) confirmation that the Incremental Loan Facilities constitute “Senior Indebtedness” under any Subordinated Debt and (C) supporting resolutions, legal opinions, promissory notes and other items as may be reasonably required by the Administrative Agent and the Lenders providing commitments for the Incremental Loan Facilities;

(vii)         payment by the Borrowers of upfront fees, arrangement fees and other fees, if any, payable in respect of the Incremental Loan Facilities; and

(viii)        to the extent reasonably necessary in the judgment of the Administrative Agent, amendments to each foreign Pledge Agreement and the Parallel Debt Agreement and/or delivery of any substantially similar agreement that creates an obligation of the Credit Parties (as debt acknowledgment or abstraktes Schuldanerkenntnis), in each case in a manner satisfactory to the Administrative Agent.

In connection with the establishment of any Incremental Loan Facility, (A) none of the Lenders, nor any of the Arrangers, shall have any obligation to provide commitments or loans for any Incremental Loan Facility without their prior written approval and (B) Schedule 2.01 hereto will be revised to reflect the Lenders, Loans, Commitments, committed amounts and Commitment Percentages after giving effect to the establishment of any Incremental Loan Facility.

2.02        Borrowings, Conversions and Continuations.

(a)           Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Fixed LIBOR Rate Loans shall be made upon a Borrower’s irrevocable notice to the Administrative Agent by delivery to the Administrative Agent of a written Loan Notice. Each such irrevocable notice must be received by the Administrative Agent not later than:

(i)            USD Revolving Loans.  (A) 1:00 p.m. on the day of the requested Borrowing, in the case of a Borrowing of, or conversion into, USD Revolving Loans that are Base Rate Loans; and (B) 11:30 a.m. three Business Days prior to the requested date of a Borrowing of, or conversion into, USD Revolving Loans that are Fixed LIBOR Rate Loans.

(ii)           Euro Revolving Loans.  11:30 a.m. four Business Days prior to the requested date of a Borrowing of, or conversion into, Euro Revolving Loans that are Fixed LIBOR Rate Loans.

(iii)          Multi-Currency Revolving Loans.  (A) 11:30 a.m. on the day of the requested Borrowing, in the case of a Borrowing of, or conversion into, Multi-Currency Revolving Loans in Dollars that are Base Rate Loans; (B) 11:30 a.m. three Business Days prior to the requested date of a Borrowing of, or conversion into, Multi-Currency Revolving Loans in Dollars that are Fixed LIBOR Rate Loans, (C) 11:30 a.m. four Business Days prior to the requested date of a Borrowing of, or conversion into, Multi-Currency Revolving Loans in currencies other than Special Notice Currencies, and (D) 11:30 a.m. five Business Days prior to the requested date of a Borrowing of, or conversion into, Multi-Currency Revolving Loans in Special Notice Currencies.

(iv)          Term Loans.  (A) 1:00 p.m. on the day of the requested Borrowing, in the case of a Borrowing of, or conversion into, Term Loans in Dollars that are Base Rate Loans; and (B) 11:30 a.m. three Business Days prior to the requested date of a Borrowing of, or conversion into, Term Loans in Dollars that are Fixed LIBOR Rate Loans.

(b)           Except as provided in Sections 2.03(c) and 2.04(a), each Borrowing, conversion or continuation shall be a minimum principal amount of:

(i)            USD Revolving Loans.  (A) $500,000 and whole multiples of $100,000 in excess thereof in the case of USD Revolving Loans that are Base Rate Loans, and (B) $2 million and whole multiples of $1 million in excess thereof in the case of USD Revolving Loans that are Fixed LIBOR Rate Loans.

(ii)           Euro Revolving Loans.  €5 million and whole multiples of €500,000 in excess thereof in the case of Euro Revolving Loans.

(iii)          Multi-Currency Revolving Loans.  $1 million and whole multiples of $500,000 in excess thereof in the case of Multi-Currency Revolving Loans.

(iv)          Term Loans.  $5 million and whole multiples of $1 million in excess thereof in the case of Term Loans.

Each Loan Notice (whether telephonic or written) shall specify (i) whether the applicable Borrower’s request is with respect to USD Revolving Loans, Euro Revolving Loans, Multi-Currency Revolving Loans or Tranche A Term Loan, (ii) whether such request is for a Borrowing, conversion, or continuation, (iii) the requested date of such Borrowing, conversion or continuation (which shall be a

Business Day), (iv) the principal amount of Loans to be borrowed, converted or continued, (v) the Type of Loans to be borrowed, converted or continued, (vi) if applicable, the duration of the Interest Period with respect thereto and (vii) the currency of the Loans to be borrowed.  If a Borrower fails to specify a currency in a Loan Notice for Loans (other than Euro Revolving Loans) requesting a Borrowing, then the Loans so requested shall be made in Dollars. If a Borrower fails to specify a Type of Loan in a Loan Notice or if a Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Loans denominated in currencies other than Dollars, such Loans shall be continued as Fixed LIBOR Rate Loans in their original currency with an Interest Period of one month.  Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Fixed LIBOR Rate Loans.  If a Borrower requests a Borrowing of, conversion to, or continuation of Fixed LIBOR Rate Loans in any Loan Notice, but fails to specify an Interest Period, the Interest Period will be deemed to be one month.  No Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be repaid in the original currency of such Loan and reborrowed in the other currency.

(c)           Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each applicable Lender of the amount (and currency) of its pro rata share of the applicable Loans, and if no timely notice of a conversion or continuation is provided by a Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Loans denominated in a currency other than Dollars, in each case as described in the preceding subsection.  In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the Applicable Currency not later than 1:00 p.m. (or 2 hours after delivery of the Loan Notice by the Borrower as provided above, if later), in the case of any Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Loan in currencies other than Dollars, in each case on the Business Day specified in the applicable Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the applicable Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by such Borrower; provided, however, that if, on the date of such Borrowing denominated in Dollars there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to such Borrower as provided above.

(d)           Except as otherwise provided herein, without the consent of the Applicable Required Lenders, (i) a Fixed LIBOR Rate Loan may be continued or converted only on the last day of an Interest Period for such Fixed LIBOR Rate Loan and (ii) any conversion into, or continuation as, a Fixed LIBOR Rate Loan denominated in Dollars may be made only if the conditions to Credit Extensions in Section 5.02 have been satisfied.  During the existence of a Default or Event of Default, without the consent of the Applicable Required Lenders, (i) Base Rate Loans may not be converted into Fixed LIBOR Rate Loans, and (ii) Fixed LIBOR Rate Loans denominated in Dollars may not be requested, and may not be continued as Fixed LIBOR Rate Loans, and any such Fixed LIBOR Rate Loans denominated in Dollars shall be converted to Base Rate Loans on the last date of the Interest Period with respect thereto.

(e)           The Administrative Agent shall promptly notify the Borrowers and the Lenders of the interest rate applicable to any Interest Period for Fixed LIBOR Rate Loans upon determination of such interest rate.  The determination of the Fixed LIBOR Rate by the Administrative Agent shall be conclusive in the absence of manifest error.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrowers and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(f)            After giving effect to all Borrowings, all conversions of Revolving Loans from one Type to the other, and all continuations of Revolving Loans as the same Type, at any time there shall not be more than (i) ten (10) Interest Periods in effect, in the case of USD Revolving Loans, (ii) ten (10) Interest Periods in effect, in the case of Euro Revolving Loans, (iii) ten (10) Interest Periods in effect, in the case of Multi-Currency Revolving Loans, (iv) ten (10) Interest Periods in effect, in the case of the Tranche A Term Loan, and (v) the number of Interest Periods for any Incremental Loan Facility provided in the joinder agreement therefor, or if not provided, five Interest Periods.

Each Lender, at its option, may make any Loans by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan.

2.03        Additional Provisions with respect to Letters of Credit.

(a)           Obligation to Issue or Amend.

(i)            The L/C Issuers shall not issue any Letter of Credit if:

(A)          subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Applicable Required Lenders have approved such expiry date; or

(B)          the expiry date of the requested Letter of Credit would occur after the L/C Expiration Date, unless all the respective Lenders have approved such expiry date;

(ii)           The L/C Issuers shall not be under any obligation to issue any Letter of Credit if:

(A)          any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the applicable L/C Issuer from issuing the Letter of Credit, or any Law applicable to applicable L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the applicable L/C Issuer shall prohibit, or request that the applicable L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the applicable L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the applicable L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the applicable L/C Issuer any unreimbursed loss, cost or expense that was not applicable on the Closing Date and that the applicable L/C Issuer in good faith deems material to it;

(B)          the issuance of the Letter of Credit would violate any Law or one or more policies of the applicable L/C Issuer applicable to letters of credit generally;

(C)          except as otherwise agreed by the Administrative Agent and the L/C Issuer, the Letter of Credit is in an initial stated amount less than $500,000;

(D)          except as otherwise agreed by the Administrative Agent and the L/C Issuer, the Letter of Credit is to be denominated in a currency other than (i) Dollars, in the case of Letters of Credit issued under the USD Revolving Commitments, and (ii) Dollars or Alternative Currencies, in the case of Letters of Credit issued under the Multi-Currency Revolving Commitments;

(E)           the applicable L/C Issuer does not as of the issuance date of the requested Letter of Credit issue Letters of Credit in the requested currency; or

(F)           any Lender is at such time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including delivery of Cash Collateral, satisfactory to the L/C Issuer in (its sole discretion) with the Borrowers or such Defaulting Lender to eliminate L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.17(b)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the applicable L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iii)          The L/C Issuers shall not be under any obligation to amend any Letter of Credit if:

(A)          the applicable L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof; or

(B)          the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(iv)          The L/C Issuers shall act on behalf of the Lenders with respect to any Letters of Credit issued by them and the documents associated therewith, and the L/C Issuers shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by the L/C Issuers in connection with Letters of Credit issued by them or proposed to be issued by them and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included the L/C Issuers with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuers.

(b)           Procedures for Issuance and Amendment; Auto-Extension Letters of Credit.

(i)            Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the applicable Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a L/C Application, appropriately completed and signed by a Responsible Officer.  L/C Applications may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the L/C Issuer, by personal delivery or by any other means acceptable to the L/C Issuer.  Such L/C Application must be received by the applicable L/C Issuer and the Administrative Agent (not later than (A) 11:00 a.m. at least two Business Days prior to the proposed date of the issuance, extension or amendment, in the case of Letters of Credit denominated in Dollars, and (B) 11:00 a.m. at least five Business Days prior to the proposed date of the issuance, extension or amendment, in the case of Letters of Credit denominated in currencies other than Dollars (or, in each case, such later date and time as the applicable L/C Issuer and the Administrative Agent may agree in a particular instance in their sole discretion).  In the case of a request for an initial issuance of a Letter of

Credit, such L/C Application shall specify in form and detail satisfactory to the applicable L/C Issuer:  (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit and (H) such other matters as the applicable L/C Issuer may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such L/C Application shall specify in form and detail satisfactory to the applicable L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the applicable L/C Issuer may require.  Additionally, such Borrower shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the applicable L/C Issuer or the Administrative Agent may require.

(ii)           Promptly after receipt of any L/C Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such L/C Application from the applicable Borrower and, if not, the applicable L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the applicable L/C Issuer has received written notice from the Administrative Agent, any Lender or any Credit Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article V shall not then be satisfied, then, subject to the terms and conditions hereof, the applicable L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower (or Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the applicable L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to such Lender’s pro rata share thereof.

(iii)          If a Borrower so requests in any applicable L/C Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the applicable L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the applicable L/C Issuer, such Borrower shall not be required to make a specific request to such L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the L/C Expiration Date; provided, however, that the applicable L/C Issuer shall not permit any such extension if (A) the applicable L/C Issuer has determined that it would not be permitted or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required USD Revolving Lenders or Required Multi-Currency Revolving Lenders, as appropriate,  have elected not to permit such extension or (2) from the Administrative Agent, any USD Revolving Lender or Multi-Currency Revolving Lender, as appropriate, or any Borrower that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, and in each case directing the applicable L/C Issuer not to permit such extension.

(iv)          If a Borrower so requests in any applicable L/C Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”).  Unless otherwise directed by the applicable L/C Issuer, such Borrower shall not be required to make a specific request to the applicable L/C Issuer to permit such reinstatement.  Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit.  Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the applicable L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the applicable L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Reinstatement Deadline (A) from the Administrative Agent that the Required USD Revolving Lenders or Required Multi-Currency Revolving Lenders, as appropriate, have elected not to permit such reinstatement or (B) from the Administrative Agent, any USD Revolving Lender or Multi-Currency Revolving Lender, as appropriate, or any Borrower that one or more of the applicable conditions specified in Section 5.02 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing the applicable L/C Issuer not to permit such reinstatement.

(v)           Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the applicable Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)           Drawings and Reimbursements; Funding of Participations.

(i)            Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under any Letter of Credit, the applicable L/C Issuer shall notify the applicable Borrower and the Administrative Agent thereof.  In the case of a Letter of Credit denominated in a currency other than Dollars, the applicable Borrower shall reimburse the applicable L/C Issuer in the same such currency, unless (A) such L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, such Borrower shall have notified such L/C Issuer promptly following receipt of the notice of drawing that such Borrower will reimburse such L/C Issuer in Dollars.  In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in a currency other than Dollars, the applicable L/C Issuer shall notify the applicable Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof.  Not later than 11:00 a.m. on the date of any payment by the applicable L/C Issuer under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by the applicable L/C Issuer under a Letter of Credit to be reimbursed in a currency other than Dollars (each such date, an “Honor Date”), the applicable Borrower shall reimburse the applicable L/C

Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the Applicable Currency.  If the applicable Borrower fails to so reimburse the applicable L/C Issuer by such time, the Administrative Agent shall promptly notify each applicable Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “L/C Unreimbursed Amount”), and the amount of such Lender’s pro rata share thereof.  In such event, the applicable Borrower shall be deemed to have requested a Borrowing of Base Rate Loans or Fixed LIBOR Rate Loans with an Interest Period of one month, as appropriate, to be disbursed on the Honor Date in an amount equal to the L/C Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for such Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice).  Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)           Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable L/C Issuer at the Administrative Agent’s Office in an amount equal to its pro rata share of the L/C Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each of the respective Lenders that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan or Fixed LIBOR Rate Loan with an Interest Period of one month, as appropriate, to the respective Borrower in such amount.  The Administrative Agent shall remit the funds so received to the applicable L/C Issuer in the Applicable Currency (or, if requested by the applicable L/C Issuer, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate as of the funding date).

(iii)          With respect to any L/C Unreimbursed Amount that is not fully refinanced by a Borrowing because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason, the applicable Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the L/C Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the applicable Default Rate.  In such event, each Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)          Until each respective Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s pro rata share of such amount shall be solely for the account of the applicable L/C Issuer.

(v)           Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuers for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against any L/C Issuer, any Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section is subject to the conditions set forth in Section 5.02 (other than delivery of a Loan Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the applicable Borrowers to reimburse the applicable L/C Issuer for the amount of any payment made by the applicable L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)          If any Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Credit Agreement, the applicable L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the applicable L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the applicable L/C Issuer in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of the applicable L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)           Repayment of Participations.

(i)            At any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the applicable L/C Issuer any payment in respect of the related L/C Unreimbursed Amount or interest thereon (whether directly from a Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its pro rata share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)           If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the applicable L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the applicable L/C Issuer its pro rata share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Overnight Rate from time to time in effect.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Credit Agreement.

(e)           Obligations Absolute.  The obligation of each Borrower to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Credit Agreement under all circumstances, including the following:

(i)                                     any lack of validity or enforceability of such Letter of Credit, this Credit Agreement or any other Credit Document;

(ii)                                  the existence of any claim, counterclaim, setoff, defense or other right that a Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any L/C Issuer or any other Person, whether in connection with this Credit Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)                               any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)                              waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of the Borrower or any waiver by the L/C Issuer which does not in fact materially prejudice the Borrower;

(v)                                 honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi)                              any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

(vii)                           any payment by an L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by an L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(viii)                        any adverse change in the relevant exchange rates or in the availability of the relevant currency to the Borrowers or any Subsidiary or in the relevant currency markets generally; or

(ix)                              any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower or any Subsidiary.

Each Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to such Borrower and, in the event of any claim of noncompliance with such Borrower’s instructions or other irregularity, such Borrower will immediately notify the applicable L/C Issuer.  A Borrower shall be conclusively deemed to have waived any such claim against the applicable L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)                                   Role of the L/C Issuers in such Capacity.  Each of the Lenders and the Borrowers agrees that, in paying any drawing under a Letter of Credit, the L/C Issuers shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the

Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Applicable Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to such Borrower’s use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude such Borrower from pursuing such rights and remedies as such Borrower may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (ix) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, a Borrower may have a claim against an L/C Issuer, and the applicable L/C Issuer may be liable to such Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Borrower that such Borrower proves were caused by the applicable L/C Issuer’s willful misconduct or gross negligence or the applicable L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuers may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuers shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason.  The L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g)                                  Applicability of ISP.  Unless otherwise expressly agreed by the L/C Issuer and a Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Multi-Currency Letter of Credit), the rules of the ISP shall apply to each standby Letter of Credit.  Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Borrower for, and the L/C Issuer’s rights and remedies against the Borrowers shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Credit Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade International Financial Services Association (BAFT IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(h)                                 Letters of Credit Issued for Members of Consolidated Group.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, any Subsidiary, the applicable Borrower shall be obligated to reimburse the applicable L/C Issuer for any and all drawings under such Letter of Credit.  Each applicable Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any Subsidiary inures to the benefit of such applicable Borrower, and that such applicable Borrower’s business derives substantial benefits from the businesses of such Subsidiary.

(i)                                     Letter of Credit Fees.  The Borrowers shall pay Letter of Credit fees as set forth in Section 2.09(b).

(j)                                    Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

2.04                        Additional Provisions with respect to Swingline Loans.

(a)                                 Borrowing Procedures.

(i)                                     USD Swingline Loans.  Each USD Swingline Borrowing shall be made in Dollars upon a Borrower’s irrevocable notice to the USD Swingline Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the USD Swingline Lender and the Administrative Agent not later than 2:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum principal amount of $100,000, and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the USD Swingline Lender and the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of such Borrower.  Promptly after receipt by the USD Swingline Lender of any telephonic Loan Notice, the USD Swingline Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Loan Notice and, if not, the USD Swingline Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the USD Swingline Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any USD Revolving Lender) prior to 3:00 p.m. on the date of the proposed USD Swingline Borrowing (A) directing the USD Swingline Lender not to make such USD Swingline Loan as a result of the limitations set forth in this Article II, or (B) that one or more of the applicable conditions specified in Article V is not then satisfied, then, subject to the terms and conditions hereof, the USD Swingline Lender will, not later than 4:00 p.m. on the borrowing date specified in such Loan Notice, make the amount of its USD Swingline Loan available to the applicable Borrower at its office by crediting the account of such Borrower on the books of the USD Swingline Lender in immediately available funds.

(ii)                                  Multi-Currency Swingline Loans.  Each Multi-Currency Swingline Borrowing shall be made in Dollars upon a Borrower’s irrevocable notice to the Multi-Currency Swingline Lender and the Administrative Agent which may be given by telephone.  Each such notice must be received by the Multi-Currency Swingline Lender and the Administrative Agent not later than 2:00 p.m. on the requested borrowing date, and shall specify the amount to be borrowed, which shall be a minimum of $100,000 and integral multiples in excess thereof, and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery of the executed notice to the Multi-Currency Swingline Lender.  Unless the Multi-Currency Swingline Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Multi-Currency Revolving Lender) prior to 3:00 p.m. on the date of the proposed Multi-Currency Swingline Borrowing (A) directing the Multi-Currency Swingline Lender not to make such Multi-Currency Swingline Loan as a result of the limitations set forth in this Article II, or (B) that one or more of the applicable conditions specified in Article V is not then satisfied, then, subject to the terms and conditions hereof, the Multi-Currency Swingline Lender will, not later than 4:00 p.m. on the borrowing date specified in such Loan Notice, make the amount of its Multi-Currency Swingline Loan available to the applicable Borrower at its office by crediting the account of such Borrower on the books of the

Multi-Currency Swingline Lender (or otherwise transfer amounts per the Borrower’s payment instructions) in immediately available funds.

(b)                                 Refinancing.

(i)                                     USD Swingline Loans.

(A)                               The USD Swingline Lender at any time in its sole and absolute discretion may request, on behalf of the applicable Borrowers (which hereby irrevocably authorizes the USD Swingline Lender to so request on its behalf), that each USD Revolving Lender make a USD Revolving Loan that is a Base Rate Loan or a Fixed LIBOR Rate Loan with an Interest Period of one month, as appropriate, in an amount equal to such Lender’s pro rata share of USD Swingline Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein, but subject to the unutilized portion of the Aggregate USD Revolving Commitments and the conditions set forth in Section 5.02.  The USD Swingline Lender shall furnish the applicable Borrowers with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent.  Each USD Revolving Lender shall make an amount equal to its pro rata share of the amount specified in such Loan Notice available to the Administrative Agent in Same Day Funds (and the Administrative Agent may apply for Cash Collateral available with respect to the applicable Swingline Loan) for the account of the USD Swingline Lender at the Administrative Agent’s Office not later than 2:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(i)(B), each USD Revolving Lender that so makes funds available shall be deemed to have made a USD Revolving Loan that is a Base Rate Loan or a Fixed LIBOR Rate Loan with an Interest Period of one month, as appropriate, in such amount.  The Administrative Agent shall remit the funds so received to the USD Swingline Lender.

(B)                               If for any reason any USD Swingline Loan cannot be refinanced by such a Borrowing of USD Revolving Loans in accordance with Section 2.04(b)(i)(A), the request for USD Revolving Loans submitted by the USD Swingline Lender as set forth herein shall be deemed to be a request by the USD Swingline Lender that each of the USD Revolving Lenders fund its risk participation in the relevant USD Swingline Loan and each USD Revolving Lender’s payment to the Administrative Agent for the account of the USD Swingline Lender pursuant to Section 2.04(c)(i)(A) shall be deemed payment in respect of such participation.

(C)                               If any USD Revolving Lender fails to make available to the Administrative Agent for the account of the USD Swingline Lender any amount required to be paid by such USD Revolving Lender pursuant to the foregoing provisions of this Section 2.04(b)(i) by the time specified in Section 2.04(b)(i)(A), the USD Swingline Lender shall be entitled to recover from such USD Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the USD Swingline Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the USD Swingline Lender in connection with the foregoing.  If such USD Revolving Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s USD Revolving Loan included in the relevant Borrowing or funded participation in the relevant USD Swingline Loan, as the case may be.  A certificate of the USD Swingline Lender submitted to any USD Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (C) shall be conclusive absent manifest error.

(D)                               Each USD Revolving Lender’s obligation to make USD Revolving Loans or to purchase and fund risk participations in USD Swingline Loans pursuant to this Section 2.04(b)(i) shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the USD Swingline Lender, any Borrower or any other Person for any reason whatsoever, (2) the occurrence or continuance of a Default or Event of Default, (3) non-compliance with the conditions set forth in Section 5.02, or (4) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided however, that each USD Revolving Lender’s obligation to make Loans pursuant to this Section 2.04(b)(i) is subject to the conditions set forth in Section 5.02.  No such purchase or funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay USD Swingline Loans, together with interest as provided herein.

(ii)                                  Multi-Currency Swingline Loans.

(A)                               The Multi-Currency Swingline Lender at any time in its sole and absolute discretion may request, on behalf of the applicable Borrowers (which hereby irrevocably authorizes the Multi-Currency Swingline Lender to so request on its behalf), that each Multi-Currency Revolving Lender make a Multi-Currency Revolving Loan in Dollars that is a Base Rate Loan or a Fixed LIBOR Rate Loan with an Interest Period of one month, as appropriate, in an amount equal to such Lender’s pro rata share of Multi-Currency Swingline Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein, but subject to the unutilized portion of the Aggregate Multi-Currency Revolving Commitments and the conditions set forth in Section 5.02.  The Multi-Currency Swingline Lender shall furnish the applicable Borrowers with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Multi-Currency Revolving Lender shall make an amount equal to its pro rata share of the amount specified in such Loan Notice available to the Administrative Agent in immediately available funds for the account of the Multi-Currency Swingline Lender at (i) the Administrative Agent’s Office not later than 2:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii)(B), each Multi-Currency Revolving Lender that so makes funds available shall be deemed to have made a Multi-Currency Revolving Loan that is a Base Rate Loan or a Fixed LIBOR Rate Loan with an Interest Period of one month, as appropriate, in such amount.  The Administrative Agent shall remit the funds so received to the Multi-Currency Swingline Lender.

(B)                               If for any reason any Multi-Currency Swingline Loan cannot be refinanced by such a Borrowing of Multi-Currency Revolving Loans in accordance with Section 2.04(b)(ii)(A), the request for Multi-Currency Revolving Loans submitted by the Multi-Currency Swingline Lender as set forth herein shall be deemed to be a request by the Multi-Currency Swingline Lender that each of the Multi-Currency Revolving Lenders fund its risk participation in the relevant Multi-Currency Swingline Loan and each Multi-Currency Revolving Lender’s payment to the Administrative Agent for the account of the Multi-Currency Swingline Lender pursuant to Section 2.04(c)(ii)(A) shall be deemed payment in respect of such participation.

(C)                               If any Multi-Currency Revolving Lender fails to make available to the Administrative Agent for the account of the Multi-Currency Swingline Lender any amount required to be paid by such Multi-Currency Revolving Lender pursuant to the foregoing provisions of this Section 2.04(b)(ii) by the time specified in Section 2.04(b)(ii)(A), the Multi-Currency Swingline Lender shall be entitled to recover from such Multi-Currency Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Multi-Currency Swingline Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Multi-Currency Swingline Lender in connection with the foregoing.  If such Multi-Currency Revolving Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Multi-Currency Revolving Loan included in the relevant Borrowing or funded participation in the relevant Multi-Currency Swingline Loan, as the case may be.  A certificate of the Multi-Currency Swingline Lender submitted to any Multi-Currency Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (C) shall be conclusive absent manifest error.

(D)                               Each Multi-Currency Revolving Lender’s obligation to make Multi-Currency Revolving Loans or to purchase and fund risk participations in Multi-Currency Swingline Loans pursuant to this Section 2.04(b)(ii) shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Multi-Currency Swingline Lender, any Borrower or any other Person for any reason whatsoever, (2) the occurrence or continuance of a Default or Event of Default, or (3) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided however, that each Multi-Currency Revolving Lender’s obligation to make Loans pursuant to this Section 2.04(b)(ii) is subject to the conditions set forth in Section 5.02.  No such purchase or funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Multi-Currency Swingline Loans, together with interest as provided herein.

(c)                                  Repayment of Participations.

(i)                                     USD Swingline Loans.

(A)                               At any time after any USD Revolving Lender has purchased and funded a risk participation in a USD Swingline Loan, if the USD Swingline Lender receives any payment on account of such USD Swingline Loan, the USD Swingline Lender will distribute to such Lender its pro rata share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the USD Swingline Lender.

(B)                               If any payment received by the USD Swingline Lender in respect of principal or interest on any USD Swingline Loan is required to be returned by the USD Swingline Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the USD Swingline Lender in its discretion), each USD Revolving Lender shall pay to the USD Swingline Lender its pro rata share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Overnight Rate.  The Administrative Agent will make such demand upon the request of the USD Swingline Lender.  The obligations of the USD Revolving Lenders under this clause shall survive the payment in full of the USD Revolving Loan Obligations and the termination of this Credit Agreement.

(ii)                                  Multi-Currency Swingline Loans.

(A)                               At any time after any Multi-Currency Revolving Lender has purchased and funded a risk participation in a Multi-Currency Swingline Loan, if the Multi-Currency Swingline Lender receives any payment on account of such Multi-Currency Swingline Loan, the Multi-Currency Swingline Lender will distribute to such Lender its pro rata share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Multi-Currency Swingline Lender.

(B)                               If any payment received by the Multi-Currency Swingline Lender in respect of principal or interest on any Multi-Currency Swingline Loan is required to be returned by the Multi-Currency Swingline Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Multi-Currency Swingline Lender in its discretion), each Multi-Currency Revolving Lender shall pay to the Multi-Currency Swingline Lender its pro rata share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Overnight Rate.  The Administrative Agent will make such demand upon the request of the Multi-Currency Swingline Lender.  The obligations of the Multi-Currency Revolving Lenders under this clause shall survive the payment in full of the Multi-Currency Revolving Loan Obligations and the termination of this Credit Agreement.

(d)                                 Interest for Account of Swingline Lender.  The Swingline Lender shall be responsible for invoicing the Borrowers for interest on the Swingline Loans.  Until each Lender funds its Revolving Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s pro rata share of any Swingline Loan, interest in respect thereof shall be solely for the account of the Swingline Lender.

(e)                                  Payments Directly to Swingline Lender.  The Borrowers shall make all payments of principal and interest in respect of the Swingline Loans directly to the Swingline Lender.

2.05                        Repayment of Loans.

(a)                                 Revolving Loans.  The Outstanding Amount of Revolving Loans shall be repaid in full on the Revolving Termination Date.

(b)                                 USD Swingline Loans.  The Outstanding Amount of USD Swingline Loans shall be repaid in full on the earlier to occur of (i) the date of demand by the USD Swingline Lender, and (ii) the Revolving Termination Date.

(c)                                  Multi-Currency Swingline Loans.  The Outstanding Amount of Multi-Currency Swingline Loans shall be repaid in full on the earliest to occur of (i) the date ten Business Days after the loan is made, (ii) the date of demand by the Multi-Currency Swingline Lender, and (iii) the Revolving Termination Date.

(d)                                 Tranche A Term Loan.  The principal amount of the Tranche A Term Loan shall be repaid in eighteen (18) consecutive quarterly installments on the last Business Day of each July, October, January and April, beginning July 30, 2013 and ending on October 30, 2017 (the “Tranche A Term Loan Maturity Date”) when the remaining principal amount will be due and payable in full.  The first seventeen installments will each be in the principal amount of Fifty Million Dollars ($50,000,000) and the eighteenth (18th) and final installment on the Tranche A Term Loan Maturity Date will be in the remaining principal amount of the Tranche A Term Loan.

(e)                                  Incremental Loan Facilities.  The principal amount of any Incremental Loan Facility established hereunder shall be as provided in the Incremental Loan Facility Joinder Agreement pursuant to which such loan is established.

2.06                        Prepayments.

(a)                                 Voluntary Prepayments.  The Loans may be repaid in whole or in part without premium or penalty (except, in the case of Loans other than Base Rate Loans, amounts payable pursuant to Section 3.05); provided that:

(i)                                     in the case of Loans other than Swingline Loans, (A) notice thereof must be received by 12:00 noon by the Administrative Agent at least

(1)                                 three Business Days prior to the date of prepayment of Fixed LIBOR Rate Loans denominated in Dollars, and shall be in a minimum principal amount of $1 million and whole multiples of $1 million;

(2)                                 four Business Days prior to the date of prepayment of Fixed LIBOR Rate Loans denominated in currencies other than Dollars and Special Notice Currencies, and shall be a minimum principal amount of the equivalent of $1 million and whole multiples of $1 million, in the case of Loans other than Euro Revolving Loans, and €1 million and whole multiples of €1 million, in the case of Euro Revolving Loans;

(3)                                 five Business Days prior to the date of prepayment of Fixed LIBOR Rate Loans denominated in Special Notice Currencies, and shall be in a minimum principal amount of the equivalent of $1 million and whole multiples of $1 million;

(4)                                 one Business Day prior to of the date of prepayment of Base Rate Loans, and shall be in a minimum principal amount of $1 million and whole multiples of $1 million; and

or, in any such case, the entire remaining principal amount thereof, if less;

(ii)                                  in the case of USD Swingline Loans, (A) notice thereof must be received by the USD Swingline Lender by 2:00 p.m. on the date of prepayment (with a copy to the Administrative Agent), and (B) any such prepayment shall be in the same minimum principal amounts as for advances thereof (or any lesser amount that may be acceptable to the USD Swingline Lender); and

(iii)                               in the case of Multi-Currency Swingline Loans, (A) notice thereof must be received by the Multi-Currency Swingline Lender by 10:00 a.m. on the date of prepayment, and (B) any such prepayment shall be in the same minimum principal amounts as for advances thereof (or lesser amount that may be acceptable to the Multi-Currency Swingline Lender);

Each such notice of voluntary prepayment hereunder shall be irrevocable and shall specify the date and amount of prepayment and the Loans and Type(s) of Loans that are being prepaid and, if Fixed LIBOR Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will give prompt notice to the applicable Lenders of any prepayment on the Loans and the Lender’s interest therein.  If such notice is given by a Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Prepayments of Fixed LIBOR Rate Loans hereunder shall be accompanied by accrued interest on the amount prepaid and breakage or other amounts due, if any, under Section 3.05.

(b)                                 Mandatory Prepayments.

(i)                                     Revolving Commitments.  If at any time (A) the Outstanding Amount of Multi-Currency Revolving Loan Obligations and Competitive Revolving Loans shall exceed the Aggregate Multi-Currency Revolving Committed Amount, (B) the Outstanding Amount of USD L/C Obligations plus the Outstanding Amount of Multi-Currency L/C Obligations shall exceed the L/C Combined Sublimit, (C) the Outstanding Amount of USD Swingline Loans plus the Outstanding Amount of Multi-Currency Swingline Loans shall exceed the Swingline Combined Sublimit, (D) the Outstanding Amount of USD Revolving Loan Obligations shall exceed the Aggregate USD Revolving Committed Amount, (E) the Outstanding Amount of Euro Revolving Loan Obligations shall exceed the Aggregate Euro Revolving Committed Amount, (F) the Outstanding Amount of USD L/C Obligations shall exceed the USD L/C Sublimit, (G) the Outstanding Amount of USD Swingline Loans shall exceed the USD Swingline Sublimit, (H) the Outstanding Amount of Multi-Currency Swingline Loans shall exceed the Multi-Currency Swingline Sublimit, (I) the aggregate principal amount of Revolving Loan Obligations owing by any Borrower shall exceed its respective Borrowing Limit, or (J) the Outstanding Amount of Competitive Revolving Loans shall exceed the Competitive Revolving Loan Maximum Amount, then the applicable Borrowers shall make an immediate prepayment on or in respect of the respective Revolving Loan Obligations in an amount equal to the difference; provided, however, that, except with respect to clauses (B) and (F) above, L/C Obligations will not be Cash Collateralized hereunder until the Revolving Loans and Swingline Loans in respect thereof have been paid in full.

(ii)                                  Dispositions.  Prepayment will be made on the Loan Obligations on the Business Day following receipt of any Net Cash Proceeds required to be prepaid pursuant to the terms of clauses (A) and (B) hereof in an amount equal to one hundred percent (100%) of the Net Cash Proceeds received from any Disposition by any member of the Consolidated Group (other than in connection with a Disposition permitted by Section 8.05(a) or (g), a Securitization Transaction permitted by Section 8.01(f), or Sale and Leaseback Transaction permitted by Section 8.05(d) or any Disposition to another member of the Consolidated Group permitted by subsections (e) or (f) of Section 8.05) to the extent (A) such proceeds are not reinvested in the same or similar properties or assets within twelve months of the date of such Disposition and (B) the aggregate amount of such proceeds that are not reinvested in accordance with clause (A) hereof exceeds $20 million in any fiscal year.

(iii)                               Debt Transactions.  Prepayment will be made on the Loan Obligations in an amount equal to fifty percent (50%) of the Net Cash Proceeds from any Debt Transactions on the Business Day following receipt thereof (but excluding any refinancings unless Net Cash Proceeds are generated therefrom) occurring after the Closing Date.

(c)                                  Application.  Within each Loan, prepayments will be applied first to Base Rate Loans, then to Fixed LIBOR Rate Loans in direct order of Interest Period maturities.  In addition:

(i)                                     Voluntary Prepayments.  Voluntary prepayments on the Term Loans may be applied to the Tranche A Term Loan or any other Term Loan established hereunder as the Borrower may direct; provided that any such prepayment on a Term Loan will be applied to such Term Loan, first, in forward order of maturity to the principal amortization payments coming due within the next twelve months in direct order of maturity and, second, pro rata to the remaining principal amortization installments on such Term Loan, as the case may be.  Voluntary prepayments will be paid by the Administrative Agent to the Lenders ratably in accordance with their respective interests therein.

(ii)                                  Mandatory Prepayments.  Mandatory prepayments on the Loan Obligations will be paid by the Administrative Agent to the Lenders ratably in accordance with their respective interests therein; provided that:

(A)                               Mandatory prepayments in respect of the Revolving Commitments under subsection (b)(i) above shall be applied to the respective Revolving Loan Obligations as appropriate.

(B)                               Mandatory prepayments in respect of Dispositions under subsection (b)(ii), and Debt Transactions under subsection (b)(iii), shall be applied pro rata to the Term Loans with application, first, in forward order to the principal amortization payments coming due within the next twelve months in direct order of maturity and, second, pro rata to the remaining principal amortization installments on such Term Loan, as the case may be, until paid in full, then to the Revolving Loan Obligations.

2.07                        Termination or Reduction of Commitments.

(a)                                 Voluntary Reductions.  The Borrowers may, upon notice to the Administrative Agent, terminate or permanently reduce, in whole or in part, the aggregate amount of USD Revolving Commitments, Euro Revolving Commitments and/or the Multi-Currency Revolving Commitments hereunder by notice to the Administrative Agent; provided that (i) any such notice thereof must be received by 11:00 a.m. at least three Business Days prior to the date of termination or reduction and any such prepayment shall be in a minimum principal amount of $5 million and integral multiples of $1 million in excess thereof, or €5 million and integral multiples of €1 million in excess thereof, as appropriate; (ii) the aggregate amount of the respective Revolving Commitments may not be reduced to an amount less than the Revolving Loan Obligations in respect thereof then outstanding, and (iii) if, after giving effect to any reduction of the aggregate amount of the applicable Revolving Commitments, the L/C Sublimit, the Borrowing Limit or the Swingline Sublimit shall exceed the aggregate amount of the Revolving Commitments in respect thereof, such sublimit shall be automatically reduced by the amount of the difference.  The Administrative Agent will give prompt notice to the applicable Lenders of any such termination or reduction in the aggregate amount of such Revolving Commitments.  Any reduction of the aggregate amount of USD Revolving Commitments, Euro Revolving Commitments and/or Multi-Currency Revolving Commitments shall be applied ratably to the applicable Revolving Commitments of the respective Lenders, as appropriate.  All commitment or other fees accrued with respect thereto through the effective date of any termination of the aggregate amount of USD Revolving Commitments, Euro Revolving Commitments and/or Multi-Currency Revolving Commitments shall be paid on the effective date of such termination.

(b)                                 Mandatory Reductions.  The Revolving Commitments will not be reduced by the amounts paid on the Revolving Loan Obligations under Section 2.06(b).

2.08                        Interest.

(a)                                 Subject to the provisions of subsection (b) below, (i) each Fixed LIBOR Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Fixed LIBOR Rate for such Interest Period plus the Applicable Percentage plus (in the case of a Fixed LIBOR Rate Loan of any Lender which is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost, if any; and (ii) each Loan that is a Base Rate Loan (including USD Swingline Loans and Multi-Currency Swingline Loans) shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Percentage.

(b)                                 (i)                                     If any amount of principal of any Loan or L/C Borrowing is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law.

(ii)                                  If any amount (other than principal of any Loan) payable under any Credit Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law.

(iii)                               Upon the occurrence and during the continuation of an Event of Default, then upon the request of the Required Lenders, the principal amount of all outstanding Obligations hereunder shall bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law.

(iv)                              Accrued and unpaid interest on past due amounts (including interest on past due amounts) shall be due and payable upon demand.

(c)                                  Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09                        Fees.

(a)                                 Commitment Fees.  The Borrowers shall pay to the Administrative Agent for the account of each of the Revolving Lenders their respective pro rata share of a commitment fee (the “Commitment Fee”) equal to the product of (i) the Applicable Percentage times (ii) the actual daily amount by which the aggregate amount of the respective Revolving Commitments exceed the Outstanding Amount of the Revolving Loan Obligations in respect thereof, subject, in each case, to adjustment for Defaulting Lenders as provided in Section 2.17.  For the avoidance of doubt, the Outstanding Amount of Swingline

Loans and Competitive Bid Loans shall not be counted towards or considered usage of the respective Revolving Commitments for purposes of determining the Commitment Fee.  The Commitment Fee shall accrue at all times during the Commitment Period, including at any time during which one or more of the conditions in Article V shall not have been met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date (and on the last day of the Commitment Period).  The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Percentage during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Percentage separately for each period during such quarter that the Applicable Percentage was in effect.  The Commitment Fee payable in respect of the Multi-Currency Revolving Commitments and the USD Revolving Commitments will be payable in Dollars, and the Commitment Fee payable in respect of the Euro Revolving Commitments will be payable in Euro.

(b)                                 Letter of Credit Fees.

(i)                                     Letter of Credit Fees.  The Borrowers shall pay to the Administrative Agent for the account of each of the Revolving Lenders their pro rata share of a fee in respect of Letters of Credit under the respective Revolving Commitments, as applicable (the “Letter of Credit Fee”) equal to the product of (i) the Applicable Percentage times (ii) the daily amount available to be drawn under such Letters of Credit, subject, in each case, to adjustment for Defaulting Lenders under Section 2.17.  For purposes of determining the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09.  The Letter of Credit Fee shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date (and on the last day of the L/C Expiration Date).  The Letter of Credit Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Percentage during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Percentage separately for each period during such quarter that the Applicable Percentage was in effect.  Notwithstanding anything to the contrary contained herein, the Letter of Credit Fee shall accrue at the Default Rate after the occurrence and during the continuation of an Event of Default whenever the Default Rate shall be in effect for Loan Obligations under Section 2.08(b).  The Letter of Credit Fee payable in respect of the Multi-Currency Revolving Commitments and the USD Revolving Commitments, in either case, if applicable, will be payable in Dollars, and the Letter of Credit Fee payable in respect of the Euro Revolving Commitments, if applicable, will be payable in Euro.

(ii)                                  Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers.  The Borrowers shall pay directly to each L/C Issuer for its own account a fronting fee (the “Fronting Fee”) with respect to each Letter of Credit issued by it at the rate and at the times specified in the applicable Fee Letter, computed on the daily amount available to be drawn under such Letters of Credit.  For purposes of determining the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09.  Unless otherwise agreed, the Fronting Fee shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date (and on the last day of the L/C Expiration Date).  In addition, the Borrowers shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.  Unless otherwise provided, Fronting Fees and other amounts payable hereunder in respect of the Multi-Currency Revolving Commitments and the USD Revolving Commitments, in either case, if applicable, will be payable in Dollars, and the Letter of Credit Fee payable in respect of the Euro Revolving Commitments, if applicable, will be payable in Euro.

(c)                                  Other Fees.

(i)                                     The Borrowers shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letters.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)                                  The Borrowers shall pay to the Competitive Bid Agent, for its own account, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(iii)                               The Borrowers shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10                        Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a)                                 All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Fixed LIBOR Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Loans denominated in (x) British Pounds Sterling, on the basis of a year of 365 or 366 days, as the case may be and (y) currencies other than Dollars and British Pounds Sterling, as to which market practice differs from the foregoing, in accordance with such market practice.  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)                                 If, as a result of any restatement of or other adjustment to the financial statements of the Borrowers or for any other reason, the Borrowers or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Borrowers as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the applicable L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or any L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This paragraph shall not limit the rights of the Administrative Agent, any Lender or any L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(j), 2.08(b), 2.09 or under Article IX.  The Borrowers’ obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

2.11                        Payments Generally; Administrative Agent’s Clawback.

(a)                                 General.  All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in currencies other than Dollars, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein.  Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in a currency other than Dollars shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in such other currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein.  Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Credit Agreement be made in the United States.  If, for any reason, a Borrower is prohibited by any Law from making any required payment hereunder in the Applicable Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent thereof.  The Administrative Agent will promptly distribute to each Lender its pro rata share of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in currencies other than Dollars, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  Subject to the definition of “Interest Period”, if any payment to be made by a Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)                                 (i)                                     Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Fixed LIBOR Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to the time such Borrowing is to be made) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by a Borrower, the interest rate applicable to Base Rate Loans.  If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by a Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)                                  Payments by Borrowers; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any L/C Issuer hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or any L/C Issuer, as the case may be, the amount due.  In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the applicable L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or any Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)                                  Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to a Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to such Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)                                 Obligation of the Lenders Several.  The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 11.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e)                                  Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.12                        Sharing of Payments By Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swingline Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swingline Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)                                     if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                                  the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of a Borrower pursuant to and in accordance with the express terms of this Credit Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.16, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swingline Loans to any assignee or participant, other than as assignment to a Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

2.13                        Evidence of Debt.

(a)                                 The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, each applicable Borrower shall execute and deliver to the Administrative Agent a Note for such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)                                 In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swingline Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.14                        Designated Borrowers.

(a)                                 The Borrowers may at any time, upon not less than 15 Business Days’ notice from FME to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), designate any additional Subsidiary (an “Applicant Borrower”) as a Designated Borrower for and in respect of the Commitments and Loan Obligations hereunder and requesting that the Applicant Borrower be a Primary Borrower and/or Co-Borrower hereunder, as appropriate, and specifying the applicable Loan Obligations or portion thereof by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed notice and agreement in substantially the form of Exhibit 2.14-1 (a “Designated Borrower Request and Assumption Agreement”).  The Borrowing Limit for any Applicant Borrower that becomes a Primary Borrower (including the Co-

Borrowers) shall be the same as the Borrowing Limit in effect for FMCH.  The parties hereto acknowledge and agree that prior to any Applicant Borrower that is a Foreign Subsidiary becoming a Borrower entitled to utilize the credit facilities provided for herein, the Administrative Agent shall have received the written consent from all of the Lenders providing such credit facilities to such Foreign Subsidiary being made a Designated Borrower.  Designation of any Applicant Borrower as a Designated Borrower and approval of its Borrowing Limit is subject, in each case, to (i) the prior consent of the Required USD Revolving Lenders, the Required Euro Revolving Lenders, the Required Multi-Currency Revolving Lenders or the Required Tranche A Term Lenders, as applicable, in their sole discretion; (ii) delivery of an executed promissory note as may be requested by any applicable Lender in connection therewith; (iii) delivery of supporting resolutions, articles of incorporation and bylaws (or their equivalents), incumbency certificates, opinions of counsel and such other items as the Administrative Agent and the Required USD Revolving Lenders, the Required Euro Revolving Lenders, the Required Multi-Currency Revolving Lenders or the Required Tranche A Term Lenders, as applicable, may request; and (iv) receipt of any “know your customer” or similar information reasonably requested by any such Lender.  If the Administrative Agent and the Required USD Revolving Lenders, the Required Euro Revolving Lenders, the Required Multi-Currency Revolving Lenders or the Required Tranche A Term Lenders, as applicable and to the extent required, agree that an Applicant Borrower may become a Borrower hereunder entitled to the respective Commitments and Loan Obligations hereunder, then promptly following receipt of all such requested resolutions, incumbency certificates, opinions of counsel and other documents or information, the Administrative Agent shall send a notice in substantially the form of Exhibit 2.14-2 (a “Designated Borrower Notice”) to the Borrowers and the Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Designated Borrower for purposes hereof, whereupon each of the Lenders agrees to permit such Designated Borrower to receive the respective Commitments and Loan Obligations hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Credit Agreement; provided that no Loan Notice or L/C Application may be submitted by or on behalf of such Designated Borrower until the date which is five Business Days after such effective date.

(b)                                 Each Subsidiary that is or becomes a “Designated Borrower” pursuant to this Section 2.14 hereby irrevocably appoints FME as its agent, in each case for all purposes relevant to this Credit Agreement and each of the other Credit Documents, including (1) the giving and receipt of notices, (2) except for amendments, waivers and consents covered by Section 11.01, the execution and delivery of all documents, instruments and certificates contemplated herein, and (3) the receipt of the proceeds of any Loans made by the Lenders, to any such Designated Borrower hereunder.  Except for amendments, waivers and consents covered by Section 11.01, any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by FME, whether or not any such other Borrower joins therein.  Any such notice, demand, consent, acknowledgement, direction, certification or other communication delivered to such agent, as applicable, for the Designated Borrower in accordance with the terms of this Credit Agreement shall be deemed to have been delivered to each Designated Borrower.

(c)                                  FME may request that any Borrower (other than FME and FMCH) cease to be a Borrower by delivering to the Administrative Agent (which shall promptly deliver copies thereof to each Lender) a written notice to such effect.  If such Borrower is a Primary Borrower (including the Co-Borrowers), it shall cease to be a Borrower on the date the Administrative Agent receives such written notice.  If such Borrower is a Designated Borrower (unless it is a Primary Borrower or Co-Borrower), it shall cease to be a Borrower on the later to occur of (i) the date the Administrative Agent receives such written notice, and (ii) the date such Designated Borrower has paid all of its obligations (including payment of Cash Collateral in respect of any L/C Obligations outstanding for its benefit) and all accrued and unpaid interest, fees and other obligations hereunder or in connection herewith.

2.15                        Joint and Several Liability of the Borrowers.

(a)                                 The obligations of each of the Primary Borrowers, as borrowers hereunder, shall be joint and several in nature for all Loan Obligations and other obligations owing hereunder or under the other Credit Documents; provided that:  (i) the obligations of any Primary Borrower as a joint and several obligor hereunder in respect of such obligations shall not in any event exceed an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law, (ii) none of the Primary Borrowers shall exercise any right of subrogation, indemnity, reimbursement or contribution against any other Borrower or Guarantor until such time as the Loan Obligations and the other obligations owing hereunder and under the other Credit Documents have been irrevocably paid in full and the Commitments relating thereto have expired or been terminated, and (iii) each Primary Borrower expressly waives any requirement that the Administrative Agent or any Lender, or any of their officers, agents or representatives, exhaust any right, power or remedy or first proceed under any of the Credit Documents or against any other Borrower, Guarantor, other Person or Collateral.

(b)                                 The obligations of each of the Designated Borrowers that are not Primary Borrowers, as borrowers hereunder, shall be several (and not joint) in nature and shall be limited in each case to the obligations borrowed by such Designated Borrower hereunder.

2.16                        Cash Collateral.

(a)                                 Certain Credit Support Events.  If (i) the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the L/C Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) the Borrower shall be required to provide Cash Collateral pursuant to Section 9.02(c), or (iv) there shall exist a Defaulting Lender, the Borrowers shall immediately (in the case of clause (iii) above) or within one Business Day (in all other cases) following any request by the Administrative Agent or the L/C Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.17(b) and any Cash Collateral provided by the Defaulting Lender) or such lesser amount as may be agreed with the L/C Issuer, in its sole discretion.

(b)                                 Grant of Security Interest.  The Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and agrees to maintain, subject to any lien of the Administrative Agent as depository bank for unpaid fees and similar charges, a first priority security interest in all such Cash Collateral, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.16(c).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuer as herein provided or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.  All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts with, and subject to the control of, the Administrative Agent. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c)                                  Application.  Notwithstanding anything to the contrary contained in this Credit Agreement, Cash Collateral provided under any of this Section 2.16 or or 9.02 in respect of Letters of Credit or Swingline Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swingline Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided.

(d)                                 Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 11.06(b)(vi))) or (ii) the determination by the Administrative Agent and the L/C Issuer that there exists excess Cash Collateral; provided, however, (x) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Credit Documents and the other applicable provisions of the Credit Documents, and (y) the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.17                        Defaulting Lenders.

(a)                                 Adjustments.  Notwithstanding anything to the contrary contained in this Credit Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)                                     A Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent, and to participate in the process of any such amendment, waiver or consent, with respect to this Credit Agreement and the other Credit Documents shall be suspended as provided in the definition of “Required Lenders” and in Section 11.01.

(ii)                                  A Defaulting Lender may be replaced and its interests assigned or Commitments terminated as provided in Section 11.13.

(iii)                               The L/C Issuers and Swingline Lender may require Cash Collateral or other assurance in respect of Fronting Exposure as a condition to Credit Extensions.

(iv)                              all payments of principal, interest and other amounts owing to a Defaulting Lender will be paid into an account or subaccount with the Administrative Agent (collectively, the “Defaulting Lender Account”) to secure the Defaulting Lender’s obligations under this Credit Agreement.  Amounts held in the Defaulting Lender Account shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuers or Swingline Lenders hereunder; third, if so determined by the Administrative Agent or requested by an L/C Issuer or a Swingline Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swingline Loan or Letter of Credit; fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Credit Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Credit Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Credit Agreement in accordance with Section 2.16; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, an L/C Issuer or a Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, such Defaulting Lender.

(v)                                 Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(v) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto;

(A)                               No Defaulting Lender shall be entitled to receive any Commitment Fees under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)                               Each Defaulting Lender shall be entitled to receive Letter of Credit Fees under Section 2.09(b) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its pro rata share of the stated amount of Letters of Credit for which it has provided Cash Collateral as provided in Section 2.16.

(C)                               With respect to any Letter of Credit Fee under Section 2.09(b) not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swingline Loans that have been reallocated to such Non-Defaulting Lender pursuant to clause (b) below, (y) pay to the L/C Issuer and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not required to pay the remaining amount of any such fee.

(vi)                              So long as no Event of Default shall exist immediately before or immediately after giving affect thereto, the Borrowers may with the consent of the Administrative Agent elect to terminate the Commitments of the Defaulting Lender, and repay its share of outstanding Revolving Loan Obligations on a non-pro rata basis.

(b)           Reallocation of Pro Rata Share to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective pro rata shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 5.02 are satisfied at the time of such reallocation (and, unless the Borrowers shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate amount of any Non-Defaulting Lender’s share of Revolving Loan Obligations to exceed such Non-Defaulting Lender’s Commitment in respect thereof.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(c)           Cash Collateral, Repayment of Swingline Loans.  If the reallocation described in Section 2.17(b) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure, and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.16.

(d)           Defaulting Lender Cure.  If the Borrowers, the Administrative Agent, Swingline Lenders and the L/C Issuers agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their respective pro rata shares (without giving effect to Section 2.17(b)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided; further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(e)           New Swingline Loans and Letters of Credit.  So long as any Lender is a Defaulting Lender (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that there will be no Fronting Exposure after giving effect to such Swingline Loans, and (ii) no L/C Issuer shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

2.18        Additional Provisions Relating to Competitive Revolving Loans.

(a)           Requesting Competitive Bids.  The Borrowers may request the submission of Competitive Bids by delivering a Bid Request to the Competitive Bid Agent and the Administrative Agent not later than 12:00 noon (i) three Business Days prior to the requested date of any Bid Borrowing that is to consist of Absolute Rate Loans or Fixed LIBOR Margin Bid Loans denominated in Dollars, (ii) four Business Days prior to the requested date of any Bid Borrowing that is to consist of Absolute

Rate Loans or Fixed LIBOR Margin Bid Loans denominated in Alternative Currencies other than Special Notice Currencies and (iii) five Business Days prior to the requested date of any Bid Borrowing that is to consist of Absolute Rate Loans or Fixed LIBOR Margin Bid Loans denominated in Special Notice Currencies.  Each Bid Request shall specify (A) the kind of financial accommodation requested, (B) the Borrower or Borrowers therefor, (C) the requested date of the Bid Borrowing (which shall be a Business Day), (D) the aggregate principal amount of Competitive Revolving Loans requested (which must be in the amount of ten million units of the Applicable Currency and integral multiples of one million units of the Applicable Currency in excess thereof), (E) the Type of Competitive Revolving Loans requested, (F) the currency of the requested Competitive Revolving Loan, and (G) the duration of the Interest Period with respect thereto, and shall be signed by a Responsible Officer or duly authorized signatory of the applicable Borrower.  No Bid Request shall contain a request for (1) more than one Type of Competitive Revolving Loan, (2) Competitive Revolving Loans denominated in more than one currency or (3) Competitive Revolving Loans having more than three different Interest Periods.  Bid Requests may be grouped and submitted together, but not more frequently than twice in any calendar week.  Each such submission may contain up to five separate Bid Requests.  Unless the Competitive Bid Agent otherwise agrees in its sole and absolute discretion, the Borrowers may not submit a Bid Request if another Bid Request has been submitted within the preceding five Business Days.

(b)           Submitting Competitive Bids.

(i)            After confirming with the Administrative Agent that the applicable Bid Request complies with the provisions of Section 2.01(d), the Competitive Bid Agent shall notify each Multi-Currency Revolving Lender of each Bid Request received by it from the Borrowers and the contents of such Bid Request not later than 2:00 p.m. on the date it receives such Bid Request.

(ii)           Each Multi-Currency Revolving Lender may (but shall have no obligation to) submit a Competitive Bid containing an offer to make one or more Competitive Revolving Loans in response to such Bid Request.  Such Competitive Bid must be delivered to the Competitive Bid Agent not later than 10:00 a.m. (A) two Business Days prior to the requested date of any Bid Borrowing that is to consist of Absolute Rate Loans or Fixed LIBOR Margin Bid Loans denominated in Dollars, (B) three Business Days prior to the requested date of any Bid Borrowing that is to consist of Absolute Rate Loans or Fixed LIBOR Margin Bid Loans denominated in Alternative Currencies other than Special Notice Currencies and (C) four Business Days prior to the requested date of any Bid Borrowing that is to consist of Absolute Rate Loans or Fixed LIBOR Margin Bid Loans denominated in Special Notice Currencies; provided, however, that any Competitive Bid submitted by the Competitive Bid Agent in its capacity as a Multi-Currency Revolving Lender in response to any Bid Request must be submitted to the Competitive Bid Agent not later than 10:15 a.m. on the date on which Competitive Bids are required to be delivered by the other Multi-Currency Revolving Lenders in response to such Bid Request.  Each Competitive Bid shall specify (1) the proposed date of the Bid Borrowing; (2) the principal amount of each Competitive Revolving Loan for which such Competitive Bid is being made, which principal amount (I) may be equal to, greater than or less than the Revolving Commitment of the bidding Lender, (II) must be in the amount of five million units of the Applicable Currency and integral multiples of one million units of the Applicable Currency in excess thereof, and (III) may not exceed the principal amount of Competitive Revolving Loans for which Competitive Bids were requested; (3) if the proposed Bid Borrowing is to consist of Absolute Rate Loans, the Absolute Rate offered for each such Competitive Revolving Loan and the Interest Period applicable thereto; (4) if the proposed Bid Borrowing is to consist of Fixed LIBOR Margin Bid Loans, the Fixed LIBOR Margin Bid with respect to each such Fixed LIBOR Margin Bid Loan and the Interest Period applicable thereto; and (5) the identity of the bidding Lender.

(iii)          Any Competitive Bid shall be disregarded if it (A) is received after the applicable time specified in clause (ii) above, (B) is not substantially in the form of a Competitive Bid as specified herein, (C) contains qualifying, conditional or similar language, (D) proposes terms other than or in addition to those set forth in the applicable Bid Request, or (E) is otherwise not responsive to such Bid Request.  Any Multi-Currency Revolving Lender may correct a Competitive Bid containing a manifest error by submitting a corrected Competitive Bid (identified as such) not later than the applicable time required for submission of Competitive Bids.  Any such submission of a corrected Competitive Bid shall constitute a revocation of the Competitive Bid that contained the manifest error.  The Competitive Bid Agent may, but shall not be required to, notify any Multi-Currency Revolving Lender of any manifest error it detects in such Lender’s Competitive Bid.

(iv)          Subject only to the provisions of Sections 3.02, 3.03 and 5.02 and clause (iii) above, each Competitive Bid shall be irrevocable.

(c)           Notice to Borrowers of Competitive Bids.  Not later than 11:00 a.m. (i) two Business Days prior to the requested date of any Bid Borrowing that is to consist of Absolute Rate Loans or Fixed LIBOR Margin Bid Loans denominated in Dollars, (ii) three Business Days prior to the requested date of any Bid Borrowing that is to consist of Absolute Rate Loans or Fixed LIBOR Margin Bid Loans denominated in Alternative Currencies other than Special Notice Currencies and (iii) four Business Days prior to the requested date of any Bid Borrowing that is to consist of Absolute Rate Loans or Fixed LIBOR Margin Bid Loans denominated in Special Notice Currencies, the Competitive Bid Agent shall notify the applicable Borrower or Borrowers of the identity of each Lender that has submitted a Competitive Bid that complies with the foregoing subsection (b) and of the terms of the offers contained in each such Competitive Bid.

(d)           Acceptance of Competitive Bids.  Not later than 11:30 a.m. (i) two Business Days prior to the requested date of any Bid Borrowing that is to consist of Absolute Rate Loans or Fixed LIBOR Margin Bid Loans denominated in Dollars, (ii) three Business Days prior to the requested date of any Bid Borrowing that is to consist of Absolute Rate Loans or Fixed LIBOR Margin Bid Loans denominated in Alternative Currencies other than Special Notice Currencies and (iii) four Business Days prior to the requested date of any Bid Borrowing that is to consist of Absolute Rate Loans or Fixed LIBOR Margin Bid Loans denominated in Special Notice Currencies, the Borrowers shall notify the Competitive Bid Agent of its acceptance or rejection of the offers notified to it pursuant to the foregoing subsection (c).  The Borrowers shall be under no obligation to accept any Competitive Bid and may choose to reject all Competitive Bids.  In the case of acceptance, such notice shall specify the aggregate principal amount of Competitive Bids for each Interest Period that is accepted.  The Borrowers may accept any Competitive Bid in whole or in part; provided that:

(A)          the aggregate principal amount of each Bid Borrowing may not exceed the applicable amount set forth in the related Bid Request;

(B)          the principal amount of each Competitive Revolving Loan must be in the amount of five million units of the Applicable Currency and integral multiples of one million units of the Applicable Currency in excess thereof;

(C)          the acceptance of offers may be made only on the basis of ascending Absolute Rates or Fixed LIBOR Margin Bids within each Interest Period; and

(D)          the Borrowers may not accept any offer that is described in the foregoing subsection (b)(iii) above or that otherwise fails to comply with the requirements hereof.

(e)           Procedure for Identical Bids.  If two or more Lenders have submitted Competitive Bids at the same Absolute Rate or Fixed LIBOR Margin Bid, as the case may be, for the same Interest Period, and the result of accepting all of such Competitive Bids in whole (together with any other Competitive Bids at lower Absolute Rates or Fixed LIBOR Margin Bids, as the case may be, accepted for such Interest Period in conformity with the requirements of the foregoing subsection (d) above) would be to cause the aggregate outstanding principal amount of the applicable Bid Borrowing to exceed the amount specified therefor in the related Bid Request, then, unless otherwise agreed by the Borrowers, the Competitive Bid Agent and such Lenders, such Competitive Bids shall be accepted as nearly as possible in proportion to the amount offered by each such Lender in respect of such Interest Period, at such Absolute Rate or Fixed LIBOR Margin Bid, without regard to the requirements of foregoing subsection (d) above.

(f)            Notice to Lenders of Acceptance or Rejection of Bids.  The Competitive Bid Agent shall promptly notify each Lender having submitted a Competitive Bid (with a copy to the Administrative Agent) whether or not its offer has been accepted and, if its offer has been accepted, of the amount of the Competitive Revolving Loan or Competitive Revolving Loans to be made by it on the date of the applicable Bid Borrowing.  Any Competitive Bid or portion thereof that is not accepted by the Borrowers by the applicable time specified in foregoing subsection (d) above shall be deemed rejected.

(g)           Notice of Fixed LIBOR Rate.  If any Bid Borrowing is to consist of Fixed LIBOR Margin Bid Loans, the Competitive Bid Agent shall determine the Fixed LIBOR Rate for the relevant Interest Period, and promptly after making such determination, shall notify the applicable Borrower and the Lenders that will be participating in such Bid Borrowing of such Fixed LIBOR Rate.

(h)           Funding of Competitive Revolving Loans.  Each Lender that has received notice pursuant to foregoing subsection (f) above that all or a portion of its Competitive Bid has been accepted by the Borrowers shall make the amount of its Competitive Revolving Loan(s) available to the Competitive Bid Agent in Same Day Funds at the Competitive Bid Agent’s Lending Office (or such other office as provided to the Revolving Lenders by the Competitive Bid Agent) for the Applicable Currency not later than 1:00 p.m., in the case of any Competitive Revolving Loan denominated in Dollars, and not later than the Applicable Time specified by the Competitive Bid Agent in the case of any Competitive Revolving Loan in an Alternative Currency, in each case on the date of the requested Bid Borrowing.  Upon satisfaction of the applicable conditions set forth in Section 5.02 and after the Competitive Bid Agent has received confirmation from the Administrative Agent that such Competitive Bid complies with the provisions of Section 2.01(d), the Competitive Bid Agent shall make all funds so received available to the Borrowers in like funds as received by the Competitive Bid Agent.

(i)            Notice of Range of Bids.  After each Competitive Bid auction pursuant to this Section 2.18, the Competitive Bid Agent shall notify each Revolving Lender that submitted a Competitive Bid in such auction of the ranges of bids submitted (without the bidder’s name) and accepted for each Competitive Revolving Loan and the aggregate amount of each Bid Borrowing.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01        Taxes.

(a)           Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)            Any and all payments by or on account of any obligation of any Credit Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws.  If any applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Credit Party, then the Administrative Agent or such Credit Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)           If any Credit Party or the Administrative Agent shall be required by the Internal Revenue Code to withhold or deduct any Taxes, including both United States federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Internal Revenue Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Credit Parties shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii)          If any Credit Party or the Administrative Agent shall be required by any applicable Laws other than the Internal Revenue Code to withhold or deduct any Taxes from any payment, then (A) such Credit Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Credit Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount so withheld or deducted by it to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Credit Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)           Payment of Other Taxes by the Credit Parties.  Without limiting the provisions of subsection (a) above, the Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)           Tax Indemnifications.

(i)            Each of the Credit Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or L/C Issuer, shall be conclusive absent manifest error.  Each of the Credit Parties shall, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, for any amount which a Lender or L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below.

(ii)           Each Lender and L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within ten (10) days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender or L/C Issuer (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (y) the Administrative Agent and the Credit Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Credit Parties, as applicable, against any Excluded Taxes attributable to such Lender or L/C Issuer, in each case, that are payable or paid by the Administrative Agent or a Credit Party in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender and L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or L/C Issuer, as the case may be, under this Credit Agreement or any other Credit Document against any amount due to the Administrative Agent under this clause (ii).

(d)           Evidence of Payments.  Upon request by the Borrowers or the Administrative Agent, as the case may be, after any payment of Taxes by any Credit Party or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrowers shall deliver, or cause to be delivered, to the Administrative Agent or the Administrative Agent shall deliver to the Borrowers, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Law to report such payment or other evidence of such payment reasonably satisfactory to the Borrowers or the Administrative Agent, as the case may be.

(e)           Status of Lenders; Tax Documentation.

(i)            Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the

Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)           Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Person,

(A)          any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)          executed originals of IRS Form W-8ECI;

(III)        in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal

Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(IV)         to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)          if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Credit Agreement.

(iii)          Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

(f)            Treatment of Certain Refunds.  Unless required by applicable Law, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or L/C Issuer, or have any obligation to pay to any Lender or L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or L/C Issuer, as the case may be.  If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Credit Party or with respect to which any Credit Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Credit Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Credit Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Credit Party, upon the request of the Recipient, agrees to repay the amount paid over to the Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Credit Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Credit Party or any other Person.

(g)           Survival.  Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02        Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Fixed LIBOR Rate (whether denominated in Dollars or an Alternative Currency), or to determine or charge interest rates based upon the Fixed LIBOR Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the applicable Borrower through the Administrative Agent, (a) any obligation of such Lender to make or continue Fixed LIBOR Rate Loans in the affected currency or currencies or, in the case of Fixed LIBOR Rate Loans in Dollars, to convert Base Rate Loans to Fixed LIBOR Rate Loans shall be suspended and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Fixed LIBOR Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Fixed LIBOR Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the applicable Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the applicable Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all of such Lender’s Fixed LIBOR Rate Loans to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Fixed LIBOR Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Fixed LIBOR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Fixed LIBOR Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Fixed LIBOR Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Fixed LIBOR Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Fixed LIBOR Rate.  Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03        Inability to Determine Rates.  If the Required Lenders determine that for any reason in connection with any request for a Fixed LIBOR Rate Loan or a conversion to or continuation thereof that (a) deposits in the Applicable Currency are not being offered to banks in the applicable offshore interbank market for the Applicable Currency, the applicable amount or the applicable Interest Period for such Fixed LIBOR Rate Loan, (b) adequate and reasonable means do not exist for determining the Fixed LIBOR Rate for any requested Interest Period with respect to a proposed Fixed LIBOR Rate Loan (whether denominated in Dollars or another currency or in connection with an existing or proposed Base Rate Loan that is determined by reference to the Fixed LIBOR Rate), or (c) the Fixed LIBOR Rate for the Applicable Currency for any requested Interest Period with respect to a proposed Fixed LIBOR Rate Loan, or in connection with an existing or proposed Base Rate Loan which is based on the Fixed LIBOR Rate, does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly notify the affected Borrowers and Lenders.  Thereafter, (x) the obligation of the Lenders to make or maintain such Fixed LIBOR Rate Loans in the affected currency or currencies shall be suspended and (y) in the event of a determination described in the preceding sentence with respect to the Fixed LIBOR Rate component of the Base Rate, the utilization of the Fixed LIBOR Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Fixed LIBOR Rate Loans in the affected currency or currencies in respect thereof or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans or unaffected Fixed LIBOR Rate Loans, as appropriate, in the amount specified therein.

3.04        Increased Cost; Capital Adequacy.

(a)           Increased Costs Generally.  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except (A) any reserve requirement reflected in the Fixed LIBOR Rate or contemplated by Section 3.04(e) hereof) and (B) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost, other than as set forth below) or an L/C Issuer;

(ii)           subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)          result in a failure of the Mandatory Cost, as calculated hereunder, to represent the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Fixed LIBOR Rate Loans; or

(iv)          impose on any Lender or L/C Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Credit Agreement or Fixed LIBOR Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or other Recipient of making, converting to, continuing or maintaining any Loan, the interest on which is determined by reference to the Fixed LIBOR Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, L/C Issuer or other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, L/C Issuer or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, L/C Issuer or other Recipient, the applicable Borrower will pay, or cause to be paid, to such Lender, L/C Issuer or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, L/C Issuer or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender or L/C Issuer determines that any Change in Law affecting such Lender or L/C Issuer or any Lending Office of such Lender or such Lender’s or L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or L/C Issuer’s capital or on the capital of such Lender’s or L/C Issuer’s holding company, if any, as a consequence of this Credit Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by L/C Issuer, to a level below that which such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or L/C Issuer’s policies and the policies of such Lender’s or L/C Issuer’s holding company with respect to capital adequacy), then from time to time the applicable Borrower will pay or cause to be paid to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  A certificate of a Lender or L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrowers shall be conclusive absent manifest error.  The Borrowers shall pay such Lender or L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender or L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or L/C Issuer’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or L/C Issuer, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)           Reserves on Fixed LIBOR Rate Loans.  The Borrowers shall pay, or cause to be paid, to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Fixed LIBOR Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the

Commitments or the funding of the Fixed LIBOR Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs thereof allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), which, in each case, shall be due and payable on each date on which interest is payable on such Loan, provided the Borrowers shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender.  If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable fifteen (15) days from receipt of such notice.

3.05        Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate, or cause to be compensated, such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)           any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by such Borrower;

(c)           any failure by any Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or

(d)           any assignment of a Fixed LIBOR Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by any Borrower pursuant to Section 11.13;

including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract.  The Borrowers shall also pay, or cause to be paid, any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Fixed LIBOR Rate Loan made by it at the Fixed LIBOR Rate used in determining the Fixed LIBOR Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Fixed LIBOR Rate Loan was in fact so funded.

3.06        Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender, L/C Issuer or any Governmental Authority for the account of any Lender or L/C Issuer pursuant to Section 3.01, or if any Lender or L/C Issuer gives a notice pursuant to Section 3.02, then at the request of the Borrower such Lender or L/C Issuer, as applicable, shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or L/C Issuer, as applicable, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or L/C Issuer, as the case may be.  The Borrowers hereby agree to pay, or cause to be paid, all reasonable costs and expenses incurred by any Lender or L/C Issuer in connection with any such designation or assignment.

(b)           Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.06(a), the Borrowers may replace such Lender in accordance with Section 11.13.

3.07        Survival Losses.  All of the Credit Parties’ obligations under this Article III shall survive termination of the Commitments hereunder and repayment of the Loan Obligations and resignation of the Administrative Agent.

ARTICLE IV

GUARANTY

4.01        The Guaranty.

(a)           Each of the Guarantors hereby jointly and severally irrevocably guarantees to the Administrative Agent and each of the holders of the Obligations as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise) strictly in accordance with the terms thereof.  The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise) in accordance with the terms of such extension or renewal.

(b)           Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, Swap Contracts or other agreements or documents relating to the Obligations, the obligations of each Guarantor under this Credit Agreement and the other Credit Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law.

(c)           The liability of a German Guarantor shall be subject to the limitations set forth in Section 11.22 hereof.

(d)           The liability of any entity incorporated under the laws of the Grand Duchy of Luxembourg (a “Luxembourg Guarantor”) for obligations of any entity of which such Luxembourg Guarantor is a Subsidiary and/or for obligations of any of such Luxembourg Guarantor’s Affiliates (other than its own Subsidiaries) in respect of the guaranty set forth in this Article IV shall be limited at any time to an aggregate amount not exceeding ninety five percent (95%) of the greater of the sum of such Luxembourg Guarantor’s own funds (capitaux propres) and the debt owed bythe Luxembourg Guarantor to its direct and indirect shareholders as determined by Article 34 of the Luxembourg Law of 19 December 2002 on the register of commerce and companies, accounting and companies annual accounts, as amended, (i) as set forth in its most recently approved financial statements or (ii) existing as of the Closing Date.  This limitation does not apply to any amounts borrowed under any facility and in each case made available, in any form whatsoever, to such Luxembourg Guarantor or its Subsidiaries.

4.02        Obligations Unconditional.

(a)           The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents or other documents relating to the Obligations, or any substitution, compromise, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances.  Each Guarantor agrees that it shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrowers or any other Guarantor for amounts paid under this Article IV until such time as the Obligations have been irrevocably paid in full and the Commitments relating thereto have expired or terminated.

(b)           Without limiting the generality of the foregoing subsection, it is agreed that, to the fullest extent permitted by Law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(i)            at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(ii)           any of the acts mentioned in any of the provisions of any of the Credit Documents, or other documents relating to the Obligations or any other agreement or instrument referred to therein shall be done or omitted;

(iii)          the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Credit Documents or any other document relating to the Obligations or any other agreement or instrument referred to therein shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(iv)          any Lien granted to, or in favor of, the Administrative Agent or any holder of the Obligations as security for any of the Obligations shall fail to attach or be perfected; or

(v)           any of the Obligations shall be determined to be void or voidable (including for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including any creditor of any Guarantor).

(c)           With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest, notice of acceptance of the guaranty given hereby and of extensions of credit that may constitute obligations guaranteed hereby, notices of amendments, waivers, consents and supplements to the Credit Documents and other documents relating to the Obligations, or the compromise, release or exchange of collateral or security, and all other notices whatsoever, and any requirement that the Administrative Agent or any holder of the Obligations exhaust any right, power or remedy or proceed against any Person under any of the Credit Documents or any other document relating to the Obligations or any other agreement or instrument referred to therein, or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.03        Reinstatement.  Neither the Guarantors’ obligations hereunder nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release or limitation of the liability of the Borrowers, by reason of any Borrower’s bankruptcy or insolvency or by reason of the invalidity or unenforceability of all or any portion of the Obligations.  In addition, the obligations of each Guarantor under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any Debtor Relief Law or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each holder of the Obligations on demand for all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by the Administrative Agent or such holder of the Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.

4.04        Certain Waivers.  Each Guarantor acknowledges and agrees that (a) the guaranty given hereby may be enforced without the necessity of resorting to or otherwise exhausting remedies in respect of any other security or collateral interests, and without the necessity at any time of having to take recourse against the Borrowers hereunder or against any collateral securing the Obligations or otherwise, and (b) it will not assert any right to require the action first be taken against the Borrowers or any other Person (including any co-guarantor) or pursuit of any other remedy or enforcement any other right, and (c) nothing contained herein shall prevent or limit action being taken against the Borrowers hereunder, under the other Credit Documents or the other documents and agreements relating to the Obligations or from foreclosing on any security or Collateral interests relating hereto or thereto, or from exercising any other rights or remedies available in respect thereof, if neither the Borrowers nor the Guarantors shall timely perform their obligations, and the exercise of any such rights and completion of any such foreclosure proceedings shall not constitute a discharge of the Guarantors’ obligations hereunder unless as a result thereof, the Obligations shall have been paid in full and the Commitments relating thereto shall have expired or terminated, it being the purpose and intent that the Guarantors’ obligations hereunder be absolute, irrevocable, independent and unconditional under all circumstances.  Each Guarantor agrees that it shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.

4.05        Remedies.  The Guarantors agree that, to the fullest extent permitted by Law, as between the Guarantors, on the one hand, and holders of the Obligations, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances specified in Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01.  The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the holders of the Obligations may exercise their remedies thereunder in accordance with the terms thereof.

4.06        Rights of Contribution.  The Guarantors hereby agree as among themselves that, in connection with payments made hereunder, each Guarantor shall have a right of contribution from each other Guarantor in accordance with applicable Law.  Such contribution rights shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations have been irrevocably paid in full and the Commitments relating thereto shall have expired or been terminated, and none of the Guarantors shall exercise any such contribution rights until the Obligations have been irrevocably paid in full and the Commitments relating thereto shall have expired or been terminated.

4.07        Guaranty of Payment; Continuing Guaranty.  The guarantee given by the Guarantors in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

ARTICLE V

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01        Conditions of Effectiveness.  This Credit Agreement shall be effective upon satisfaction of the following conditions precedent in each case in a manner satisfactory to the Administrative Agent and each Lender:

(a)           Executed Credit Documents.  Receipt by the Administrative Agent of (i) multiple counterparts of this Credit Agreement, (ii) executed Notes for those Lenders requesting them, (iii) multiple counterparts of the Pledge Agreements, the Parallel Debt Agreement and any other Collateral Documents, in each case properly executed by a Responsible Officer or duly authorized signatory.

(b)           Financial Information.  Receipt by the Administrative Agent of, with respect to FME and its subsidiaries on a consolidated basis, (A) unaudited company-prepared financial statements, including a balance sheet, income statement, and statement of cash flows (excluding notes) for the fiscal period ending June 30, 2012, and (B) audited financial statements, including balance sheet, income statement and statement of cash flows (excluding notes) for the fiscal year ending December 31, 2011.

(c)           Collateral.  Receipt by the Collateral Agent of the following:

(i)            UCC Financing Statements.  UCC financing statements for each jurisdiction as necessary or appropriate, in the Collateral Agent’s discretion, to perfect the security interest in the Collateral granted under the Pledge Agreements.

(ii)           Certificated Interests.  Where required for perfection under applicable Law, original certificates evidencing the Capital Stock pledged pursuant to the Collateral Documents (to the extent such Capital Stock is certificated), together with undated stock transfer powers executed in blank.

(d)           Corporate Documents.  Receipt by the Administrative Agent of a certificate of a Responsible Officer or duly authorized signatory of each Credit Party attaching each of the following documents and certifying that each is true and correct and complete and in full force and effect as of the Closing Date:

(i)            Charter Documents.  Copies of its certificate of organization or equivalent, certified to be true and correct as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its organization.

(ii)           Bylaws.  Copies of its bylaws, operating agreement or partnership agreement or the equivalent.

(iii)          Resolutions.  Copies of its resolutions approving and adopting the Credit Documents to which it is a party, the transactions contemplated herein and therein, and authorizing the execution and delivery thereof.

(iv)          Incumbency.  Original incumbency certificates identifying the officers thereof authorized to act on its behalf in connection with the Credit Documents (if available from the applicable jurisdiction).

(v)           Good Standing.  Certificates of good standing or the equivalent (if available from the applicable jurisdiction), certified as of a recent date by the appropriate Governmental Authorities from the state or other jurisdiction of its organization, and such other states or jurisdictions as the Administrative Agent may reasonably request and, in relation to a Luxembourg Guarantor, a confirmation by a manager that the company is not (A) subject to bankruptcy, insolvency, voluntary or judicial liquidation, composition with creditors, reprieve from payment, controlled management or (B) on the date of the confirmation, in a state of cessation or payments and has not lost its commercial creditworthiness except if otherwise provided for in the relevant charter documents.

(e)           Legal Opinions.  Receipt by the Administrative Agent of favorable legal opinions from counsel to FME, FMCH and other members of the Consolidated Group in form and substance reasonably satisfactory to the Administrative Agent regarding, among other things, existence and due authorization, execution, delivery and enforceability of the Credit Documents, no violations of Organization Documents, certain material agreements or applicable Law caused by the execution, delivery and performance of the Credit Documents, and the attachment and perfection of security interests in the Collateral pledged to secure the Loans and Obligations hereunder (including local counsel opinions).

(f)            Replacement of the Existing Credit Agreements.  Evidence of repayment of the loans and obligations owing by FME, FMCH and the other Borrowers and Guarantors under the Existing Bank Credit Agreement and the Existing Term Loan Credit Agreement, and, in each case, termination of the commitments thereunder and release of the security interests relating thereto.

(g)           Fees.  Payment of all fees and expenses required to be paid on or before the Closing Date, including the reasonable and documented fees and expenses of counsel for the Administrative Agent, the Arrangers and Collateral Agent.  As used herein, “documented” means such documentation as may be customary, reasonable and appropriate in light of the circumstances, but which, for purposes of closing, may include a summary statement with estimates of fees and expenses through a reasonable post-closing period.

Without limiting the generality of the provisions of Section 10.04, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.02        Conditions to all Credit Extensions.  The obligation of each Lender to honor any Request for Credit Extension is subject to the following conditions precedent:

(a)           The representations and warranties of each Credit Party contained in Article VI or any other Credit Document, or that are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 5.02, the representations and warranties contained in subsections (A) and (B) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01.

(b)           No Default or Event of Default shall exist, or would result from such proposed Credit Extension.

(c)           The Administrative Agent and, if applicable, the L/C Issuer or the Swingline Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Borrowing pursuant to any Request for Credit Extension (other than a Loan Notice requesting only a conversions or continuations) submitted by the Borrowers shall be deemed to be a representation and warranty by such Borrowers that the conditions specified in Section 5.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Each Borrower and each other Credit Party represents and warrants to the Administrative Agent and the Lenders the following (provided, only the Borrowers (and not the other Credit Parties) represent and warrant as to the representations and warranties set forth in Section 6.21(b)):

6.01        Existence, Qualification and Power; Compliance with Laws.  Each Credit Party (a) is a corporation, partnership, limited liability company or other entity duly organized or formed, validly existing and in good standing (to the extent such concept exists in the applicable jurisdiction and except to the extent that the failure to be in good standing could not reasonably be expected to have a Material Adverse Effect) under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Credit Documents to which it is a party, (c) is duly qualified and is licensed and in good standing (to the extent such concept exists in the applicable jurisdiction) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, (d) is in compliance with all Laws and (e) has, to the extent applicable: (i) entered into and maintains in good standing its Medicare Provider Agreements and Medicaid Provider Agreements and (ii) ensured that all such required licenses are in full force and effect on the date hereof and have not been revoked or suspended or otherwise limited; except in the case of clauses (b)(i), (b)(ii),

(c), (d) and (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.02        Authorization; No Contravention.  The execution, delivery and performance by each Credit Party of each Credit Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person’s Organization Documents; (b) materially conflict with or result in any material breach or contravention of, or the creation of any Lien under, (i) any material Contractual Obligation to which such Person is a party or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; (c) violate any Law; or (d) except to the extent it would not have a Material Adverse Effect, result in a limitation on any licenses, permits, certificates or determinations of need or other approvals applicable to the business, operations or properties of any Credit Party or adversely affect the ability of any Credit Party to participate in any Medical Reimbursement Programs.

6.03        Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party of this Credit Agreement or any other Credit Document other than (i) those that have already been obtained and are in full force and effect and (ii) filings to perfect the Liens created by the Collateral Documents.

6.04        Binding Effect.  This Credit Agreement and each other Credit Document has been duly executed and delivered by each Credit Party that is party thereto.  This Credit Agreement and the other Credit Documents constitute legal, valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable Debtor Relief Laws affecting creditors’ rights generally and by equitable principles of law (regardless of whether enforcement is sought in equity or at law).

6.05        Financial Statements.  The audited consolidated balance sheets of the Consolidated Group for the fiscal year ended December 31, 2011, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, including the notes thereto (A) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (B) fairly present the financial condition of the Consolidated Group as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (C) reflect all material indebtedness and other material liabilities, direct or contingent, as of the date thereof, including liabilities for taxes, material commitments and Indebtedness of the Consolidated Group.

6.06        No Material Adverse Effect.  Since December 31, 2011, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

6.07        Litigation.  There are no actions, suits, investigations, criminal prosecutions, civil investigative demands, imposition of criminal or civil fines or penalties, proceedings, claims or disputes pending or, to the knowledge of the Borrowers after due and diligent investigation, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against any member of the Consolidated Group or against any of their respective properties or revenues that (a) purport to affect or pertain to this Credit Agreement or any other Credit Document, or (b) would reasonably be expected to have a Material Adverse Effect.

6.08        No Default.  No member of the Consolidated Group is in default under or with respect to any Contractual Obligation that would reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Credit Agreement or any other Credit Document.

6.09        Ownership of Property; Liens.  Each member of the Consolidated Group has good record and marketable title to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The property of the Consolidated Group is subject to no Liens, other than Liens permitted by Section 8.02.

6.10        Environmental Compliance.  No member of the Consolidated Group has any liability or responsibility under any claim in respect of the violation of any Environmental Laws, except for such claims that would not reasonably be expected to have a Material Adverse Effect.

6.11        Insurance.  The properties of the Consolidated Group are insured pursuant to self-insurance arrangements or with financially sound and reputable insurance companies that are not Affiliates of the Borrowers or with Captive Insurance Companies, in each case in such kinds, types, amounts and with such deductibles and self-insurance retentions as are in accordance with sound business practice.

6.12        Taxes.  Each member of the Consolidated Group has filed all material federal, state and other tax returns and reports required to be filed, and have paid all taxes shown thereon to be due and has paid all other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed tax assessment against the Borrowers or any Subsidiary that would, if made, have a Material Adverse Effect.

6.13        ERISA Compliance.

(a)           Each Plan of such Credit Party and its Subsidiaries is in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state Laws, except where a failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each Plan of such Credit Party and its Subsidiaries that is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS or an application for such a letter is currently pending before the IRS with respect thereto and, to the best knowledge of Responsible Officers of the Credit Parties, nothing has occurred that would prevent, or cause the loss of, such qualification.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, such Credit Party and each of its ERISA Affiliates have made all required contributions to each Plan of such Credit Party and its Subsidiaries subject to Section 412 of the Internal Revenue Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Internal Revenue Code has been made with respect to such Plan.

(b)           There are no pending or, to the best knowledge of the Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan of such Credit Party and its Subsidiaries that would reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any

Plan of such Credit Party and its Subsidiaries that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c)           Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur with respect to such Credit Party and its Subsidiaries; (ii) no Pension Plan of such Credit Party and its Subsidiaries is in “at risk” status under Section 430(i)(4) of the Internal Revenue Code or Section 303(i)(4) of ERISA; (iii) neither such Credit Party nor any of its ERISA Affiliates has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan of such Credit Party and its Subsidiaries (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither such Credit Party nor any of its ERISA Affiliates has incurred, or reasonably expects to incur, any liability (and no event has occurred that, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan of such Credit Party and its Subsidiaries; and (v) neither Such Credit Party nor any of its ERISA Affiliates has engaged in a transaction that would reasonably be expected to subject such Credit Party and its Subsidiaries to Sections 4069 or 4212(c) of ERISA.

6.14        Jurisdiction of Organization, Capital Stock and Ownership of Credit Parties.

(a)           As of the Closing Date, set forth on Schedule 6.14, with respect to each Credit Party, is the jurisdiction of organization, and, for Credit Parties other than FME, classes of Capital Stock (including options, warrants, rights of subscription, conversion, exchangeability and other similar rights), ownership and ownership percentages thereof.  Such outstanding shares of Capital Stock have been validly issued, fully paid and are non-assessable and owned free of Liens other than Liens permitted by Section 8.02.  The outstanding shares of Capital Stock shown are not the subject of buy sell, voting trust or other shareholder agreement except as identified on Schedule 6.14.

(b)           Each of the Borrowers (other than FME) is a Wholly Owned Subsidiary of FME.

6.15        Margin Regulations; Investment Company Act.

(a)           The Credit Parties are not engaged and will not engage, principally or as one of their important activities, in the business of purchasing or carrying “margin stock” (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.  Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than twenty-five percent (25%) of the value of the assets subject to the provisions of Section 8.02 or Section 8.05 or subject to any restriction contained in any agreement or instrument between a Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness will be margin stock.

(b)           None of the Credit Parties, any Person Controlling a Credit Party, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.16        Disclosure.    Each Credit Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information (other than information of a general economic nature) furnished (whether in writing or orally) by or on behalf of any Credit Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Credit Agreement or delivered hereunder or under any other Credit Document (in each case, as modified or supplemented by other information so furnished) taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being understood that projections are subject to uncertainties and contingencies beyond the control of the Credit Parties and that no assurance can be given that such projections will be realized.

6.17        Compliance with Laws.  Each member of the Consolidated Group is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions, settlements or other agreements with any Governmental Authority and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

6.18        Intellectual Property; Licenses, Etc.  Except to the extent it would not reasonably be expected to have a Material Adverse Effect, (a) the Consolidated Group owns, or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, (b) to the best knowledge of the Credit Parties, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any member of the Consolidated Group infringes upon any rights held by any other Person, and (c) no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Credit Parties, threatened.

6.19        Pledge Agreements.  Each Pledge Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the holders of the Obligations, a legal, valid and enforceable security interest in the Collateral identified therein on the terms set forth therein, except to the extent the enforceability thereof may be limited by applicable Debtor Relief Laws affecting creditors’ rights generally and by equitable principles of law (regardless of whether enforcement is sought in equity or at law) and, when such Collateral is delivered to the Collateral Agent or such other perfection requirements as set forth in the applicable Pledge Agreement are complied with, each Pledge Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the pledgors thereunder in such Collateral, in each case prior and superior in right to any other Lien.

6.20        Reimbursement from Medical Reimbursement Programs.  The accounts receivable of each of the Domestic Credit Parties have been and will continue to be adjusted in all material respects to reflect the reimbursement policies (both those most recently published in writing as well as those not in writing that have been verbally communicated) of any Medical Reimbursement Program (including Medicare, Medicaid, Blue Cross/Blue Shield, private insurance companies, health maintenance organizations, preferred provider organizations, alternative delivery systems, managed care systems, government contracting agencies and other third party payors) applicable to such Credit Party.  In particular, such accounts receivable relating to any Medical Reimbursement Program do not and shall not exceed amounts any obligee is entitled to receive under any capitation arrangement, fee schedule, discount formula, cost-based reimbursement or other adjustment or limitation to its usual charges, in each case to the extent it would not reasonably be expected to have a Material Adverse Effect.

6.21        Anti-Corruption and Sanctions Compliance.

(a)           FME and its Subsidiaries have established policies and practices reasonably designed to promote compliance with applicable anti-corruption laws.

(b)           The Borrowers have not, and covenant and agree that they will not, knowingly use any proceeds of any Loan or extensions of credit hereunder, or knowingly make any such proceeds or extensions of credit available to any Subsidiary, joint venture partner or other Person, or knowingly lend or contribute any such loan proceeds or extensions of credit to any such Subsidiary, joint venture partner or other Person in violation of sanctions applicable to them administered or enforced by the United States Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union or Her Majesty’s Treasury, except to the extent that this provision would expose any Person or any director, officer or employee thereof to any liability under EU Regulation (EC) 2271/96 or Section 4a of the German Foreign Trade Regulation.

ARTICLE VII

AFFIRMATIVE COVENANTS

Until the Loan Obligations hereunder shall have been paid in full or otherwise satisfied, and the Commitments hereunder shall have expired or been terminated, the Credit Parties will, and will cause members of the Consolidated Group to:

7.01        Financial Statements.  Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)           as soon as available, and in any event within five days after the date such information is required to be delivered to the SEC (but not in any event more than ninety-five days after the end of any fiscal year), consolidated balance sheets of FME and its Subsidiaries, as at the end of each fiscal year (beginning with the fiscal year ending December 31, 2012), and the related consolidated statements of income or operations, and the related statements of shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall state that such accountants conducted their audit of such financial statements in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit or other material qualification or exception of any kind; and

(b)           as soon as available, and in any event within five days after the date such information is required to be delivered to the SEC (but not in any event more than fifty days after the end of any fiscal quarter), consolidated balance sheets of FME and its Subsidiaries, as at the end of for each of the first three fiscal quarters of each fiscal year, and the related consolidated statements of income or operations, and the related statements of shareholders’ equity and cash flows for such fiscal quarter and for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer thereof as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 7.02(c), the Borrowers shall not be separately required to furnish such information under subsections (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrowers to furnish the information and materials described in subsections (a) and (b) above at the times specified therein.

7.02        Certificates; Other Information.  Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)           concurrently with the delivery of the financial statements referred to in Section 7.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default or, if any such Default or Event of Default shall exist, stating the nature and status of such event;

(b)           concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer (i) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the financial covenants, (ii) demonstrating compliance with certain other covenants contained herein (including certain Indebtedness permitted under Section 8.01, certain Investments permitted under Section 8.03 and certain Restricted Payments permitted under Section 8.06), (iii) certifying that no Default or Event of Default exists as of the date thereof (or the nature and extent thereof and proposed actions with respect thereto) and (iv) to the extent necessary pursuant to Section 1.03, including a summary of all material changes in or the consistent application of GAAP affecting the numeric value of the financial covenants, and a reconciliation between calculation of the financial covenants (and determination of the applicable pricing level under the definition of “Applicable Percentage”) before and after giving effect to such changes;

(c)           promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of FME, and copies of all annual, regular, periodic and special reports and registration statements that FME may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto; and

(d)           promptly, such additional information regarding the business, financial or corporate affairs of members of the Consolidated Group, or compliance with the terms of the Credit Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 7.01(a) or (b) or Section 7.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which FME posts such documents at sec.gov/edaux/searches.htm, or provides a link thereto on FME’s website on the internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on FME’s behalf on SyndTrak or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) FME shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests FME to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) FME shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by FME with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrowers hereby acknowledge that (A) the Administrative Agent and the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, the “Credit Party Materials”) by posting the Credit Party Materials on SyndTrak or another similar electronic system (the “Platform”) and (B) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrowers or their securities) (each, a “Public Lender”).  The Borrowers hereby further agree that (1) all Credit Party Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (2) by marking Credit Party Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Credit Party Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrowers or their securities for purposes of United States federal and state securities laws (provided that to the extent such Credit Party Materials constitute Information, they shall be treated as set forth in Section 11.07); (3) all Credit Party Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor”; and (4) the Administrative Agent and the Arrangers shall be entitled to treat and shall treat any Credit Party Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor”.

7.03        Notification.  Promptly notify the Administrative Agent and each Lender party to this Credit Agreement:

(a)           after any Credit Party knows or has reason to know of the occurrence of any Default or Event of Default;

(b)           of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect, including as a result of (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrowers or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrowers or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrowers or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c)           of the occurrence of any ERISA Event;

(d)           of any material change in accounting policies or financial reporting practices by members of the Consolidated Group to the extent such change affects compliance with the financial covenants hereunder;

(e)           of any notice of intent to exclude or any other Exclusion Event that would reasonably be expected to result in a Material Adverse Effect;

(f)            of (i) the institution of any investigation, review or proceeding against any Credit Party to suspend, revoke or terminate (or that may result in the termination of) any Medicaid Provider Agreement or Medicare Provider Agreement, or any such investigation or proceeding that may result in an Exclusion Event or (ii) any notice of loss or threatened loss of accreditation by the Joint Commission or any other accrediting entity, loss of participation under any Medical Reimbursement Program or loss of applicable health care license, in each case, that would reasonably be expected to result in a Material Adverse Effect;

(g)           of any downgrade in the Debt Rating; and

(h)           of the issuance of any material indictment or the initiation of other material criminal proceedings against any member of the Consolidated Group and provide a certificate, signed by a Responsible Officer, setting forth a detailed description of the nature of the proceedings and the relevant facts in connection therewith together with an estimation of the fines, penalties and damages sought in connection therewith.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrowers have taken and proposes to take with respect thereto.  Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Credit Agreement and any other Credit Document that have been breached.

7.04        Payment of Obligations.  Pay and discharge as the same shall become due and payable, all its material obligations and liabilities, including (a) all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained; (b) all lawful claims that, if overdue and unpaid, would by law become a Lien upon its property (other than Liens permitted hereunder); and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

7.05        Preservation of Existence, Etc.

(a)           Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or 8.05 or in a liquidation, dissolution, winding-up or other termination of existence not prohibited by Section 8.04; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

7.06        Maintenance of Properties.

(a)           Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

7.07        Maintenance of Insurance.  Maintain in full force and effect, self-insurance arrangements or insurance with financially sound and reputable insurance companies that are not Affiliates or with Captive Insurance Companies, with respect to its properties and business against loss or damage of the kinds, of such types, in such amounts and with such deductibles and self-insurance retentions as are in accordance with sound business practice.

7.08        Compliance with Laws.

(a)           Except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect, cause each member of the Consolidated Group to (i) comply with all the requirements of Law (including Titles XVIII and XIX of the Social Security Act, Medicare Regulations, Medicaid Regulations), and all restrictions and requirements imposed by any Governmental Authority, applicable to it and its property (including Environmental Laws and ERISA), (ii) obtain and maintain all licenses, permits, certifications and approvals of all applicable Governmental Authorities as are required for the conduct of its business as currently conducted and herein contemplated (including professional licenses, certificates or determinations of need, Medicare Provider Agreements and Medicaid Provider Agreements), (iii) ensure that billing policies, arrangements, protocols and instructions will comply with reimbursement requirements under Medicare, Medicaid and other Medical Reimbursement Programs and will be administered by properly trained personnel and (iv) make commercially reasonable efforts to implement policies that are consistent with the regulations implementing the privacy requirements of the Administrative Simplification subtitle of HIPAA set forth at 45 CFR Parts 160, 162 and 164.

(b)           FMCH has in place and shall maintain a compliance program for its Subsidiaries that is reasonably consistent with publicly available OIG guidelines and is reasonably designed to provide effective internal controls that promote adherence to, prevent and detect material violations of, Laws applicable to its Subsidiaries, including any Medicaid Regulations and Medicare Regulations applicable to its Subsidiaries, which compliance program includes the implementation of internal audits and monitoring on a regular basis to monitor compliance therewith, with such regulations.

7.09        Books and Records.  Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP (or, with respect to any foreign entity, the equivalent) shall be made of all financial transactions and matters involving the assets and business of the Borrowers or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrowers or such Subsidiary, as the case may be.

7.10        Inspection Rights.  Permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof (other than materials protected by attorney client privilege or that a Credit Party may not disclose without violation of a confidentiality obligation binding on it or subject to any data protection laws) or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice; provided, however, that when an Event of Default exists the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of FME at any time during normal business hours and without advance notice.

7.11        Use of Proceeds.  Use the proceeds of the Credit Extensions to refinance certain existing indebtedness and for general corporate purposes not in contravention of any Law or of any Credit Document, including Investments, Acquisitions and Restricted Payments permitted hereunder.

7.12        Guarantors.

(a)           Foreign Guarantors.  The Obligations shall at all times be guaranteed by (i) FME, (ii) FMCD and (iii) FMC BetGes (collectively, the “Required Foreign Guarantors”).  Additional Foreign Subsidiaries of FME may be joined as Guarantors hereunder at the election of FME.

(b)           Domestic Guarantors.  The Obligations shall at all times be guaranteed by (i) FMCH, (ii) NMC, (iii) RCG, (iv) all Material Domestic Subsidiaries of FMCH (collectively, the “Required Domestic Guarantors” and together with the Required Foreign Guarantors, the “Required Guarantors”) and (v) the Co-Borrowers.  Additional Domestic Subsidiaries of FMCH may be joined as Guarantors hereunder at the election of FMCH.

(c)           Notice and Joinder of Guarantors.  The Borrowers will give prompt notice to the Administrative Agent of the formation, acquisition (or other receipt of interests) or existence of any Material Domestic Subsidiary of FMCH and shall cause any such Subsidiary to become a Guarantor hereunder by execution and delivery of a Guarantor Joinder Agreement, or such other document as the Administrative Agent may deem appropriate, within ninety (90) days of the formation, acquisition or existence thereof, together with such Organization Documents, resolutions, opinions of counsel and such other documents as the Administrative Agent may reasonably request in connection therewith, all in form, content and scope reasonably satisfactory to the Administrative Agent.  In addition, the Borrowers may at any time have additional Subsidiaries or other parties joined as Guarantors by execution and delivery of a Guarantor Joinder Agreement, or such other document as the Administrative Agent may deem appropriate, together with such Organization Documents, resolutions, opinions of counsel and such other documents as the Administrative Agent may reasonably request in connection therewith, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(d)           Release of Guarantors.  Guarantors may be released as provided in Section 10.10.

7.13        Pledge of Capital Stock.  Pledge or cause to be pledged to the Collateral Agent to secure the Obligations pursuant to the Collateral Documents:

(a)           in the case of Subsidiaries of FME (other than Subsidiaries of FMCH), one hundred percent (100%) of the issued and outstanding Capital Stock with ordinary voting power of FMCH, FMCD and FMC BetGes;

(b)           in the case of Subsidiaries of FMCH, on the Closing Date or within ninety (90) days after a Subsidiary of FMCH becomes a Material Subsidiary or a Co-Borrower , (A) one hundred percent (100%) of the issued and outstanding Capital Stock with ordinary voting power issued to FMCH or any of its Subsidiaries of all Material Domestic Subsidiaries and Co-Borrowers, and (B) sixty-five percent (65%) of the issued and outstanding Capital Stock with ordinary voting power issued to FMCH or any of its Subsidiaries of all Material First-Tier Foreign Subsidiaries;

(c)           on the Closing Date or within ninety (90) days after a Subsidiary of FMCH becomes a Material Subsidiary or a Co-Borrower, in each case pursuant to a Pledge Agreement or pledge joinder agreement, together with such filings and deliveries necessary or appropriate to perfect the security interests therein, and opinions of counsel relating thereto, all in form, content and scope reasonably satisfactory to the Collateral Agent; provided that in the case of a pledge of Capital Stock of a Material First-Tier Foreign Subsidiary, the Administrative Agent shall, in consultation with FME, do an analysis of the relative benefits associated with the prospective pledge and where, in its reasonable discretion, the Administrative Agent shall make a determination, taking into account local custom and practice, that the costs, circumstances and requirements under local law associated with the pledge outweigh the relative benefits of the pledge, then in any such case the pledge will not be required.

7.14        Ownership.  Except as otherwise permitted under Section 8.04, at all times each of the Primary Borrowers (other than FME) shall be a Wholly Owned Subsidiary of FME.

ARTICLE VIII

NEGATIVE COVENANTS

Until the Loan Obligations hereunder shall have been paid in full or otherwise satisfied, and until the Commitments hereunder shall have expired or been terminated, the Credit Parties will not, and will not permit members of the Consolidated Group to:

8.01        Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)           Indebtedness arising or existing under the Credit Agreement and the other Credit Documents;

(b)           unsecured or secured intercompany Indebtedness among members of the Consolidated Group to the extent permitted by Sections 8.02(q) and 8.03;

(c)           Indebtedness and obligations (contingent or otherwise) owing under Swap Contracts, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for the purposes of speculation or taking a “market view”;

(d)           Indebtedness under capital leases, Synthetic Lease obligations and purchase money obligations incurred to provide all or a portion of the purchase price (or cost of construction or acquisition), in each case, for capital assets and refinancings, refundings, renewals or extensions thereof, provided that (i) such Indebtedness when incurred shall not exceed the purchase price or cost of construction of such asset, (ii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing, and (iii) for the Consolidated Group taken as a whole, the total amount of all such Indebtedness  (other than (x) intercompany Indebtedness and (y) unsecured deferred purchase price obligations to the extent reported under Section 8.01(g)) plus the Attributable Principal Amount of Sale and Leaseback Transactions that are not otherwise included in such Indebtedness shall not exceed $500 million in the aggregate at any time;

(e)           Indebtedness and obligations under Permitted Receivables Financings, provided that the Attributable Principal Amount of all such Permitted Receivables Financings shall not exceed (i) $1,000 million in the aggregate at any time on or after the Closing Date but prior to January 1, 2014; (ii) $1,200 million in the aggregate at any time on or after January 1, 2014 but prior to January 1, 2016, and (iii) $1,500 million in the aggregate at any time on or after January 1, 2016;

(f)            other Indebtedness of FME and its Subsidiaries in an aggregate principal amount at any time outstanding of up to:

(i)            $1,500 million, plus

(ii)           an additional amount of €1,500 million (or, to the extent that any such Indebtedness is denominated in another currency, and not counted in the amount included in clause (i) above, the equivalent as calculated in Section 1.03);

(g)           customer deposits and advance payments received from customers for goods purchased in the ordinary course of business;

(h)           unsecured Indebtedness of FME and its Subsidiaries owing to FSE and any of its Subsidiaries (other than FME and its Subsidiaries) in an aggregate principal amount not to exceed $400 million at any time outstanding;

(i)            Indebtedness in respect of convertible bonds referred to in Section 8.03(e);

(j)            in addition to Indebtedness otherwise permitted under this Section 8.01,

(i)            the Existing Senior Notes;

(ii)           the Schuldscheindarlehen; and

(iii)          the EIB Loan;

and any refinancings, refundings, renewals and extensions thereof; provided, such refinancing, refundings, renewals and extensions occur in a twenty-four (24) calendar month period spanning twelve calendar months prior to the maturity or repayment of such Indebtedness and twelve calendar months after the maturity or repayment of such Indebtedness;

(k)           In addition to other Indebtedness permitted under this Section 8.01, Indebtedness of up to $950 million outstanding at any time assumed or incurred by members of the Consolidated Group that are not Wholly Owned Subsidiaries, including joint ventures and other entities in which FME, directly or indirectly, does not own all of the Capital Stock with ordinary voting power; and

(l)            In addition to other Indebtedness permitted under this Section 8.01, Indebtedness of up to $500 million assumed by members of the Consolidated Group in connection with a Permitted Acquisition and any related costs, fees and expenses.

8.02        Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)           Liens to secure the loans and obligations owing under this Credit Agreement and the other Credit Documents;

(b)           Liens securing obligations under Swap Contracts permitted hereunder;

(i)            without limit in the case of Swap Contracts with a Lender or an Affiliate of a Lender, provided that (A) such Liens are on the same collateral that secures the Obligations hereunder and (B) the obligations under such Swap Contract and the Obligations hereunder share pari passu in the collateral subject to such Liens; and

(ii)           otherwise up to $75 million in obligations under Swap Contracts may be secured by Liens in other collateral, including cash collateral, whether or not the counterparties thereto are Lenders or Affiliates of Lenders;

(c)           Liens for taxes, assessments or governmental charges or levies not yet due or payable or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, supplier’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than thirty days or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e)           pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(f)            deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)           easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar encumbrances affecting real property that, in the aggregate, are not substantial in amount, and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)           Liens securing attachments or judgments for the payment of money not constituting an Event of Default under Section 9.01(h) or securing appeal or other surety bonds related to such judgments or pending a judicial determination of a dispute in an amount that would not constitute an Event of Default under Section 9.01(h) if judgment were granted in such amount;

(i)            Liens securing, or in respect of, obligations under capital leases or Synthetic Leases and purchase money obligations for fixed or capital assets permitted hereunder, provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(j)            Liens on the property or assets of any Credit Party granted in connection with Sale and Leaseback Transactions permitted hereunder;

(k)           Liens on the property or assets granted in connection with Permitted Receivables Financings (including any related filings of financing statements), provided that such Liens shall extend only to those accounts receivable and related property that are the subject of the Permitted Receivables Financing;

(l)            leases and subleases of real property granted to others not interfering in any material respect with the business of any member of the Consolidated Group;

(m)          any interest of title of a lessor under, and Liens arising under UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Credit Agreement;

(n)           normal and customary rights of setoff and other liens on deposits of cash in favor of banks and other depository institutions arising as a matter of law or under customary general terms and conditions governing such deposits;

(o)           Liens in favor of customs and revenue authorities required as a matter of law to secure payment of customs duties in connection with the importation of goods;

(p)           Liens created or deemed to exist by the establishment of trusts for the purpose of satisfying (i) Governmental Reimbursement Program Costs and (ii) other actions or claims pertaining to the same or related matters or other Medical Reimbursement Programs, provided in each case that (A) adequate reserves for such claims or actions have been established and (B) contributions to such trusts in respect of such actions or claims shall not exceed $60 million at any time;

(q)           Liens on the property of, and ownership interests in, members of the Consolidated Group that are not Wholly Owned Subsidiaries, including joint ventures and other entities in which FME, directly or indirectly, does not own all of the Capital Stock with ordinary voting power, securing Indebtedness permitted hereunder;

(r)            Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien otherwise permitted by this Section 8.02, provided that (i) such Indebtedness is not secured by any additional assets of the Consolidated Group and (ii) the amount of such Indebtedness secured by any such Lien is not increased;

(s)            Liens securing Indebtedness assumed or incurred in connection with a Permitted Acquisition as permitted under Section 8.01 on property that is acquired in connection with such Acquisition or subject to the Lien of an existing security agreement assumed in connection with such Acquisition;

(t)            Liens on cash and Investments of Captive Insurance Subsidiaries in connection with insurance arrangements subject to customary and prevailing market standards;

(u)           Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by members of the Consolidated Group in the ordinary course of business; and

(v)           Liens other than those referred to herein above; provided that (i) the aggregate amount of all Indebtedness secured thereby does not at any time exceed an amount equal to five percent (5%) of Consolidated Funded Debt and (ii) the Liens do not cover or extend to any of the Collateral pledged to secure the Obligations hereunder.

8.03        Investments.  Make any Investments, except:

(a)           cash (including cash held in non-time deposit accounts) and Cash Equivalents;

(b)           accounts receivable created, acquired or made by a member of the Consolidated Group in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(c)           Investments consisting of stock, obligations, securities or other property received by a member of the Consolidated Group in settlement of accounts receivable (created in the ordinary course of business) from bankrupt obligors;

(d)           Support Obligations permitted by Section 8.01;

(e)           loans to employees, directors or officers in connection with the award of convertible bonds under a stock incentive plan, stock option plan or other equity-based compensation plan or arrangement in an aggregate amount not to exceed $20 million (net of Indebtedness owing by members of the Consolidated Group to such employees, directors or officers under convertible bonds) in the aggregate at any time outstanding;

(f)            other advances or loans to directors, officers, employees or agents not to exceed $20 million in the aggregate at any one time outstanding;

(g)           advances or loans to customers, suppliers and potential business partners that do not exceed $100 million in the aggregate at any one time outstanding;

(h)           Investments by a member or an Affiliate of a member of the Consolidated Group in connection with a Permitted Receivables Financing;

(i)            Permitted Acquisitions;

(j)            Investments by FME and its Subsidiaries in and to members of the Consolidated Group, whether or not Wholly-Owned, that are organized and existing under the laws of Approved Jurisdictions (other than the United States);

(k)           Investments by FME and its Subsidiaries in and to (i) FMCH and Wholly Owned Domestic Subsidiaries of FMCH, whether or not a Credit Party, and (ii) Foreign Subsidiaries of FMCH that are special purpose finance subsidiaries;

(l)            Investments by members of the Consolidated Group that are not organized and existing under the laws of an Approved Jurisdiction in and to other members of the Consolidated Group that are not organized and existing under the laws of an Approved Jurisdiction;

(m)          so long as at least 75% of consolidated total assets and 75% of Consolidated EBITDA are in or generated by members of the Consolidated Group that are Guarantors organized and existing under the laws of Approved Jurisdictions or their Subsidiaries organized and existing under the laws of Approved Jurisdictions, then Investment by members of the Consolidated Group organized and existing under the laws of Approved Jurisdictions, whether or not Guarantors, in and to other members of the Consolidated Group, whether or not organized and existing under the laws of Approved Jurisdictions, whether or not Wholly Owned and whether or not Guarantors;

(n)           Investments by FME and its Subsidiaries in and to Captive Insurance Subsidiaries, in addition to amounts otherwise permitted hereunder, necessary and appropriate to comply with legal and regulatory requirements and consistent with sound business practice, and

Investments by the Captive Insurance Subsidiaries consistent with market practice and sound business practice;

(o)           Investments by FME and its Subsidiaries in and to joint ventures or other entities in which FME, directly or indirectly, owns less than a majority of the Capital Stock with ordinary voting power of such venture or entity; provided that the aggregate principal amount of all such Investments under this subsection (p), shall not exceed $900 million at any time;

(p)           loans and advances by FME and its Subsidiaries in FSE in an aggregate principal amount not to exceed $400 million;

(q)           Investments by members of the Consolidated Group in FSE or a common “cash pool” for investment purposes maintained by FSE for the investment of funds on an overnight basis; and

(r)            other loans, advances or investments of a nature whether or not contemplated in the foregoing subsections in an amount not to exceed $500 million in the aggregate at any time outstanding.

8.04        Merger and Consolidation; Dissolution; Restriction on Certain Foreign Subsidiaries.

(a)           Enter into a transaction of merger or consolidation; provided that so long as no Default or Event of Default then exists or would result therefrom:

(i)            a Domestic Subsidiary may merge or consolidate with another Domestic Subsidiary, provided that (A) FMCH shall not merge or consolidate with another Person (other than NMC or a direct Wholly Owned Domestic Subsidiary of FME) unless FMCH shall be the surviving corporation or entity and (B) if the merger or consolidation involves a Domestic Credit Party then, in addition to the conditions contained in clause (A), the surviving corporation or entity shall be either the Domestic Credit Party or such surviving corporation or entity shall become a Guarantor pursuant to the terms of Section 7.12 immediately after the consummation of such merger or consolidation;

(ii)           a Foreign Subsidiary may merge or consolidate with any other Foreign Subsidiary, provided that (A) FME shall not merge or consolidate with another Person unless FME shall be the surviving corporation or entity and (B) if such merger or consolidation involves a Credit Party, the surviving corporation or entity shall either be a Credit Party or shall become a Guarantor pursuant to the terms of Section 7.12 immediately after the consummation of such merger or consolidation; and

(iii)          members of the Consolidated Group may merge or consolidate with Persons that are not members of the Consolidated Group, provided that (A) the transaction shall constitute a Permitted Acquisition and shall be permitted by Section 8.03, (B)  if the member of the Consolidated Group that is a party to the merger or consolidation is a Wholly Owned Subsidiary of FMCH, then the surviving entity shall be a Wholly Owned Subsidiary of FMCH, (C) if the member of the Consolidated Group that is a party to the merger or consolidation is a Guarantor hereunder, the surviving entity shall be a Guarantor hereunder and (D) no Default or Event of Default shall then exist and be continuing immediately before or immediately after giving effect thereto.

(b)           Neither FME nor FMCH will dissolve or otherwise permit termination of its existence, except in a merger or consolidation permitted under Section 8.04(a).

8.05        Dispositions.  Make any Disposition, except:

(a)           the sale of inventory in the ordinary course of business for fair consideration;

(b)           the sale or disposition of machinery and equipment no longer used or useful in the conduct of such Person’s business;

(c)           a Permitted Receivables Financing as provided for in Section 8.01(e);

(d)           in the case of Sale and Leaseback Transactions, Dispositions of property (i) if the subject lease is a capital lease under GAAP, the transaction shall be permitted under Section 8.01(d) and (ii) if the subject lease is an operating lease under GAAP, the sum of Indebtedness under capital leases, Synthetic Leases and purchase money obligations incurred to provide all or a portion of the purchase price (or cost of construction or acquisition), in each case for capital assets, plus the Attributable Principal Amount of Sale and Leaseback Transactions not otherwise included in the foregoing Indebtedness shall not exceed the amount referenced in Section 8.01(d);

(e)           Dispositions by members of the Consolidated Group to other members of the Consolidated Group unless they would be prohibited from making an Investment in such other member of the Consolidated Group under Section 8.03;

(f)            Dispositions from a Credit Party to any other member of the Consolidated Group that is not a Credit Party if (i) such Disposition consists of inventory that is sold in the ordinary course of business or (ii) such Dispositions are for fair consideration;

(g)           Dispositions in compliance with or consistent with any order, request or approval by, or any agreement with, any Governmental Authority in connection with, as a result of or as a condition to a Permitted Acquisition; and

(h)           Dispositions not otherwise permitted under this Section, provided that (i) the aggregate book value of property so sold or otherwise disposed of under this subsection (h) in any given fiscal year shall not exceed an amount equal to seven and one-half percent (7.5%) of Consolidated Net Worth as of the end of the fiscal year immediately preceding the date of determination, (ii) no Default or Event of Default shall then exist or would result therefrom after giving effect thereto on a Pro Forma Basis, (iii) at least seventy percent (70%) of the consideration received in connection with such Disposition shall be in the form of cash or cash equivalents and (iv) the Net Cash Proceeds therefrom shall be applied in accordance with the provisions of Section 2.06(c)(ii).

8.06        Restricted Payments.  FME will not make or permit any Restricted Payment, except, so long as no Default or Event of Default shall exist immediately before or immediately after giving effect thereto on a Pro Forma Basis, for the following:

(a)           the purchase, redemption or other acquisition of shares of its common stock or other common equity interests, or warrants and options in respect thereof, in an aggregate amount of up to €500 million in any calendar year; and

(b)           other Restricted Payments in an aggregate amount not to exceed the amount set out in Schedule 8.06 in any calendar year.

8.07        Change in Nature of Business.  Engage in any material line of business substantially different from those lines of business conducted by the Consolidated Group on the date hereof or any business substantially related or incidental thereto.

8.08        Transactions with Affiliates.  Enter into any transaction with any Affiliate of the Borrowers, whether or not in the ordinary course of business, other than (a) as described on Schedule 8.08, (b) transactions between members of the Consolidated Group unless they would be prohibited from making an Investment in each other under Section 8.03, (c) customary fees and expenses paid to directors and (d) transactions that are on fair and reasonable terms substantially as favorable to such member of the Consolidated Group as would be obtainable by such member of the Consolidated Group at the time in a comparable arm’s length transaction with a Person other than an Affiliate.

8.09        Fiscal Year.  Change its fiscal year without the prior written consent of the Required Lenders.

8.10        Financial Covenants.

(a)           Consolidated Leverage Ratio.  As of the end of each fiscal quarter, the Consolidated Leverage Ratio will not exceed:

Fiscal Quarters Ending	Maximum Consolidated Leverage Ratio
September 30, 2012 through September 29, 2013	3.50:1.00
September 30, 2013 through September 29, 2015	3.25:1.00
September 30, 2015 and after	3.00:1.00

(b)           Consolidated Interest Coverage Ratio.  As of the end of each fiscal quarter, the Consolidated Interest Coverage Ratio will not be less than 3.00:1.00.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

9.01        Events of Default.  Any of the following shall constitute an Event of Default:

(a)           Non-Payment.  The Borrowers or any other Credit Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within five Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any commitment or other fee due hereunder, or (iii) within five Business Days after the same becomes due, any other amount payable hereunder or under any other Credit Document; or

(b)           Specific Covenants.  The Borrowers fails to perform or observe any term, covenant or agreement contained in any of Section 7.02 or 7.03, or Article VIII; or

(c)           Other Defaults.  Any Credit Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Credit Document on its part to be performed or observed (subject to applicable grace or cure periods, if any) and such failure continues unremedied for a period of at least thirty days after the earlier of a Responsible Officer of a Credit Party becoming aware of such default or notice thereof by the Administrative Agent; or

(d)           Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrowers or any other Credit Party herein, in any other Credit Document, or in any document delivered in connection herewith or therewith shall prove to be false or misleading in any material respect when made or deemed made; or

(e)           Cross-Default.  (i) Any member of the Consolidated Group (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Support Obligations (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $100 million, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Support Obligations or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Support Obligations (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Support Obligations to become payable or cash collateral in respect thereof to be demanded (unless the event causing the delivery of cash collateral solely results from an event relating to a defaulting lender (or such other similar concept)); or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrowers or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrowers or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrowers or such Subsidiary as a result thereof is greater than $100 million; or

(f)            Insolvency Proceedings, Etc.  Any member of the Consolidated Group (other than any Immaterial Foreign Subsidiary) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty calendar days, or an order for relief is entered in any such proceeding; or

(g)           Inability to Pay Debts; Attachment.  (i) Any member of the Consolidated Group (other than any Immaterial Foreign Subsidiary) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty days after its issue or levy; or

(h)           Judgments.  There is entered against member of the Consolidated Group (i) a final judgment or order for the payment of money in an aggregate amount exceeding $100 million (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) such judgment or order is not paid, bonded or otherwise discharged within thirty days of entry thereof and enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect (it being understood and agreed for the purposes of clarification that any judgment or order entered into in connection with the W.R. Grace bankruptcy that relates to the settlement of the fraudulent transfer and related claims against members of the Consolidated Group is not included within the scope of this provision); or

(i)            ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or would reasonably be expected to result in liability of the Borrowers under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $100 million, or (ii) the Borrowers or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $100 million; or

(j)            Invalidity of Credit Documents.  Any Credit Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Credit Party or any other Person contests in any manner the validity or enforceability of any Credit Document; or any Credit Party denies that it has any or further liability or obligation under any Credit Document, or purports to revoke, terminate or rescind any Credit Document;

(k)           Exclusion Event.  There occurs any Exclusion Event that has, or could reasonably be expected to have, a Material Adverse Effect; or

(l)            Change of Control.  There occurs any Change of Control.

9.02        Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)           declare the commitments of the Lenders to make Loans and the obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Credit Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c)           require that the Borrowers Cash Collateralize their respective L/C Obligations (in each case, in an amount equal to the then Outstanding Amount thereof); and

(d)           exercise on behalf of itself and the Lenders all rights and remedies available to it or to the Lenders under the Credit Documents or applicable Law;

provided, however, that upon the occurrence of an Event of Default under Section 9.01(f), the obligation of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

9.03        Application of Funds.  After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including all reasonable fees, expenses and disbursements of any law firm or other counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuers (including all reasonable fees, expenses and disbursements of any law firm or other counsel to the respective Lenders and the respective L/C Issuers and amounts payable under Article III), ratably among the Lenders in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders, the Swingline Lender and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, (b) payment of breakage, termination or other amounts owing in respect of any Swap Contract between any Credit Party and any Lender, or any Affiliate of a Lender, to the extent such Swap Contract is permitted hereunder, and (c) the Administrative Agent for the account of the applicable L/C Issuers, to Cash Collateralize that portion of the L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among such parties in proportion to the respective amounts described in this clause Fourth payable to them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE X

ADMINISTRATIVE AGENT AND COLLATERAL AGENT

10.01      Appointment and Authorization of Administrative Agent.

(a)           Each of the Lenders and the L/C Issuers hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and neither any Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions.

(b)           Each Lender hereby irrevocably appoints, designates and authorizes the Collateral Agent to take such action on its behalf under the provisions of this Credit Agreement and each Collateral Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Credit Agreement or any Collateral Document, together with such powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained elsewhere herein or in any Collateral Document, the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein or therein, nor shall the Collateral Agent have or be deemed to have any fiduciary relationship with any Lender or Participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any Collateral Document or otherwise exist against the Collateral Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the Collateral Documents with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.  The Collateral Agent shall act on behalf of the Lenders with respect to any Collateral and the Collateral Documents, and the Collateral Agent shall have all of the benefits and immunities (i) provided to the Administrative Agent under the Credit Documents with respect to any acts taken or omissions suffered by the Collateral Agent in connection with any Collateral or the Collateral Documents as fully as if the term “Administrative Agent” as used in such Credit Documents included the Collateral Agent with respect to such acts or omissions, and (ii) as additionally provided herein or in the Collateral Documents with respect to the Collateral Agent.

(c)           It is understood and agreed that the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to the Administrative Agent or Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between the contracting parties.

10.02      Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any of their Subsidiaries or Affiliates as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.03      Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)           shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Credit Parties or their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by a Borrower, a Lender or an L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Credit Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Credit Agreement, any other Credit Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.04      Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Credit Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05      Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

10.06      Resignation of the Administrative Agent.

(a)           The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrowers.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)           If the Person serving as the Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrowers and such Person remove such Person as Administrative Agent and, in consultation with the Borrowers, appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)           With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Credit Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d)           Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swingline Lender.  If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Loans or fund risk participations in L/C Unreimbursed Amounts pursuant to Section 2.03(b).  If Bank of America resigns as Swingline Lender, it shall retain all the rights of a Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Revolving Loans or to fund risk participations in outstanding Swingline Loans pursuant to Section 2.04(b).  Upon the appointment by the Borrowers of a successor L/C Issuer or Swingline Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swingline Lender, as applicable, (ii) the retiring L/C Issuer and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume its obligations with respect to such Letters of Credit.

10.07      Non-Reliance on Administrative Agent and Other Lenders.  Each of the Lenders and the L/C Issuers acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement.  Each of the Lender and the L/C Issuers also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Credit Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

10.08      No Other Duties.  Anything herein to the contrary notwithstanding, none of the Joint Lead Arrangers, Joint Book Running Managers, Syndication Agents or Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Credit Agreement or any of the other Credit Documents, except in their respective capacities, as applicable, as Administrative Agent, Lender or L/C Issuer hereunder.

10.09      Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations  that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.09 and 11.04) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or L/C Issuer in any such proceeding.

10.10      Collateral and Guaranty Matters.

(a)           The Lenders and the L/C Issuers irrevocably authorize and direct the Administrative Agent, at its option and in its discretion,

(i)            to release any Lien on any property granted to or held by the Administrative Agent under any Credit Document (A) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations, (II) Obligations described in clause (b) of the definition thereof) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuer shall have been made), (B) that is sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any of the other Credit Documents, or (C) as approved in accordance with Section 11.01;

(ii)           to subordinate any Lien on any property granted to or held by the Administrative Agent under any Credit Document to the holder of any Lien on such property that is permitted by Section 8.02(c) or (j);

(iii)          to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder, or if it is not a Required Guarantor, a Material Subsidiary or a Co-Borrower; and

(iv)          to release any Subsidiary from the pledge if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder or is not a Required Guarantor, a Material Subsidiary or a Co-Borrower.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the authority of the Administrative Agent to release or subordinate its interests in particular types of items of property or to release any Guarantor from its guaranty obligations hereunder pursuant to this Section 10.10.

(b)           The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.

10.11      Swap Contracts.  No Lender or any Affiliate of a Lender that is party to any Swap Contract permitted hereunder that obtains the benefits of Section 9.03 or the guaranties hereunder or any Collateral by virtue of the provisions hereof or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of the guaranties provided hereunder or any Collateral Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Credit Documents.  Notwithstanding any other provision of this Article X to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Swap Contracts unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Lender or Affiliate of a Lender that is party to such Swap Contract, as the case may be.

ARTICLE XI

MISCELLANEOUS

11.01      Amendments, Etc.  Except as expressly provided herein below, no amendment or waiver of, or any consent to deviation from, any provision of this Credit Agreement or any other Credit Document shall be effective unless in writing and signed by the Required Lenders (or by the

Administrative Agent on behalf of the Required Lenders upon receipt of a consent and direction letter from the Required Lenders) and the applicable Borrowers and Credit Parties, as the case may be, and acknowledged by the Administrative Agent, and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given; provided, however, that:

(a)           no such amendment, waiver or consent (however characterized) shall be effective without the written consent of each Lender directly affected thereby (whose consent shall be sufficient therefor without the consent of the Required Lenders) to:

(i)            extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02), without the written consent of such Lender (it being understood and agreed that amendment or waiver of any condition precedent set forth in Section 5.02 or of any Default or Event of Default or a mandatory reduction in Commitments shall not be considered an extension or increase in Commitments for purposes hereof);

(ii)           waive non-payment or postpone any date fixed by this Credit Agreement or any other Credit Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amount due to the Lenders (or any of them) or any scheduled reduction of Commitments hereunder or under any other Credit Document without the written consent of each Lender entitled to receive such payment or whose Commitments are to be reduced;

(iii)          reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (v) of the last proviso of this Section 11.01) any fees or other amounts payable hereunder or under any other Credit Document without the written consent of each Lender entitled to receive such amount; provided, however, that only the consent of the Required Lenders shall be necessary (A) to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(iv)          amend Section 1.06 or the definition of “Alternative Currency”;

(v)           change any provision of this Section 11.01(a) or the definitions of “Required Lenders”, “Required USD Revolving Lenders”, “Required Euro Revolving Lenders”, “Required Multi-Currency Revolving Lenders” or “Required Tranche A Term Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender directly affected thereby;

(vi)          release all or substantially all of the Guarantors from their obligations under the Credit Documents (other than as provided herein or as appropriate in connection with transactions permitted hereunder) without the written consent of each Lender directly affected thereby;

(vii)         except in connection with a Disposition permitted under Section 8.05 or as permitted by Section 10.10, release all or substantially all of the Collateral without the written consent of each Lender directly affected thereby; or

(viii)        amend the provisions of the third sentence of Section 2.14(a);

(b)           unless also signed by the Required USD Revolving Lenders, no such amendment, waiver or consent shall:

(i)            waive any Default or Event of Default for purposes of Section 5.02,

(ii)           amend or waive any mandatory prepayment on USD Revolving Loan Obligations under Section 2.06(b) or the manner of application thereof to the USD Revolving Loan Obligations under Section 2.06(c), or

(iii)          amend or waive the definition of “Required USD Revolving Lenders”;

(c)           unless also signed by the Required Euro Revolving Lenders, no such amendment, waiver or consent shall:

(i)            waive any Default or Event of Default for purposes of Section 5.02,

(ii)           amend or waive any mandatory prepayment on Euro Revolving Loan Obligations under Section 2.06(b) or the manner of application thereof to the Euro Revolving Loan Obligations under Section 2.06(c), or

(iii)          amend or waive the definition of “Required Euro Revolving Lenders”;

(d)           unless also signed by the Required Multi-Currency Revolving Lenders, no such amendment, waiver or consent shall:

(i)            waive any Default or Event of Default for purposes of Section 5.02,

(ii)           amend or waive any mandatory prepayment on Multi-Currency Revolving Loan Obligations under Section 2.06(b) or the manner of application thereof to the Multi-Currency Revolving Loan Obligations under Section 2.06(c), or

(iii)          amend or waive the definition of “Required Multi-Currency Revolving Lenders”;

(e)           unless also signed by the Required Revolving Lenders, no such amendment, waiver or consent shall amend or waive the provisions of Section 5.02 (Conditions to all Credit Extensions), Section 7.12 (Guarantors), Article VIII (Negative Covenants), Article IX (Events of Default and Remedies), this Section 11.01(d) or the definition of “Required Revolving Lenders”;

(f)            unless also consented to in writing by the affected L/C Issuer, no such amendment, waiver or consent shall affect the rights or duties of such L/C Issuer under this Credit Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it;

(g)           unless also consented to in writing by the affected Swingline Lender, no such amendment, waiver or consent shall affect the rights or duties of such Swingline Lender under this Credit Agreement;

(h)           unless also consented to in writing by the Administrative Agent, no such amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Credit Agreement or any other Credit Document;

(i)            unless also consented to in writing by the Collateral Agent, no such amendment, waiver or consent shall affect the rights or duties of the Collateral Agent, under this Credit Agreement or any other Credit Document;

(j)            unless also signed by the Required Tranche A Term Lenders, no such amendment, waiver or consent shall:

(i)            amend or waive any mandatory prepayment on the Tranche A Term Loan under Section 2.06(b) or the manner of application thereof to the Tranche A Term Loan under Section 2.06(c), or

(ii)           amend or waive the provisions of this Section 11.01(j) or the definition of “Required Tranche A Term Lenders”;

(k)           unless also signed by Lenders holding in the aggregate more than fifty percent (50%) of each other term loan established under the Incremental Loan Facilities (excluding for the purposes of such determination the amounts held by any Defaulting Lender), no amendment, waiver or consent shall:

(i)            amend or waive any mandatory prepayment on such term loan under Section 2.06(b) or the manner of application thereof to any such term loan under Section 2.06(c); or

(ii)           amend or waive the provisions of this Section 11.01(k);

provided however, that notwithstanding anything to the contrary contained herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (A) the Commitment of such Lender may not be increased or extended without the consent of such Lender and (B) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender, (ii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy or insolvency reorganization plan that affects the Loans, (iii) each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein, (iv) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and any such determination shall be binding on all the Lenders, and (v) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

Notwithstanding any provision herein to the contrary, this Credit Agreement may be amended (or amended and restated) with the written consent of the Credit Parties and the Administrative Agent for the Incremental Loan Facilities established hereunder, and otherwise, with the written consent of the

Required Lenders, the Administrative Agent and the Credit Parties (i) to add one or more additional revolving credit or term loan facilities to this Credit Agreement and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably (or on a basis subordinated to the existing facilities hereunder) in the benefits of this Credit Agreement and the other Credit Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder, and (ii) in connection with the foregoing, to permit, as deemed appropriate by the Administrative Agent and approved by the Required Lenders, the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders or by any other number, percentage or class of Lenders hereunder.

Further, notwithstanding anything herein to the contrary, if following the Closing Date, the Administrative Agent and FME shall have agreed in their sole and absolute discretion that there is an ambiguity, inconsistency, manifest error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Credit Documents, then the Administrative Agent and FME shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Credit Documents if the same is not objected to in writing by the Required Lenders within ten Business Days following receipt of notice thereof (it being understood that the Administrative Agent has no obligation to agree to any such amendment).

11.02      Notices; Effectiveness; Electronic Communication.

(a)           Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to any Credit Party, the Administrative Agent, any L/C Issuer or the Swingline Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)           if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Credit Parties).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)           Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including unencrypted e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent, the Swingline Lender, the L/C Issuers and the Borrowers may, in their discretion, agree to accept notices and other communications hereunder by electronic communications pursuant to procedures approved by them, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor provided that, for both clauses (i) and (ii), if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice, e-mail or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)           The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE CREDIT PARTY MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE CREDIT PARTY MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE CREDIT PARTY MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Credit Party, Lender, L/C Issuer or other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Administrative Agent’s transmission of Credit Party Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower or any other Credit Party, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)           Change of Address, Etc.  Each of the Borrowers, the Administrative Agent, the L/C Issuers and the Swingline Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Credit Parties, the Administrative Agent, the L/C Issuers and the Swingline Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Credit Party Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrowers or their securities for purposes of United States Federal or state securities laws.

(e)           Reliance by Administrative Agent, L/C Issuers and Lenders.  The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Loan Notices, L/C Applications and Swingline Loan Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Credit Parties shall indemnify each of the Administrative Agent, L/C Issuers, the Lenders and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Credit Party.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03      No Waiver; Cumulative Remedies; Enforcement.  No failure by any Lender, L/C Issuer, Swingline Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Credit Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Credit Document (including the imposition of the Default Rate) preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided and provided under each of the other Credit Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Credit Document, the authority to enforce rights and remedies hereunder and under the other Credit Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.02 for the benefit of all the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Credit Documents, (b) the L/C Issuers or the Swingline Lenders from exercising the rights and remedies that inure to their benefit (solely in their capacity as L/C Issuer or Swingline Lender, as the case may be) hereunder and under the other Credit Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.12), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Credit Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.12, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04      Expenses; Indemnity; Damage Waiver.

(a)           Costs and Expenses.  The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent and their respective Affiliates (including the reasonable fees, charges and disbursements of Moore & Van Allen, PLLC, as counsel for the Administrative Agent, the Collateral Agent and the Lenders and of special and local counsel to the Administrative Agent, the Collateral Agent and the Lenders), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Credit Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, any Lender or any L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, the Collateral Agent, any Lender or any L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Credit Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or related negotiations in respect of such Loans or Letters of Credit.

(b)           Indemnification by the Borrowers.  The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), the Arrangers, the Collateral Agent, each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Credit Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Credit Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Credit Agreement and the other Credit Documents Person (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrowers or any other Credit Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Credit Document, if the Borrowers or such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  Without limiting the provisions of Section 3.01(c), this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)           Reimbursement by Lenders.  To the extent that any Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), an L/C Issuer, Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such L/C Issuer, Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the total Loans and Commitments hereunder at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lender’s pro rata share as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Collateral Agent or such L/C Issuer or Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Collateral Agent or an L/C Issuer or Swingline Lender in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.11(d).

(d)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Credit Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Credit Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)           Payments.  All amounts due under this Section shall be payable not later than 30 Business Days after demand therefor.

(f)            Survival.  The agreements in this Section and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Administrative Agent, any L/C Issuer and the Swingline Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other obligations hereunder or under any of the other Credit Documents.

11.05      Payments Set Aside.  To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent on demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment.  The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Credit Agreement.

11.06      Successors and Assigns.

(a)           Successors and Assigns Generally.  The provisions of this Credit Agreement and the other Credit Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that neither any Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement and the other Credit Documents (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swingline Loans) at the time owing to it); provided that (in each case with respect to any credit facility) any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)          in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any credit facility provided hereunder and/or the related Loans at the time owing to it (in each case with respect to any credit facility provided hereunder) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)          in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5 million, in the case of an assignment of Revolving Commitments (and the Revolving Loans relating thereto), and $1 million, in the case of an assignment of a Term Loan, unless (x) the Revolving Commitments (and the Revolving Loans relating thereto) and the Term Loan subject to such assignment is the full amount of the assignor’s interest therein, as applicable, or (y) each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, FME otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an

Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met; and

(ii)           Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swingline Lender’s rights and obligations in respect of Swingline Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among its separate Revolving Commitments (and the Revolving Loans relating thereto) and Term Loans (and the Commitments relating thereto) on a non-pro rata basis;

(iii)          Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)          the consent of FME (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment, (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that FME shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof or (3) such assignment is assigned by the Lenders that are the Administrative Agent, Syndication Agent or Documentation Agents during the primary syndication of the Loans and Commitments;

(B)          the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any unfunded Term Loan Commitment or any Revolving Commitment, if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable credit facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender, or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(C)          the consent of the applicable L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D)          the consent of the applicable Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of a Revolving Commitment relating thereto.

(iv)          Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $2,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)           No Assignment to Certain Persons.  No such assignment shall be made to (A) any Borrower or any of their Affiliates or Subsidiaries, (B) any Defaulting Lender or any of

its Affiliates or Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) a natural person.

(vi)          Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each L/C Issuer, each Swingline Lender or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its pro rata share.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Credit Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from the Lender’s having been a Defaulting Lender.  Upon request, each applicable Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this subsection shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)           Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement.  In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.  The Register shall be available for inspection by any of the Borrowers, the L/C Issuers and the Lenders, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, FME or the other Credit Parties or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender, any Borrower or any of their respective Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swingline Loans) owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification that extends the time for, reduces the amount or alters the application of proceeds with respect to such obligations and payments required thereon that directly affects such Participant.  The Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 11.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.12 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)           Limitations on Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with each applicable Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless each applicable Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of each such Borrower, to comply with Sections 3.01(e) and 3.06 as though it were a Lender.

(f)            Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           Resignation as L/C Issuer or Swingline Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Commitments (and the Revolving Loans relating thereto) pursuant to subsection (b) above, Bank of America may, (i) upon thirty (30) days’ notice to the Borrowers and the Lenders, resign as L/C Issuer and/or (ii) upon thirty (30) days’ notice to the Borrowers, resign as Swingline Lender.  In the event of any such resignation as L/C Issuer or Swingline Lender, the Borrowers shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swingline Lender hereunder; provided, however, that no failure by the Borrowers to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swingline Lender, as the case may be.  If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit issued by it outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in L/C Unreimbursed Amounts pursuant to Section 2.03(c)).  If Bank of America resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.04(c).  Upon the appointment of a successor L/C Issuer and/or Swingline Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swingline Lender, as the case may be, and (b) any successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

11.07      Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Credit Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Credit Agreement or any Eligible Assignee invited to become a Lender pursuant to Section 2.01(d), or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative, credit insurance or other transaction under which payments are to be made by reference to the Borrowers and their obligations, this Credit Agreement or payments hereunder, (g) to Numbering Service Providers as provided hereinbelow, (h) on a confidential basis to (i) any rating agency in connection with rating the Borrowers or their Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (i) with the consent of the applicable Borrower or (j) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers.

For purposes of this Section, “Information” means all information received from the Borrowers or any Subsidiary relating to the Borrowers or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by the Borrowers or any Subsidiary.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning any of the Borrowers or their Subsidiaries, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws.

Any Lender may disclose to any national or international numbering service provider (a “Numbering Service Provider”) appointed by any Credit Party to provide identification numbering services in respect of this Credit Agreement, the credit facilities established hereunder and/or one or more of the Credit Parties the following information; provided that such information is not price-sensitive information which has not otherwise been published or is available in the public domain:

(i) names of the Credit Parties; (ii) country of domicile of the Credit Parties, (iii) place of incorporation of the Credit Parties, (iv) date of this Credit Agreement, (v) the names of the Administrative Agent and Arrangers, (vi) the date of each amendment and restatement of this Credit Agreement, (vii) the amount of total loans and commitments under this Credit Agreement, (viii) the currencies of the credit facilities under this Credit Agreement, (ix)  the type of credit facilities under this Credit Agreement, (x) the ranking of the credit facilities under this Credit Agreement, (xi) the termination and maturity dates for credit facilities under this Credit Agreement, (xii) changes to any of the information previously supplied pursuant to the foregoing clauses (i) through (xii) hereof, and (xiii) such other information as may be agreed between such Lenders and FME, to enable such Numbering Service Provider to provide its usual syndicated loan numbering identification services.  The parties acknowledge and agree that each identification number assigned to this Credit Agreement, the credit facilities established hereunder and/or one or more of the Credit Parties by a Numbering Service Provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that Numbering Service Provider.  Each Credit Party represents that none of the information set out above is, nor will be at any time be, unpublished price-sensitive information.  The Administrative Agent shall notify FME of (A) the name of any Numbering Service Provider appointed by the Administrative Agent in respect of this Credit Agreement, the credit facilities established hereunder and/or one or more of the Credit Parties, and (B) the number or, as the case may be, numbers assigned to the Credit Agreement, the credit facilities established hereunder and/or one or more of the Credit Parties by such Numbering Service Provider.

11.08      Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of any Borrower or any other Credit Party against any and all of the obligations of such Borrower or such Credit Party now or hereafter existing under this Credit Agreement or any other Credit Document to such Lender or L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender or L/C Issuer or Affiliate shall have made any demand under this Credit Agreement or any other Credit Document and although such obligations of such Borrower or such Credit Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or L/C Issuer different from the branch, office or Affiliate  holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent the L/C Issuer and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have.  Each Lender and L/C Issuer agrees to notify each applicable Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09      Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10      Counterparts; Integration; Effectiveness.  This Credit Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Credit Agreement, the other Credit Documents and any separate letter agreements with respect to fees payable to the Administrative Agent and the L/C Issuer constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 5.01, this Credit Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Credit Agreement by facsimile or other electronic imaging means (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Credit Agreement.

11.11      Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Credit Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12      Severability.  If any provision of this Credit Agreement or the other Credit Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Credit Agreement and the other Credit Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Credit Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, an L/C Issuer or a Swingline Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13      Replacement of Lenders.  If (a) any Lender requests compensation under Section 3.04, (b) any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, and, in each case, such Lender has declined to or is unable to designate a different Lending Office in accordance with Section 3.06(a), (c) a Lender (a “Non-Consenting Lender”) does not consent to a proposed amendment, consent, change, waiver, discharge or termination with respect to any Credit Document that has been approved by the Required Lenders, the Required Revolving Lenders or the Required Tranche A Term Lenders (or the required lenders for any other term loan established under the Incremental Loan Facilities), as appropriate (including, without limitation, by a failure to respond in writing to a proposed amendment by the date and time specified by the Administrative Agent) as provided in Section 11.01 but requires unanimous consent of all Lenders or all Lenders of a particular class of loans, or (d) any Lender is a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Credit Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)            the respective Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b)(iv);

(ii)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and, with respect to Revolving Lenders, L/C Borrowings, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower (in the case of all other amounts);

(iii)          in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)          such assignment does not conflict with applicable Laws; and

(v)           in the case of any such assignment from a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent;

provided that the failure by a Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender’s Commitments and outstanding Loans and, with respect to the Revolving Lenders, participations in L/C Obligations pursuant to this Section 11.13 shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Assumption.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

11.14      Source of Funds.  .  Each of the Lenders party to this Credit Agreement hereby represents and warrants to the Borrowers that at least one of the following statements is an accurate representation as to the source of funds to be used by such Lender in connection with the financing hereunder:

(a)           no part of such funds constitutes assets allocated to any separate account maintained by such Lender in which any employee benefit plan (or its related trust) has any interest;

(b)           to the extent that any part of such funds constitutes assets allocated to any separate account maintained by such Lender, such Lender has disclosed to the Borrowers the name of each employee benefit plan whose assets in such account exceed ten percent (10%) of the total assets of such account as of the date of such purchase (and, for purposes of this subsection (b), all employee benefit plans maintained by the same employer or employee organization are deemed to be a single plan);

(c)           to the extent that any part of such funds constitutes assets of an insurance company’s general account, such insurance company has complied with all of the requirements of the regulations issued under Section 401(c)(1)(A) of ERISA; or

(d)           such funds constitute assets of one or more specific benefit plans that such Lender has identified in writing to the Borrowers.

As used in this Section, the terms “employee benefit plan” and “separate account” shall have the respective meanings provided in Section 3 of ERISA.

11.15      Governing Law; Jurisdiction; Etc.

(a)           GOVERNING LAW.  THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT (EXCEPT, AS TO ANY OTHER CREDIT DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)           SUBMISSION TO JURISDICTION.  EACH OF THE BORROWERS AND OTHER CREDIT PARTIES  IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, ANY L/C ISSUER, THE SWINGLINE LENDER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS CREDIT AGREEMENT OR IN ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER OR SWINGLINE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT AGAINST ANY CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)           WAIVER OF VENUE.  EACH OF THE BORROWERS AND OTHER CREDIT PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02.

NOTHING IN THIS CREDIT AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

IF ANY CREDIT PARTY THAT IS NOT ORGANIZED IN THE UNITED STATES DOES NOT HAVE A PRINCIPAL PLACE OF BUSINESS IN THE UNITED STATES OR ANY STATE OR OTHER POLITICAL SUBDIVISION THEREOF (EACH, A “FOREIGN CREDIT PARTY”), SUCH FOREIGN CREDIT PARTY HEREBY IRREVOCABLY DESIGNATES AND APPOINTS FMCH (IN SUCH CAPACITY, THE “PROCESS AGENT”), AS ITS AUTHORIZED AGENT, TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF, SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUIT, ACTION OR PROCEEDING OF THE NATURE REFERRED TO IN THIS SECTION 11.14 IN ANY FEDERAL OR NEW YORK STATE COURT, AND HEREBY CONSENTS TO PROCESS BEING SERVED UPON THE PROCESS AGENT IN ANY SUCH SUIT, ACTION OR PROCEEDING.  EACH FOREIGN CREDIT PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL CLAIM OF ERROR BY REASON OF ANY SUCH SERVICE AND AGREES THAT SUCH SERVICE SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON SUCH BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING AND SHALL, TO THE FULLEST EXTENT PERMITTED BY LAW, BE TAKEN AND HELD TO BE VALID AND PERSONAL SERVICE UPON AND PERSONAL DELIVERY TO SUCH FOREIGN CREDIT PARTY.  NOTHING IN THIS PROVISION SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT OR ANY LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST A FOREIGN CREDIT PARTY IN THE COURTS OF ANY JURISDICTION OR JURISDICTIONS.  THE DESIGNATION AND APPOINTMENT OF THE PROCESS AGENT SHALL BE IRREVOCABLE UNTIL ALL PRINCIPAL AND INTEREST AND ALL OTHER AMOUNTS PAYABLE BY ANY FOREIGN CREDIT PARTY UNDER THIS CREDIT AGREEMENT AND ANY OTHER CREDIT DOCUMENT SHALL HAVE BEEN PAID IN FULL IN ACCORDANCE WITH THE PROVISIONS HEREOF AND THEREOF.  IF SUCH AGENT SHALL CEASE SO TO ACT, EACH FOREIGN CREDIT PARTY COVENANTS AND AGREES TO DESIGNATE IRREVOCABLY AND APPOINT WITHOUT REASONABLE DELAY ANOTHER SUCH AGENT REASONABLY SATISFACTORY TO THE ADMINISTRATIVE AGENT.

11.16      Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.17      No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), each of the Credit Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Credit Agreement provided by the Administrative Agent, the Arrangers and the Lenders are

arm’s-length commercial transactions between the Credit Parties and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) each of the Credit Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Credit Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (ii) (A) each of the Administrative Agent, the Arrangers and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Credit Parties or any of their respective Affiliates, or any other Person and (B) none of the Administrative Agent, the Arrangers nor the Lenders has any obligation to the Credit Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (iii) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Credit Parties and their respective Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests to any Borrower, any other Credit Party or any of their respective Affiliates.  To the fullest extent permitted by Law, each of the Borrowers and the other Credit Parties hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.18      USA PATRIOT Act Notice.  Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Credit Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of the Credit Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Credit Parties in accordance with the Act.  The Credit Parties shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

11.19      Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of each Credit Party in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Credit Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the

Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).

11.20      Electronic Execution of Assignments and Certain Other Documents.  The words “execute”, “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.21      Power of Attorney

(a)           Without limiting any other authority granted to the Collateral Agent herein or in any other Credit Document, each Lender party to this Credit Agreement hereby specifically authorizes the Collateral Agent to enter into, as agent on behalf of the Lenders party to this Credit Agreement (with the effect that each Lender shall become a party thereunder), and/or amend, as agent on behalf of the Lenders, (i) any Pledge Agreements governed by German Law and (ii) the Parallel Debt Agreement or any substantially similar agreement that creates an obligation of the Credit Parties (as debt acknowledgement or abstraktes Schuldanerkenntnis) in favor of the Collateral Agent under German Law.  The authorization granted herein comprises any action or declaration the Collateral Agent may deem necessary in connection with such Pledge Agreements (including any action or declaration that the Collateral Agent deems to be necessary in order to create and continue a valid Pledge Agreement governed by German Law), the Parallel Debt Agreement or any substantially similar agreement that creates an obligation of the Credit Parties (as debt acknowledgement or abstraktes Schuldanerkenntnis) in favor of the Collateral Agent under German Law (including any action or declaration that the Collateral Agent deems to be necessary in order to create and continue valid obligations under such agreements governed by German Law).  The Collateral Agent is explicitly exempt from any restriction of Section 181 of the German Civil Code (if and to the extent legally permissible).  The Collateral Agent has the power to sub delegate its powers as agent of each of the Lenders granted by this Section 11.20(a) to third parties, including the release from the restrictions of Section 181 of the German Civil Code (provided that the Collateral Agent itself is exempt from the restrictions of Section 181 of the German Civil Code) and to approve any actions taken by such third parties as agents without power of attorney (Vertreter ohne Vertretungsmacht)..

(b)           The Credit Parties hereby specifically authorize and instruct FME to enter into, as agent on behalf of the Credit Parties (with the effect that each Credit Party shall become a party thereunder), and/or amend, as agent of behalf of the Credit Parties, the Parallel Debt Agreement or any substantially similar agreement that creates an obligation of the Credit Parties (as debt acknowledgement or abstraktes Schuldanerkenntnis) in favor of the Collateral Agent under German Law.  The authorization granted herein comprises any action or declaration FME may deem necessary in connection with such agreements (including any action or declaration that FME deems to be necessary in order to create and continue valid obligations under such agreements governed by German Law).  FME has the power to sub delegate its powers as agent of each of the Credit Parties granted by this Section 11.20(b) to third parties.

11.22      Limitation of Liability for German Guarantors.   With respect to the liability of a Guarantor existing and/or incorporated in the Federal Republic of Germany in the form of a company with limited liability (GmbH) or a German limited partnership having a GmbH as general partner (GmbH

& Co. KG) (“German Guarantor”), and in each case only to the extent such German Guarantor secures the Indebtedness of FME or any of its Subsidiaries (other than such German Guarantor and its Subsidiaries), the following provisions apply:

(a)           Nothing herein shall lead to an obligation of a Guarantor to make a payment under a Guaranty or an indemnity under the Credit Documents and the Collateral Agent and the Administrative Agent agree not to enforce any obligation to render such payments to the extent that the application of the proceeds would cause (i) a German Guarantor’s (or in the case of a GmbH & Co. KG, its general partner’s) net assets (Reinvermögen - calculated as the sum of the balance sheet positions shown under § 266(2)(A), (B) and (C) German Commercial Code (Handelsgesetzbuch)) less the sum of the liabilities (shown under the balance sheet positions pursuant to § 266(3)(B), (C) and (D) German Commercial Code) - to fall below such German Guarantor’s (or in the case of a GmbH & Co. KG, its general partner’s) registered share capital (Stammkapital) or (ii) (if the amount of the net assets is already less than the registered share capital) cause such amount to be further reduced and, in either case, thereby affecting the assets required for the obligatory preservation of its registered share capital according to section 30, 31 of the German Limited Liability Company Act (GmbHG) (such event a “Capital Impairment”). For the purpose of calculating the Capital Impairment, the following adjustments will be made:

(i)          the amount of any increase of the registered share capital out of retained earnings (Kapitalerhöhung aus Gesellschaftsmitteln) after the date of this Credit Agreement that has been effected without the prior consent of the Administrative Agent shall be deducted from the registered share capital; and

(ii)         liabilities incurred in violation of the provisions of any of the Credit Documents shall be disregarded.

(b)           In the event such German Guarantor’s (or in the case of a GmbH & Co. KG, its general partner’s) net assets fall below its registered share capital, such German Guarantor, upon request of the Administrative Agent, will realize in due course, to the extent legally permitted, any and all of its assets that are shown in the balance sheet with a book value (Buchwert) that is significantly lower than the market value of the assets if the relevant assets are not necessary for such German Guarantor’s business (nicht betriebsnotwendiges Vermögen).

(c)           If such German Guarantor objects to the amount demanded by the Administrative Agent under a Guaranty or an indemnity under the Credit Documents within twenty (20) Business Days after the Administrative Agent has submitted to the relevant Guarantor a payment demand, the German Guarantor shall appoint within five (5) Business Days a reputable international auditor to determine the exact amount up to which payment can be made under the Guaranty or indemnity under the Credit Documents without causing a Capital Impairment. The auditor shall notify the German Guarantor and the Administrative Agent of the maximum amount payable under the Guaranty or indemnity under the Credit Documents within forty (40) Business Days after its appointment. The costs of such auditor’s determination shall be borne by the German Guarantor. The determination of the auditor shall be binding for such German Guarantor, the Administrative Agent and the Lenders (except for manifest error). To the extent that any payment has been made under a Guaranty or an indemnity under the Credit Documents by the relevant Guarantor that would be necessary for the German Guarantor (or in the case of a GmbH & Co. KG, its general partner) to be able to cure any Capital Impairment or Liquidity Impairment (as defined below) such payment shall immediately — upon such German Guarantor’s demand — be returned to the German Guarantor by any Person receiving such payment, provided, however, in no event shall the Administrative Agent have any responsibility or liability for the return of any such payment distributed to any Lender by the Administrative Agent, including, without limitation, any obligation to seek return of such amounts from such Lender.

(d)           The maximum amount payable under a Guaranty or an indemnity under the Credit Documents shall be limited to the extent and as long as the German Guarantor as a consequence of the payment would be unable to pay its debts when due (zahlungsunfähig) within the meaning of section 64 GmbHG (such event a “Liquidity Impairment”). For the purpose of establishing whether a Liquidity Impairment would occur, payments made by the German Guarantor after the Administrative Agent has notified the German Guarantor of its intention to enforce the Guaranty or any indemnity under the Credit Documents with respect to payment obligations that are not due at the time of the payment shall be disregarded, unless the Administrative Agent has consented to such payments (at the direction of the Required Lenders). From the time the Administrative Agent has notified the German Guarantor and FME of its intention to enforce the Guaranty or any indemnity under the Credit Documents, FME may not make any payment demands against such German Guarantor under shareholder loans and all such payment obligations of such German Guarantor towards FME shall be deferred, subordinated or waived as FME sees fit, until the Administrative Agent notifies such German Guarantor that it is no longer enforcing the Guaranty or indemnity under the Credit Documents or the Administrative Agent consents (at the direction of the Required Lenders) to the payments to be made to FME. Such notice may be delivered by the Administrative Agent at any time and, if not previously delivered, will be delivered by the Administrative Agent after the Loans under the Credit Documents have been repaid in full.

(e)           If (i) the German Guarantor does not object to the payment amount within the 20 Business Days period or (ii) if the German Guarantor does not appoint the auditor within the 5 Business Days period or (iii) if the auditor fails to notify the amount payable within the 40 Business Days period, then the Administrative Agent shall be entitled to enforce the Guaranty or indemnity under the Credit Documents without further delay. The burden of demonstration and proof (Darlegungs- und Beweislast) regarding the Capital Impairment and the maximum amount payable under the Credit Documents shall remain with the German Guarantor.

(f)            The limitations in this Section 11.22 as to the Capital Impairment shall not apply in each of the following cases: (i) if and to the extent a German Guarantor secures any amounts borrowed under the Credit Documents which are lent or on-lent to the German Guarantor or any of its subsidiaries from time to time, (ii) while control or profit pooling agreements exist between such German Guarantors and FME (such as, with respect to FMCD, the loss and profit pooling agreement (Ergebnisübernahmevertrag) between FMCD and FMC BetGes, and with respect to FMC BetGes, the profit pooling agreement (Ergebnisübernahmevertrag) between FMC BetGes and FME dated December 23, 1997), and (iii) to the extent the German Guarantor has an adequate compensation claim (vollwertiger Gegenleistungs- oder Rückgewähranspruch) against its parent company or FME that compensates for any loss incurred due to any payment by the German Guarantor (or in the case of a GmbH & Co. KG, its general partner) under the Guaranty or any indemnity under the Credit Documents.

[SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Credit Agreement to be duly executed and delivered as of the date first above written.

BORROWER AND GUARANTOR:	FRESENIUS MEDICAL CARE AG & Co.
KGaA, a German partnership limited by shares,
Represented by FRESENIUS MEDICAL CARE MANAGEMENT AG, a German corporation, its general partner

	By:	/s/ Michael Brosnan
Name: Michael Brosnan
Title: Member of the management Board

	By:	/s/ Kent Wanzek
Name: Kent Wanzek
Title: Member of the Management Board

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

BORROWER AND GUARANTOR:	FRESENIUS MEDICAL CARE HOLDINGS,
INC., a New York corporation

	By:	/s/ Mark Fawcett
Name: Mark Fawcett
Title: Vice President and Assistant Treasurer

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

CO-BORROWERS AND GUARANTORS:

NATIONAL MEDICAL CARE, INC., a Delaware corporation

BIO-MEDICAL APPLICATIONS OF ALABAMA, INC., a Delaware corporation

BIO-MEDICAL APPLICATIONS OF CALIFORNIA, INC., a Delaware corporation

BIO-MEDICAL APPLICATIONS OF GEORGIA, INC., a Delaware corporation

BIO-MEDICAL APPLICATIONS OF KENTUCKY, INC., a Delaware corporation

BIO-MEDICAL APPLICATIONS OF LOUISIANA, LLC, a Delaware limited liability company

BIO-MEDICAL APPLICATIONS OF MINNESOTA, INC., a Delaware corporation

BIO-MEDICAL APPLICATIONS OF MISSISSIPPI, INC., a Delaware corporation

BIO-MEDICAL APPLICATIONS OF NEW HAMPSHIRE, INC., a Delaware corporation

BIO-MEDICAL APPLICATIONS OF NEW JERSEY, INC., a Delaware corporation

BIO-MEDICAL APPLICATIONS OF NEW MEXICO, INC., a Delaware corporation

BIO-MEDICAL APPLICATIONS OF NORTH CAROLINA, INC., a Delaware corporation

BIO-MEDICAL APPLICATIONS OF OHIO, INC., a Delaware corporation

BIO-MEDICAL APPLICATIONS OF PENNSYLVANIA, INC., a Delaware corporation

BIO-MEDICAL APPLICATIONS OF TENNESSEE, INC., a Delaware corporation

BIO-MEDICAL APPLICATIONS OF TEXAS, INC., a Delaware corporation

BIO-MEDICAL APPLICATIONS OF WEST VIRGINIA, INC., a Delaware corporation

BIO-MEDICAL APPLICATIONS OF VIRGINIA, INC., a Delaware corporation

FRESENIUS USA MANUFACTURING, INC., a Delaware corporation

FRESENIUS USA MARKETING, INC., a Delaware corporation

FRESENIUS USA, INC., a Massachusetts corporation

SPECTRA LABORATORIES, INC., a Nevada corporation

WSKC DIALYSIS SERVICES, INC., an Illinois corporation

FRESENIUS MANAGEMENT SERVICES, INC., a Delaware corporation

BIO-MEDICAL APPLICATIONS OF MARYLAND, INC., a Delaware corporation

RENAL CARE GROUP, INC., a Delaware corporation

DIALYSIS CENTERS OF AMERICA — ILLINOIS, INC., an Illinois corporation

RENAL CARE GROUP OF THE MIDWEST, INC., a Kansas corporation

RENAL ADVANTAGE HOLDINGS, INC., a Delaware corporation

RENAL ADVANTAGE INC., a Delaware corporation

LIBERTY DIALYSIS, LLC, a Delaware limited liability company

AMERICAN ACCESS CARE HOLDINGS, LLC, a Delaware limited liability company

BIO-MEDICAL APPLICATIONS OF MISSOURI, INC., a Delaware corporation

BIO-MEDICAL APPLICATIONS OF WISCONSIN, INC., a Delaware corporation

DIALYSIS MANAGEMENT CORPORATION, a Texas corporation

FRESENIUS MEDICAL CARE VENTURES HOLDING COMPANY, INC., a Delaware corporation

NNA OF ALABAMA, INC., an Alabama corporation

BIO-MEDICAL APPLICATIONS OF DELAWARE, INC., a Delaware corporation

BIO-MEDICAL APPLICATIONS OF FAYETTEVILLE, INC., a Delaware corporation

RENAL CARE GROUP OF THE SOUTH, INC., a Delaware corporation

RENAL CARE GROUP OF THE SOUTHEAST, INC., a Florida corporation

RENAL CARE GROUP ALASKA, INC., an Alaska corporation

RENAL CARE GROUP EAST, INC., a Pennsylvania corporation

RCG MISSISSIPPI, INC., a Delaware corporation

RENAL CARE GROUP NORTHWEST, INC., a Delaware corporation

RENAL CARE GROUP TEXAS, INC., a Texas corporation

RCG UNIVERSITY DIVISION, INC., a Tennessee corporation

RENAL CARE GROUP SOUTHWEST HOLDINGS, INC., a Delaware corporation

RENAL RESEARCH INSTITUTE, LLC, a New York limited liability company

RENEX DIALYSIS CLINIC OF WOODBURY, INC., a New Jersey corporation

SPECTRA EAST, INC., a Delaware corporation

By:	/s/ Mark Fawcett
Name:	Mark Fawcett
Title:	Vice President and Treasurer for each of the foregoing

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

GUARANTORS:	FRESENIUS MEDICAL CARE
DEUTSCHLAND GmbH, a German limited
liability company

	By:	/s/ Alexandra Dambeck
	Name:	Alexandra Dambeck
	Title:	Managing Director

	By:	/s/ Eberhard Sieger
	Name:	Eberhard Sieger
	Title:	Managing Director

FRESENIUS MEDICAL CARE
BETEILIGUNGSGESELLSCHAFT mbH,
a German limited liability company

	By:	/s/ Dr. Emanuele Gatti
	Name:	Dr. Emanuele Gatti
	Title:	Managing Director

	By:	/s/ Dr. Ranier Runte
	Name:	Dr. Ranier Runte
	Title:	Managing Director

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

GUARANTORS:	FRESENIUS MEDICAL CARE US
BETEILIGUNGSGESELLSCHAFT mbH, a German
limited liability company

	By:	/s/ Josef Dinger
	Name:	Josef Dinger
	Title:	Managing Director

FRESENIUS MEDICAL CARE US ZWEI
VERMÖGENSVERWALTUNGS GmbH & Co. KG,
a German limited partnership

	By:	Fresenius Medical Care Vermögens-
verwaltungs GmbH, a German limited
liability company, its General Partner

	By:	/s/ Josef Dinger
	Name:	Josef Dinger
	Title:	Managing Director

FRESENIUS MEDICAL CARE GmbH,
a German limited liability company

	By:	/s/ Gunther Klotz
	Name:	Gunther Klotz
	Title:	Managing Director

	By:	/s/ Michael Mareth
	Name:	Michael Mareth
	Title:	Managing Director

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

GUARANTORS:	FMC FINANCE II S.à r.l., a private limited
company (société à responsabilité limitée)
organized under the laws of Luxembourg

	By:	/s/ Gabriele Dux
	Name:	Gabriele Dux
	Title:	Manager

FMC FINANCE VI S.A., a société anonyme
organized under the laws of Luxembourg

	By:	/s/ Gabriele Dux
	Name:	Gabriele Dux
	Title:	Director

FMC FINANCE VII S.A, a société anonyme
organized under the laws of Luxembourg

	By:	/s/ Gabriele Dux
	Name:	Gabriele Dux
	Title:	Director

FMC FINANCE VIII S.A, a société anonyme
organized under the laws of Luxembourg

	By:	/s/ Gabriele Dux
	Name:	Gabriele Dux
	Title:	Director

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

GUARANTOR:	FRESENIUS MEDICAL CARE NORTH
AMERICA HOLDINGS LIMITED
PARTNERSHIP, a Delaware limited partnership

	By:	Fresenius Medical Care US Vermögensver-
waltungs GmbH and Co. KG, a German limited partnership, its General Partner

		By:	Fresenius Medical Care Vermögensverwaltungs
GmbH, a German limited liability
company, its General Partner

		By:	/s/ Josef Dinger
		Name:	Josef Dinger
		Title:	Managing Director

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

GUARANTORS:	BIO-MEDICAL APPLICATIONS MANAGEMENT COMPANY, INC., a Delaware corporation
BIO-MEDICAL APPLICATIONS OF MAINE, INC., a Delaware corporation
EVEREST HEALTHCARE HOLDINGS, INC., a Delaware corporation
FRESENIUS SECURITIES, INC., a California corporation
SRC HOLDING COMPANY, INC., a Delaware corporation
FRESENIUS MEDICAL CARE US FINANCE, INC., a Delaware corporation
FRESENIUS MEDICAL CARE US FINANCE II, INC., a Delaware corporation
FRESENIUS MEDICAL CARE B, LLC, a Delaware limited liability company
STAT DIALYSIS CORPORATION, a Delaware corporation
LIBERTY DIALYSIS HOLDINGS, INC., a Delaware corporation
LIBERTY DIALYSIS INTERMEDIATE HOLDINGS II, INC., a Delaware corporation
RENAL ADVANTAGE PARTNERS, LLC, a Delaware limited liability company
RA ACQUISITION CO., LLC, a Delaware limited liability company
RAI II, LLC, a Delaware limited liability company
RAI CARE CENTERS HOLDINGS I, LLC, a Delaware limited liability company
RAI CARE CENTERS HOLDINGS II, LLC, a Delaware limited liability company
LIBERTY DIALYSIS INTERMEDIATE HOLDINGS, INC., a Delaware corporation
LIBERTY DIALYSIS, INC., a Delaware corporation
LIBERTY II, INC., a Delaware corporation
LIBERTY III, INC., a Delaware corporation
LIBERTY IV, INC., a Delaware corporation
SUMMIT DIALYSIS II, INC., a Delaware corporation
LIBERTY IGNITION, INC., a Delaware corporation
LIBERTY IGNITION II, INC., a Delaware corporation
LIBERTY IGNITION III, INC., a Delaware corporation
LIBERTY VENTURE PARTNERS, LLC, a Delaware limited liability company
AMERICAN ACCESS CARE INVESTMENT HOLDINGS, LLC, a Delaware limited liability company
FRESENIUS VASCULAR CARE, INC., a Delaware corporation
RENEX CORP., a Florida corporation
LIBERTY ACQUISITIONS LLC, a Delaware limited liability company

	By:	/s/ Mark Fawcett
	Name:	Mark Fawcett
	Title:	Vice President and Treasurer for each of the foregoing

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

GUARANTOR:	NEW YORK DIALYSIS SERVICES, INC., a
New York corporation

	By:	/s/ Mark Fawcett
	Name:	Mark Fawcett
	Title:	Treasurer

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A., as Administrative
Agent

	By:	/s/ Amie L. Edwards
	Name:	Amie L. Edwards
	Title:	Director

COLLATERAL AGENT:	BANK OF AMERICA, N.A., as Collateral Agent

	By:	/s/ Amie L. Edwards
	Name:	Amie L. Edwards
	Title:	Director

LENDERS:	BANK OF AMERICA, N.A., as Lender and L/C
Issuer

	By:	/s/ Amie L. Edwards
	Name:	Amie L. Edwards
	Title:	Director

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

DEUTSCHE BANK AG NEW YORK BRANCH,
as a Lender

By:	/s/ Michael Getz
Name:	Michael Getz
Title:	Vice President

By:	/s/ Evelyn Thierry
Name:	Evelyn Thierry
Title:	Director

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

COMMERZBANK AG FILIALE LUXEMBOURG,
as a Lender

By:	/s/ Bianca Bahn
Name:	Bianca Bahn
Title:

By:	/s/ Frank Schmidt
Name:	Frank Schmidt
Title:

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

JP MORGAN CHASE BANK, N.A.,
as a Lender

By:	/s/ Peter Christensen
Name:	Peter Christensen
Title:	Vice President

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

THE BANK OF NOVA SCOTIA,
as a Lender

By:	/s/ Michelle C. Phillips
Name:	Michelle C. Phillips
Title:	Director

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

UNICREDITBANK AG NEW YORK BRANCH,
as a Lender

By:	/s/ Thomas Taylor
Name:	Thomas Taylor
Title:	Director

By:	/s/ Thomas Petz
Name:	Thomas Petz
Title:	Director

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Scott Santa Cruz
Name:	Scott Santa Cruz
Title:	Managing Director

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

SUNTRUST BANK,
as a Lender

By:	/s/ John Cappellari
Name:	John Cappellari
Title:	Director

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

DNB BANK ASA, GRAND CAYMAN BRANCH,
as a Lender

By:	/s/ Terje Straume
Name:	Terje Straume
Title:	SVP

By:	/s/ Jon Basen Andersen
Name:	Jon Båsen Andersen
Title:	SVP

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

KFW IPEX-Bank GmbH
Palmenjartenstrabe 5 9
60325 Frankfurt am Main
as a Lender

By:	/s/ Sven Wabbels
Name:	Sven Wabbels
Title:	Director

By:	/s/ Nergiz Selmo
Name:	Nergiz Selmo
Title:	Assistant Vice President

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

LANDESBANK HESSEN-THÜRINGEN GIROZENTRALE
as a Lender

By:	/s/ Björn Abels
Name:	Björn Abels
Title:	VP

By:	/s/ Michael Lang
Name:	Michael Lang
Title:

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

DZ BANK AG
DEUTSCHE ZENTRAL-GENOSSENSCHAFTSBANK,
as a Lender

By:	/s/ Prellwitz Bosch
Name:	Prellwitz Bosch
Title:	Senior Vice President

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as a Lender

By:	/s/ Ari Bruger
Name:	Ari Bruger
Title:	Senior Vice President

By:	/s/ Patrick L. Freytag
Name:	Patrick L. Freytag
Title:	Associate

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

BARCLAYS BANK PLC
as a Lender

By:	/s/ Chris Bicheno
Name:	Chris Bicheno
Title:	Vice President

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

SOVEREIGN BANK, N.A.
as a Lender

By:	/s/ William Maag
Name:	William Maag
Title:	Senior Vice President

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK DEUTSCHLAND TAUNUSANLAGE 14
60325 FRANKFURT AM MAIN,
as a Lender

By:	/s/ Pascal Ramond
Name:	Pascal Ramond
Title:	Chief Operating Officer

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

SUMITOMO MITSUI BANKING CORPORATION,
as a Lender

By:	/s/ Michael Oellers
Name:	Michael Oellers
Title:	Joint General Manager

By:	/s/ Jörg Legens
Name:	Jörg Legens
Title:	Assistant General Manager

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

LLOYDS TSB BANK PLC.
as a Lender

By:	/s/ Claus-Mário Büschelberger
Name:	Claus-Mário Büschelberger
Title:	Head of Relationship Management - Corporate Germany

By:	/s/ Stephanie Betz
Name:	Stephanie Betz
Title:	Head of R&OS - Germany

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

MIZUHO CORPORATE BANK, LTD.
as a Lender

By:	/s/ Yoshizumi Takata
Name:	Yoshizumi Takata
Title:	Joint General Manager

By:	/s/ Ender Tanar
Name:	Ender Tanar
Title:	Head of Corporate Finance – Germany/Switzerland

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

THE ROYAL BANK OF SCOTLAND PLC
NIEDERLASSUNG FRANKFURT,
as a Lender

By:	/s/ Axel Boczek
Name:	Axel Boczek
Title:	Director

By:	/s/ D. O’Sullivan
Name:	D O’Sullivan
Title:	Director

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

LANDESBANK BADEN WUERTTEMBERG,
CAYMAN ISLANDS BRANCH,
as a Lender

By:	/s/ Francois Delangle
Name:	Francois Delangle
Title:	Vice President

By:	/s/ Markus Schmauder
Name:	Markus Schmauder
Title:	Head of Corporate Banking

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

SOCIETE GENERALE, ACTING THROUGH ITS
NEW YORK BRANCH,
as a Lender

By:	/s/ Shelley Guttman
Name:	Shelley Guttman
Title:	Director

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

BNP PARIBAS,
as a Lender

By:	/s/ Michael Pearce
Name:	Michael Pearce
Title:	Managing Director

By:	/s/ Michael R. Hoffman
Name:	Michael R. Hoffman
Title:	Vice President

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

FIRST HAWAIIAN BANK,
as a Lender

By:	/s/ Dawn Hofmann
Name:	Dawn Hofmann
Title:	Vice President

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

TD BANK, N.A.
as a Lender

By:	/s/ Alan Garson
Name:	Alan Garson
Title:	Senior Vice President

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as a Lender

By:	/s/ Scott O’Connell
Name:	Scott O’Connell
Title:	Vice President

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

HSBC BANK, PLC,
as a Lender

By:	/s/ Rachel Watson
Name:	Rachel Watson
Title:	Managing Director

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

BBVA IRELAND P.L.C.,
as a Lender

By:	/s/ Pablo Vallejo
Name:	Pablo Vallejo
Title:	Managing Director

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

BAYERN LB
BAYERISCHE LANDESBANK,
as a Lender

By:	/s/ Vogel Schatz
Name:	Vogel Schatz
Title:	Vice President

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Christopher P. Kleczkowski
Name:	Christopher P. Kleczkowski
Title:	Senior Vice President

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

SEB AG,
as a Lender

By:	/s/ Thilo L. Zimmerman
Name:	Thilo L. Zimmerman
Title:	Direktor

By:	/s/ Charles Boyle
Name:	Charles Boyle
Title:	Client Executive

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

CITIBANK, N.A., LONDON BRANCH
as a Lender

By:	/s/ Romeet Shankardass
Name:	Romeet Shankardass
Title:	Director

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

BANK OF CHINA, NEW YORK BRANCH,
as a Lender

By:	/s/ Dong Yuan
Name:	Dong Yuan
Title:	Executive Vice President

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

THE BANK OF NEW YORK MELLON,
as a Lender

By:	/s/ Clifford A. Mull
Name:	Clifford A. Mull
Title:	First Vice President

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

CREDIT INDUSSTRIEL ET COMMERCIAL,
as a Lender

By:	/s/ S. Attree
Name:	S. Attree
Title:	Director, Acquisition Finance

By:	/s/ R. Hewson
Name:	R. Hewson
Title:	Director, Acquisition Finance

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

CRÉDIT MUTUEL — BECM
NIEDERLASSUNG DEUTSCHLAND
as a Lender

By:	/s/ Daniel Lorang
Name:	Daniel Lorang
Title:

By:	/s/ Coraline Gabon
Name:	Coraline Gabon
Title:

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Michael West
Name:	Michael West
Title:	Vice President

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

RAYMOND JAMES BANK, N.A.,
as a Lender

By:	/s/ Alexander L. Rody
Name:	Alexander L. Rody
Title:	Senior Vice President

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

RAIFFEISEN BANK INTERNATIONAL AG,
as a Lender

By:	/s/ Josef Hörl
Name:	Josef Hörl
Title:	Director

By:	/s/ Johannes Lohr
Name:	Johannes Lohr
Title:	Director

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

MEDIOBANCA INTERNATIONAL (LUXEMBOURG) S.A.,
as a Lender

By:	/s/ Christian Andrae
Name:	Christian Andrae
Title:	Vice President

By:	/s/ Martin Bloch
Name:	Martin Bloch
Title:	Vice President

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

ROYAL BANK OF CANADA,
as a Lender

By:	/s/ Sharon M. Liss
Name:	Sharon M. Liss
Title:	Authorized Signatory

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

THE HUNTINGTON NATIONAL BANK,
as a Lender

By:	/s/ Jared Shaner
Name:	Jared Shaner
Title:	Authorized Signer

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

KEYBANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Sukanya V. Raj
Name:	Sukanya V. Raj
Title:	Vice President & Portfolio Manager

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

MORGAN STANLEY BANK, N.A.,
as a Lender

By:	/s/ Melissa James
Name:	Melissa James
Title:	Authorized Signatory

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED, NEW YORK BRANCH,
as a Lender

By:	/s/ Mingqiang Bi
Name:	Mingqiang Bi
Title:	General Manager

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

GOLDMAN SACHS BANK USA,
as a Lender

By:	/s/ Mark Walton
Name:	Mark Walton
Title:	Authorized Signatory

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

THE NORTHERN TRUST COMPANY,
as a Lender

By:	/s/ Clifford Hoppe
Name:	Clifford Hoppe
Title:	Vice President

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

FIFTH THIRD BANK,
as a Lender

By:	/s/ Joshua N. Livingston
Name:	Joshua N. Livingston
Title:	Duly Authorized Signatory

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

BANK OF TAIWAN, NEW YORK BRANCH,
as a Lender

By:	/s/ Kevin H. Hsieh
Name:	Kevin H. Hsieh
Title:	VP & General Manager

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

DEUTSCHE APOTHEKER — UND ÄRZTEBANK,
as a Lender

By:	/s/ Alexander Joller
Name:	Alexander Joller
Title:	Abteilungsdirektor

By:	/s/ Bodo Büchler
Name:	Bodo Büchler
Title:	Prokurist

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

CHANG HWA COMMERCIAL BANK, LTD., NEW YORK BRANCH,
as a Lender

By:	/s/ Eric Y. S. Tsai
Name:	Eric Y. S. Tsai
Title:	VP & General Manager

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

TAIWAN COOPERATIVE BANK LTD.
SEATTLE BRANCH
SEATTLE, WASHINGTON,
as a Lender

By:	/s/ Ming-Chih Chen
Name:	Ming-Chih Chen
Title:	Vice President and General Manager

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

E. SUN COMMERCIAL BANK, LTD., LOS ANGELES BRANCH,
as a Lender

By:	/s/ Edward Chen
Name:	Edward Chen
Title:	VP & General Manager

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

TAIPEI FUBON COMMERCIAL BANK CO., LTD.,
as a Lender

By:	/s/ Robin S. Wu
Name:	Robin S. Wu
Title:	Vice President & Deputy General Manager

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

TAIWAN BUSINESS BANK, LOS ANGELES BRANCH,
as a Lender

By:	/s/ Alex Wang
Name:	Alex Wang
Title:	S. V. P. & General Manager

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

MEGA INTERNATIONAL COMMERCIAL BANK CO., LTD. NEW YORK BRANCH,
as a Lender

By:	/s/ Luke Hwang
Name:	Luke Hwang
Title:	VP & DGM

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

MEGA INTERNATIONAL COMMERCIAL BANK CO., LTD., SILICON VALLEY BRANCH,
as a Lender

By:	/s/ Yuan-Hsi Lin
Name:	Yuan-Hsi Lin
Title:	SVP & General Manager

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

CHINATRUST COMMERCIAL BANK, NEW YORK BRANCH,
as a Lender

By:	/s/ Amy Fong
Name:	Amy Fong
Title:	SVP & General Manager

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

CATHAY UNITED BANK, LTD.,
as a Lender

By:	/s/ Alexander Wu
Name:	Alexander Wu
Title:	SVP & General Manager

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

DBS BANK LTD., LOS ANGELES AGENCY,
as a Lender

By:	/s/ James McWalters
Name:	James McWalters
Title:	General Manager & Managing Director

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

THE BANK OF EAST ASIA, LIMITED, LOS ANGELES BRANCH,
as a Lender

By:	/s/ Chong C. Tan
Name:	Chong C. Tan
Title:	VP & Credit Manager

By:	/s/ Victor Li
Name:	Victor Li
Title:	General Manager

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

ASSOCIATED BANK N.A.,
as a Lender

By:	/s/ Karen Anillo
Name:	Karen Anillo
Title:	Senior Vice President

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

FIRST COMMERCIAL BANK, NEW YORK BRANCH,
as a Lender

By:	/s/ Jason Lee
Name:	Jason Lee
Title:	VP & General

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

HUA NAN COMMERCIAL BANK, LTD., LOS ANGELES BRANCH,
as a Lender

By:	/s/ Ding Jong Chen
Name:	Ding Jong Chen
Title:	VP & General Manager

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

AMERICAN SAVINGS BANK, F.S.B.,
as a Lender

By:	/s/ Rian DuBach
Name:	Rian DuBach
Title:	Vice President

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

CALIFORNIA FIRST NATIONAL BANK,
as a Lender

By:	/s/ D. N. Lee
Name:	D. N. Lee
Title:	S.V.P.

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

PEOPLE’S UNITED BANK,
as a Lender

By:	/s/ Robert Hazard
Name:	Robert Hazard
Title:	Senior Vice President

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

EASTERN BANK,
as a Lender

By:	/s/ Robert J. Moodie
Name:	Robert J. Moodie
Title:	Senior Vice President

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

FIRST TENNESSEE BANK, N.A.,
as a Lender

By:	/s/ Cathy Wind
Name:	Cathy Wind
Title:	Senior Vice President

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

BANK OF COMMUNICATIONS CO., LTD., NEW YORK BRANCH,
as a Lender

By:	/s/ Shelley He
Name:	Shelley He
Title:	Deputy General Manager

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

FAR EAST NATIONAL BANK
as a Lender

By:	/s/ T. J. Chen
Name:	T. J. Chen
Title:	Executive Vice President & Operations
Division Head

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

FIRST NIAGARA BANK, N.A.,
as a Lender

By:	/s/ Ken Jamison
Name:	Ken Jamison
Title:	Managing Director

FRESENIUS MEDICAL CARE AG & Co. KGaA

CREDIT AGREEMENT

Schedule 1.01

MANDATORY COST FORMULAE

1.                                      The Mandatory Cost (to the extent applicable) is an addition to the interest rate to compensate Lenders for the cost of compliance with:

(a)                                 the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions); or

(b)                                 the requirements of the European Central Bank.

2.                                      On the first day of each Interest Period (or as soon as practicable thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below.  The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.  The Administrative Agent will, at the request of the Borrowers or any Lender, deliver to the Borrowers or such Lender, as the case may be, a statement setting forth in reasonable detail the calculation of any Mandatory Cost.

3.                                      The Additional Cost Rate for any Lender lending from a Lending Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent.  This percentage will be certified by such Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of such Lender’s participation in all Loans made from such Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that Lending Office.

4.                                      The Additional Cost Rate for any Lender lending from a Lending Office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)                                 in relation to any Loan in the lawful currency of the United Kingdom (“Sterling” or “£”):

AB+C(B-D)+E x 0.01
100 - (A+C)	per cent per annum

(b)                                 in relation to any Loan in any currency other than Sterling:

E x 0.01
300	per cent per annum

Where:

“A”                           is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

“B”                           is the percentage rate of interest (excluding the Applicable Percentage, the Mandatory Cost and any interest charged on overdue amounts pursuant to the first sentence of Section 2.08(b) and, in the case of interest (other than on overdue amounts) charged at the Default Rate, without counting any increase in interest rate effected by the charging of the Default Rate) payable for the relevant Interest Period of such Loan.

“C”                           is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

“D”                           is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

“E”                            is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.                                      For the purposes of this Schedule:

(a)                                 “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)                                 “Fees Rules” means the rules on periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees and for the acceptance of deposits;

(c)                                  “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(d)                                 “Reference Banks” means, in connection with the determination of the Mandatory Cost, the principal London offices of Bank of America and Deutsche Bank AG and or such other banks as may be appointed by the Administrative Agent in consultation with FME; and;

(e)                                  “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.                                      In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e.  5% will be included in the formula as 5 and not as 0.05).  A negative result obtained by subtracting D from B shall be taken as zero.  The resulting figures shall be rounded to four decimal places.

7.                                      If requested by the Administrative Agent or FME, each Reference Bank with a Lending Office in the United Kingdom or a Participating Member State shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent and the Borrowers, the rate of charge payable by such Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by such Reference Bank as being the average of the Fee Tariffs applicable to such Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of such Reference Bank.

8.                                      Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate.  In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

(a)                                 its jurisdiction of incorporation and the jurisdiction of the Lending Office out of which it is making available its participation in the relevant Loan; and

(b)                                 any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent in writing of any change to the information provided by it pursuant to this paragraph.

9.                                      The percentages or rates of charge of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Lending Office in the same jurisdiction as its Lending Office.

10.                               The Administrative Agent shall have no liability to any Person if such determination results in an Additional Cost Rate which over- or under-compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.                               The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.                               Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties.

13.                               The Administrative Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties.

Schedule 2.01

Fresenius Medical Care

Lenders and Commitments

	USD Revolving		Multi-Currency Revolving		Euro Revolving		Tranche A Term Loan
	Commitments ($)	Percent	Commitments ($)	Percent	Commitments (€)	Percent	Commitments ($)	Percent
Bank of America, N.A.	4,235,294.12	2.117647060%	$20,197,856.26	5.049464065%	11,000,000.00	2.200000000%	$345,802,144.06	13.300082464%
Deutsche Bank AG New York Branch					1,000,000.00	0.200000000%	86,389,280.94	3.322664652%
Commerzbank Aktiengesellschaft, Filiale Luxemburg					14,000,000.00	2.800000000%	70,000,000.00	2.692307692%
JPMorgan Chase Bank, N.A.			20,197,856.25	5.049464063%			67,802,143.75	2.607774760%
The Bank of Nova Scotia			20,197,856.25	5.049464063%			67,802,143.75	2.607774760%
Unicredit Bank AG, New York Branch					23,000,000.00	4.600000000%	58,000,000.00	2.230769231%
Wells Fargo Bank, N.A.			20,197,856.25	5.049464063%			67,802,143.75	2.607774760%
SunTrust Bank			20,197,856.25	5.049464063%			67,802,143.75	2.607774760%
DNB Bank ASA Cayman Branch					23,500,000.00	4.700000000%	56,200,000.00	2.161538462%
KfW IPEX-Bank GmbH					23,500,000.00	4.700000000%	46,200,000.00	1.776923077%
Landesbank Hessen-Thüringen					23,500,000.00	4.700000000%	46,200,000.00	1.776923077%
DZ BANK AG Deutsche Zentral-Genossenschaftsbank, Frankfurt am Main					23,500,000.00	4.700000000%	46,200,000.00	1.776923077%
Credit Suisse AG, Cayman Islands Branch			30,800,000.00	7.700000000%			46,200,000.00	1.776923077%
Barclays Bank PLC	$5,000,000.00	2.500000000%	13,094,640.65	3.273660163%	10,000,000.00	2.000000000%	46,200,000.00	1.776923077%
Sovereign Bank, N.A.			25,800,000.00	6.450000000%			51,200,000.00	1.969230769%
Credit Agricole Corporate and Investment Bank Deutschland	5,000,000.00	2.500000000%	11,733,333.22	2.933333305%	10,000,000.00	2.000000000%	46,200,000.00	1.776923077%
Sumitomo Mitsui Banking Corporation					23,500,000.00	4.700000000%	46,200,000.00	1.776923077%
Lloyds TSB Bank plc			11,733,333.22	2.933333305%	15,000,000.00	3.000000000%	46,200,000.00	1.776923077%
Mizuho Corporate Bank, Ltd.	7,247,058.82	3.623529410%			18,000,000.00	3.600000000%	46,200,000.00	1.776923077%
The Royal Bank of Scotland plc Niederlassung Frankfurt	5,000,000.00	2.500000000%	11,733,333.22	2.933333305%	11,000,000.00	2.200000000%	46,200,000.00	1.776923077%
Landesbank Baden Wurttemberg Cayman Islands Branch					23,500,000.00	4.700000000%	46,200,000.00	1.776923077%
Société Générale					23,500,000.00	4.700000000%	46,200,000.00	1.776923077%
BNP Paribas					23,500,000.00	4.700000000%	21,200,000.00	0.815384615%
First Hawaiian Bank							25,000,000.00	0.961538462%
TD Bank, N.A.			30,800,000.00	7.700000000%			46,200,000.00	1.776923077%
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	7,247,058.83	3.623529415%			13,000,000.00	2.600000000%	53,200,000.00	2.046153846%
HSBC Bank Plc			11,733,333.33	2.933333333%	15,000,000.00	3.000000000%	46,200,000.00	1.776923077%
BBVA Ireland p.l.c.			11,733,333.33	2.933333333%	15,000,000.00	3.000000000%	46,200,000.00	1.776923077%
Bayerische Landesbank					23,500,000.00	4.700000000%	46,200,000.00	1.776923077%
PNC Bank, National Association	5,763,921.90	2.881960950%	20,036,078.10	5.009019525%			51,200,000.00	1.969230769%
SEB AG					31,500,000.00	6.300000000%	36,200,000.00	1.392307692%
Citibank N.A., London Branch			30,800,000.00	7.700000000%			46,200,000.00	1.776923077%
Bank of China, New York Branch	18,000,000.00	9.000000000%					27,000,000.00	1.038461538%
The Bank of New York Mellon	3,840,000.00	1.920000000%	7,680,000.00	1.920000000%	6,000,000.00	1.200000000%	41,000,000.00	1.576923077%
Crédit Industriel et Commercial					12,000,000.00	2.400000000%	24,000,000.00	0.923076923%
Banque Europeenne du Credit Mutuel - Niederlassung Deutschland					6,000,000.00	1.200000000%	12,000,000.00	0.461538462%
U.S. Bank National Association			18,000,000.00	4.500000000%			27,000,000.00	1.038461538%
Raymond James Bank, N.A.							45,000,000.00	1.730769231%
Raiffeisen Bank International AG					25,000,000.00	5.000000000%

Mediobanca International (Luxembourg) S.A.					35,000,000.00	7.000000000%
Royal Bank of Canada			14,000,000.00	3.500000000%			21,000,000.00	0.807692308%
The Huntington National Bank	10,000,000.00	5.000000000%					15,000,000.00	0.576923077%
KeyBank National Association			18,000,000.00	4.500000000%			27,000,000.00	1.038461538%
Morgan Stanley Bank, N.A.					8,000,000.00	1.600000000%	35,000,000.00	1.346153846%
Industrial and Commercial Bank of China Limited, New York Branch							45,000,000.00	1.730769231%
Goldman Sachs Bank USA			18,000,000.00	4.500000000%			27,000,000.00	1.038461538%
The Northern Trust Company	3,333,333.00	1.666666500%	6,666,667.00	1.666666750%			15,000,000.00	0.576923077%
Fifth Third Bank, an Ohio Banking Corporation							30,000,000.00	1.153846154%
Bank of Taiwan, New York Branch	12,000,000.00	6.000000000%					18,000,000.00	0.692307692%
Deutsche Apotheker und Ärztebank eG					9,000,000.00	1.800000000%	18,000,000.00	0.692307692%
Taiwan Cooperative Bank Ltd., Seattle Branch							30,000,000.00	1.153846154%
Chang Hwa Commercial Bank, Ltd., New York Branch	8,000,000.00	4.000000000%					12,000,000.00	0.461538462%
E.Sun Commercial Bank, Ltd., Los Angeles Branch	6,000,000.00	3.000000000%					9,000,000.00	0.346153846%
Taipei Fubon Commercial Bank Co., Ltd.	6,000,000.00	3.000000000%					9,000,000.00	0.346153846%
Taiwan Business Bank, Los Angeles Branch	8,000,000.00	4.000000000%					12,000,000.00	0.461538462%
Mega International Commercial Bank Co., Ltd. New York Branch	8,000,000.00	4.000000000%					12,000,000.00	0.461538462%
Mega International Commercial Bank Co., Ltd. Silicon Valley Branch	8,000,000.00	4.000000000%					12,000,000.00	0.461538462%
Chinatrust Commercial Bank New York Branch							10,000,000.00	0.384615385%
Cathay United Bank, Ltd.	6,000,000.00	3.000000000%					9,000,000.00	0.346153846%
DBS Bank Ltd., Los Angeles Agency	12,000,000.00	6.000000000%					18,000,000.00	0.692307692%
The Bank of East Asia, Limited, Los Angeles Branch	8,000,000.00	4.000000000%					12,000,000.00	0.461538462%
Associated Bank, National Association							15,000,000.00	0.576923077%
First Commercial Bank, New York Branch	10,000,000.00	5.000000000%					15,000,000.00	0.576923077%
Hua Nan Commercial Bank Ltd., Los Angeles Branch	6,000,000.00	3.000000000%					9,000,000.00	0.346153846%
American Savings Bank, F.S.B.	4,000,000.00	2.000000000%					6,000,000.00	0.230769231%
California First National Bank	6,000,000.00	3.000000000%					9,000,000.00	0.346153846%
People’s United Bank	3,333,333.33	1.666666665%	6,666,666.67	1.666666668%			15,000,000.00	0.576923077%
Eastern Bank	6,000,000.00	3.000000000%					9,000,000.00	0.346153846%
First Tennessee Bank National Association	8,000,000.00	4.000000000%					12,000,000.00	0.461538462%
Bank of Communications Co., Ltd., New York Branch							5,000,000.00	0.192307692%
Far East National Bank							7,000,000.00	0.269230769%
First Niagara Bank, N. A.							15,000,000.00	0.576923077%
	$200,000,000.00	100.000000000%	$400,000,000.00	100.000000000%	500,000,000.00	100.000000000%	$2,600,000,000.00	100.000000000%

Schedule 2.03

EXISTING LETTERS OF CREDIT

		ISSUING		DATE	MATURITY	PRINCIPAL
Account Parties	BENEFICIARY	BANK	L/C #	FROM	DATE	AMOUNT

RENAL CARE GROUP	ZURICH AMERICAN INSURANCE COMPANY	Bank of America	3023513	3/1/2000	3/17/2013	$2,000,000.00
RENAL CARE GROUP	STEADFAST INSURANCE COMPANY	Bank of America	3048489	4/29/2002	3/17/2013	$2,300,000.00
FRESENIUS MEDICAL CARE REINSURANCE COMPANY (CAYMAN) LTD.	THE PYRAMID LIFE INSURANCE COMPANY	Bank of America	3115913	2/3/2011	3/18/2013	$500,000.00
FRESENIUS MEDICAL CARE HOLDINGS INC.	CONTINENTAL CASUALTY COMPANY AND/OR TRANSPORTATION INSURANCE COMPANY AND/OR NATIONAL FIRE INSURANCE COMPANY OF HARTFORD AND/OR AMERICAN CASUALTY COMPANY OF READING PENNSYLVANIA	Bank of America	3116168	2/16/2011	2/16/2013	$60,822,337.00
NATIONAL MEDICAL CARE, INC.	AIRLINES REPORTING CORPORATION	Bank of America	3116409	3/22/2011	3/22/2013	$50,000.00
FRESENIUS MEDICAL CARE HOLDINGS, INC.	ILLINOIS UNION INSURANCE COMPANY	Bank of America	3116436	3/28/2011	3/28/2013	$1,000,000.00
FRESENIUS MEDICAL CARE REINSURANCE COMPANY (CAYMAN) LTD.	STERLING LIFE INSURANCE COMPANY	Bank of America	3116945	5/27/2011	3/18/2013	$4,800,000.00
FRESENIUS MEDICAL CARE HOLDINGS, INC. FOR THE ACCOUNT OF RENAL CARE GROUP FRESNIUS MEDICAL CARE HOLDINGS, INC. FOR THE ACCOUNT OF RENAL CARE GROUP SUPPLY COMPANY	UNITED STATES OF AMERICA C/O JOHN HENEBERY	Bank of America	3117188	6/6/2011	3/18/2013	$83,000,000.00
FMS NEPHROLOGY PARTNERS NORTH CENTRAL INDIANA DIALYSIS CENTERS, LLC, A DELAWARE LIMITED LIABILITY COMPANY	BERKADIA COMMERCIAL MORTGAGE LLC, AS PRIMARY SERVICER FOR THE REGISTERED HOLDERS OF WACHOVIA/WELLS FARGO COMMERCIAL MORTGAGE SECURITIES, INC. COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES SERIES 2006-C23	Bank of America	3117274	7/5/2011	3/18/2013	$1,649,992.50

2.03-1

FMS NEPHROLOGY PARTNERS NORTH CENTRAL INDIANA DIALYSIS CENTERS, LLC, A DELAWARE LIMITED LIABILITY COMPANY	BERKADIA COMMERCIAL MORTGAGE LLC, AS PRIMARY SERVICER FOR THE REGISTERED HOLDERS OF WACHOVIA/WELLS FARGO COMMERCIAL MORTGAGE SECURITIES, INC. COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES SERIES 2006-C23	Bank of America	3117275	7/5/2011	3/18/2013	$607,848.67
FMS NEPHROLOGY PARTNERS NORTH CENTRAL INDIANA DIALYSIS CENTERS, LLC, A DELAWARE LIMITED LIABILITY COMPANY	BERKADIA COMMERCIAL MORTGAGE LLC, AS PRIMARY SERVICER FOR THE REGISTERED HOLDERS OF WACHOVIA/WELLS FARGO COMMERCIAL MORTGAGE SECURITIES, INC. COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES SERIES 2006-C23	Bank of America	3117276	7/5/2011	3/18/2013	$355,608.05
FMS NEPHROLOGY PARTNERS NORTH CENTRAL INDIANA DIALYSIS CENTERS, LLC, A DELAWARE LIMITED LIABILITY COMPANY	BERKADIA COMMERCIAL MORTGAGE LLC, AS PRIMARY SERVICER FOR THE REGISTERED HOLDERS OF WACHOVIA/WELLS FARGO COMMERCIAL MORTGAGE SECURITIES, INC. COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES SERIES 2006-C23	Bank of America	3117277	7/5/2011	3/18/2013	$680,004.00
RENAL ADVANTAGE, INC, RENAL ADVANTAGE HOLDINGS, INC.	THE TRAVELERS INDEMNITY COMPANY	Bank of America	68064687	2/16/2012	2/16/2013	$1,672,000.00
RENAL ADVANTAGE, INC, RENAL ADVANTAGE HOLDINGS, INC.	UNITED STATES FIRE INSURANCE COMPANY	Bank of America	68064688	2/16/2012	3/18/2013	$750,000.00

						$160,187,790.22

2.03-2

Schedule 6.14

CREDIT PARTY INFORMATION

Credit Party	Jurisdiction of organization	Classes & number of outstanding capital stock		Owner	Ownership percentage
Fresenius Medical Care AG & Co. KGaA	Germany	N/A	N/A	N/A	N/A
Fresenius Medical Care Beteiligungsgesellschaft mbH	Germany	Membership Interest	Limited Liability Company with uncertificated membership interests	Fresenius Medical Care AG & Co. KGaA	100%
Fresenius Medical Care Deutschland GmbH	Germany	Membership Interest	Limited Liability Company with uncertificated membership interests	Fresenius Medical Care Beteiligungsgesellschaft mbH	100%
FMC Finance II S.à r.l.	Luxembourg	Corporate Units	216,000	Fresenius Medical Care Beteiligungsgesellschaft mbH	100%
Fresenius Medical Care US Beteiligungsgesellschaft mbH	Germany	Membership Interest	Limited Liability Company with uncertificated membership interests	Fresenius Medical Care Deutschland GmbH	100%
Fresenius Medical Care US Vermögensverwaltungs GmbH & Co. KG	Germany	Membership Interest	Limited Liability Partnership with uncertificated membership interests	Fresenius Medical Care Vermögensverwaltungs GmbH (as general partner)	1%
		Membership Interest	Limited Liability Partnership with uncertificated membership interests	Fresenius Medical Care Beteiligungsgesellschaft mbH (as limited partner)	99%
Fresenius Medical Care US Zwei Vermögensverwaltungs GmbH & Co. KG	Germany	Membership Interest	Limited Liability Partnership with uncertificated membership interests	Fresenius Medical Care Vermögensverwaltungs GmbH (as general partner)	1%

1

Credit Party	Jurisdiction of organization	Classes & number of outstanding capital stock		Owner	Ownership percentage
		Membership Interest	Limited Liability Partnership with uncertificated membership interests	Fresenius Medical Care Beteiligungsgesellschaft mbH (as limited partner)	99%
Fresenius Medical Care GmbH	Germany	Membership Interest	Limited Liability Company with uncertificated membership interests	Fresenius Medical Care Beteiligungsgesellschaft mbH	100%
FMC Finance VI S.A.	Luxembourg	Shares	310	Fresenius Medical Care AG & Co. KGaA	100%
FMC Finance VII S.A.	Luxembourg	Shares	310	Fresenius Medical Care AG & Co. KGaA	100%
FMC Finance VIII S.A.	Luxembourg	Shares	310	Fresenius Medical Care AG & Co. KGaA	100%

2

Credit Party	Jurisdiction of organization	Classes & number of outstanding capital stock		Owner	Ownership percentage
Fresenius Medical Care North America Holdings Limited Partnership	DE	Units	98.9	Fresenius Medical Care Beteiligungsgesellschaft mbH	98.9%
		Units	0.1	Fresenius Medical Care US Zwei Vermögensverwaltungs GmbH & Co. KG	0.1%
		Units	1	Fresenius Medical Care US Vermögensverwaltungs GmbH & Co. KG	1%
Fresenius Medical Care Holdings, Inc.	NY	Class C	5,000,000	Fresenius Medical Care North America Holdings Limited Partnership	100%
		Class E	2,653,560	Fresenius Medical Care North America Holdings Limited Partnership	100%
		Class F	2,100,000	Fresenius Medical Care North America Holdings Limited Partnership	100%
		Common	90,000,000	Fresenius Medical Care North America Holdings Limited Partnership	100%
National Medical Care, Inc.	DE	Common	100	Fresenius Medical Care Holdings, Inc	100%
Bio-Medical Applications of Alabama, Inc.	DE	Common	100	Bio-Medical Applications Management Company, Inc.	100%
Bio-Medical Applications of California, Inc.	DE	Common	100	Bio-Medical Applications Management Company, Inc.	100%
Bio-Medical Applications of Georgia, Inc.	DE	Common	100	Bio-Medical Applications Management Company, Inc.	100%
Bio-Medical Applications of Kentucky, Inc.	DE	Common	1,000	Bio-Medical Applications Management Company, Inc.	100%

3

Credit Party	Jurisdiction of organization	Classes & number of outstanding capital stock		Owner	Ownership percentage
Bio-Medical Applications of Louisiana, LLC	DE	Membership Interest	Limited Liability Company with uncertificated membership interests	Bio-Medical Applications of Maryland, Inc.	100%
Bio-Medical Applications of Minnesota, Inc.	DE	Common	100	Bio-Medical Applications Management Company, Inc.	100%
Bio-Medical Applications of Mississippi, Inc.	DE	Common	100	Bio-Medical Applications Management Company, Inc.	100%
Bio-Medical Applications of New Hampshire, Inc.	DE	Common	100	Bio-Medical Applications Management Company, Inc.	100%
Bio-Medical Applications of New Jersey, Inc.	DE	Common	100	Bio-Medical Applications Management Company, Inc.	100%
Bio-Medical Applications of New Mexico, Inc.	DE	Common	1,000	Bio-Medical Applications Management Company, Inc.	100%
Bio-Medical Applications of North Carolina, Inc.	DE	Common	100	Bio-Medical Applications Management Company, Inc.	100%
Bio-Medical Applications of Ohio, Inc.	DE	Common	100	Bio-Medical Applications Management Company, Inc.	100%
Bio-Medical Applications of Pennsylvania, Inc.	DE	Common	100	Bio-Medical Applications Management Company, Inc.	100%
Bio-Medical Applications of Tennessee, Inc.	DE	Common	100	Bio-Medical Applications Management Company, Inc.	100%
Bio-Medical Applications of Texas, Inc.	DE	Common	100	Bio-Medical Applications Management Company, Inc.	100%
Bio-Medical Applications of West Virginia, Inc.	DE	Common	100	Bio-Medical Applications Management Company, Inc.	100%
Bio-Medical Applications of Virginia, Inc.	DE	Common	100	Bio-Medical Applications Management Company, Inc.	100%
Fresenius Management Services, Inc.	DE	Common	100	Bio-Medical Applications Management Company, Inc.	100%
Fresenius USA Manufacturing, Inc.	DE	Common	1,000	Fresenius Medical Care Holdings, Inc.	100%

4

Credit Party	Jurisdiction of organization	Classes & number of outstanding capital stock		Owner	Ownership percentage
Fresenius USA Marketing, Inc.	DE	Common	1,000	Fresenius Medical Care Holdings, Inc.	100%
Fresenius USA, Inc.	MA	Common	2,392,000	Fresenius Securities, Inc.	29.9%
			5,608,000	Fresenius Medical Care Holdings, Inc.	70.1%
Spectra Laboratories, Inc.	NV	Common	147,414	SRC Holding Company, Inc.	100%
WSKC Dialysis Services, Inc.	IL	Common	315	Everest Healthcare Holdings, Inc.	100%
Bio-Medical Applications Management Company, Inc.	DE	Series A Preferred	1,000	NMC A, LLC	100%
		Series B Preferred	300	NMC A, LLC	100%
		Series C Preferred	1,700	NMC A, LLC	100%
		Series D Preferred	870	NMC A, LLC	100%
		Series E Preferred	1,300	NMC A, LLC	100%
		Series F Preferred	980	NMC A, LLC	100%
		Series G Preferred	2,475	NMC A, LLC	100%
		Series H Preferred	6,000	National Medical Care, Inc.	100%
		Series I Preferred	3,500	NMC A, LLC	100%
		Series J Preferred	3,300	NMC A, LLC	100%
		Common	1,000	National Medical Care, Inc.	100%
Bio-Medical Applications of Maine, Inc.	DE	Common	1,000	Bio-Medical Applications Management Company, Inc.	100%
Everest Healthcare Holdings, Inc.	DE	Common	100	Fresenius Medical Care Holdings, Inc.	100%
Bio-Medical Applications of Maryland, Inc.	DE	Common	1,000	Bio-Medical Applications Management Company, Inc.	100%
Fresenius Securities, Inc.	CA	Common	500	Fresenius Medical Care Holdings, Inc.	100%

5

Credit Party	Jurisdiction of Organization	Classes & number of outstanding capital stock		Owner	Ownership percentage
SRC Holding Company, Inc.	DE	Common	100	Fresenius Medical Care Holdings, Inc.	100%
New York Dialysis Services, Inc.	NY	Common	1,000	Fresenius Medical Care Holdings, Inc.	100%
Fresenius Medical Care US Finance, Inc.	DE	Common	100	Fresenius Medical Care AG & Co. KGaA	100%
Fresenius Medical Care US Finance II, inc.	DE	Common	100	Fresenius Medical Care AG & Co. KGaA	100%
Fresenius Medical Care B, LLC	DE	Membership Interest	Limited Liability Company with uncertificated membership interests	Fresenius Medical Care Beteiligungsgesellschaft mbH	100%
Renal Care Group, Inc.	DE	Common	100	Fresenius Medical Care Holdings, Inc.	100%
Dialysis Centers of America — Illinois, Inc.	IL	Common	100	Renal Care Group, Inc.	100%
STAT Dialysis Corporation	DE	Common	1,000	Renal Care Group, Inc.	100%
Renal Care Group of the Midwest, Inc.	KS	Common	3,499.98	Renal Care Group, Inc.	100%
Liberty Dialysis Holdings, Inc.	DE	Common	1,000	Bio-Medical Applications Management Company, Inc.	100%
Liberty Dialysis Intermediate Holdings II, Inc.	DE	Common	100	Liberty Dialysis Holdings, Inc.	100%
Renal Advantage Partners, LLC	DE	Membership Interest	51	Liberty Dialysis Intermediate Holdings II, Inc.	51%
		Membership Interest	49	Bio-Medical Applications Management Company, Inc.	49%
RA Acquisition Co., LLC	DE	Membership Interest	Limited Liability Company with	Renal Advantage Partners, LLC	100%

6

Credit Party	Jurisdiction of Organization	Classes & number of outstanding capital stock		Owner	Ownership percentage
			uncertificated membership interests
Renal Advantage Holdings, Inc.	DE	Common	100	RA Acquisition Co., LLC	100%
Renal Advantage Inc.	DE	Common	1,000	Renal Advantage Holdings, Inc.	100%
RAI II, LLC	DE	Membership Interest	Limited Liability Company with uncertificated membership interests	Renal Advantage Holdings, Inc.	100%
RAI Care Centers Holdings I, LLC	DE	Membership Interest	Limited Liability Company with uncertificated membership interests	Renal Advantage Inc.	100%
RAI Care Centers Holdings II, LLC	DE	Membership Interest	Limited Liability Company with uncertificated membership interests	Renal Advantage Inc.	100%
Liberty Dialysis Intermediate Holdings, Inc.	DE	Common	100	Liberty Dialysis Holdings, Inc.	100%
Liberty Dialysis, Inc.	DE	Common	100	Liberty Dialysis Intermediate Holdings, Inc.	100%
Liberty II, Inc.	DE	Common	1,000	Liberty Dialysis, Inc.	100%
Liberty III, Inc.	DE	Common	1,000	Liberty Dialysis, Inc.	100%

7

Credit Party	Jurisdiction of Organization	Classes & number of outstanding capital stock		Owner	Ownership percentage
Liberty IV, Inc.	DE	Common	1,000	Liberty Dialysis, Inc.	100%
Summit Dialysis II, Inc.	DE	Common	1,000	Liberty Dialysis, Inc.	100%
Liberty Ignition, Inc.	DE	Common	1,000,000	Liberty Dialysis, Inc.	100%
Liberty Ignition II, Inc.	DE	Common	7,000,000	Liberty Dialysis, Inc.	100%
Liberty Ignition III, Inc.	DE	Common	10,000,000	Liberty Dialysis, Inc.	100%
Liberty Dialysis, LLC	DE	Membership Interest	Limited Liability Company with uncertificated membership interests	Liberty Dialysis, Inc.	31.53079%
		Membership Interest	Limited Liability Company with uncertificated membership interests	Liberty II, Inc.	34.71659%
		Membership Interest	Limited Liability Company with uncertificated membership interests	Liberty III, Inc.	8.18090%
		Membership Interest	Limited Liability Company with uncertificated membership interests	Liberty IV, Inc.	2.43258%

8

Credit Party	Jurisdiction of Organization	Classes & number of outstanding capital stock		Owner	Ownership percentage
		Membership Interest	Limited Liability Company with uncertificated membership interests	Summit Dialysis II, Inc.	8.13357%
		Membership Interest	Limited Liability Company with uncertificated membership interests	Liberty Ignition, Inc.	7.29775%
		Membership Interest	Limited Liability Company with uncertificated membership interests	Liberty Ignition II, Inc.	3.16236%
		Membership Interest	Limited Liability Company with uncertificated membership interests	Liberty Ignition III, Inc.	4.54546%
Liberty Venture Partners, LLC	DE	Membership Interest	Limited Liability Company with uncertificated membership interests	Liberty Dialysis, LLC	74.8%

9

Credit Party	Jurisdiction of Organization	Classes & number of outstanding capital stock		Owner	Ownership percentage
		Membership Interest	Limited Liability Company with uncertificated membership interests	Liberty Acquisitions LLC	25.2%
American Access Care Holdings, LLC	DE	Membership Interest	Limited Liability Company with uncertificated membership interests	American Access Care Investment Holdings, LLC	55%
		Membership Interest	Limited Liability Company with uncertificated membership interests	Fresenius Vascular Care, Inc.	45%
Bio-Medical Applications of Missouri, inc.	DE	Common	100	Bio-Medical Applications Management Company, Inc.	100%
Bio-Medical Applications of Wisconsin, Inc.	DE	Common	1,000	Bio-Medical Applications Management Company, Inc.	100%
Dialysis Management Corporation	TX	Common	100	Renal Care Group, Inc.	100%
Fresenius Medical Care Ventures Holding Company, Inc.	DE	Common	100	National Medical Care, Inc.	100%
NNA of Alabama, Inc.	AL	Common	100	Renal Care Group, Inc.	100%
Bio-Medical Applications of Delaware, Inc.	DE	Common	100	Bio-Medical Applications Management Company, Inc.	100%
Bio-Medical Applications of Fayetteville, Inc.	DE	Common	100	Bio-Medical Applications Management Company, Inc.	100%

10

Credit Party	Jurisdiction of Organization	Classes & number of outstanding capital stock		Owner	Ownership percentage
Renal Care Group of the South, Inc.	DE	Common	100	Renal Care Group, Inc.	100%
Renal Care Group of the Southeast, Inc.	FL	Common	500	Renal Care Group, Inc.	100%
Renal Care Group Alaska, Inc.	AK	Common	10,000	Renal Care Group, Inc.	100%
Renal Care Group East, Inc.	PA	Common	100	Renal Care Group, Inc.	100%
RCG Mississippi, Inc.	DE	Common	1,000	Renal Care Group, Inc.	100%
Renal Care Group Northwest, Inc.	DE	Common	100	Renal Care Group, Inc.	100%
Renal Care Group Texas, Inc.	TX	Common	8,000	Renal Care Group, Inc.	100%
RCG University Division, Inc.	TN	Common	100	Renal Care Group, Inc.	100%
Renal Care Group Southwest Holdings, Inc.	DE	Common	100	Renal Care Group, Inc.	100%
Renal Research Institute, LLC	NY	Membership Interest	Limited Liability Company with uncertificated membership interests	National Medical Care, Inc.	100%
Renex Dialysis Clinic of Woodbury, Inc.	NJ	Common	100	Renex Corp.	100%
Spectra East, Inc.	DE	Common	1,000	SRC Holding Company, Inc.	100%
American Access Care Investment Holdings, LLC	DE	Membership Interest	Limited Liability Company with uncertificated membership interests	Fresenius Vascular Care, Inc.	100%
Fresenius Vascular Care, Inc.	DE	Common	100	U.S. Vascular Access Holdings, LLC	100%
Renex Corp.	FL	Common	100	Renal Care Group, Inc.	100%
Liberty Acquisitions LLC	DE	Membership Interest	Limited	Liberty Acquisitions Inc.	1%

11

Credit Party	Jurisdiction of Organization	Classes & number of outstanding capital stock		Owner	Ownership percentage
			Liability Company with uncertificated membership interests
		Membership Interest	Limited Liability Company with uncertificated membership interests	Liberty Dialysis, LLC	99%

12

Schedule 8.06

RESTRICTED PAYMENTS

2012	€300 Million

2013	€300 Million

2014	€330 Million

2015	€360 Million

2016	€400 Million

2017	€440 Million

1

Schedule 8.08

TRANSACTIONS WITH AFFILIATES

1.                                      1.             REAL PROPERTY LEASE

FSE and its affiliates have leased real property to FME and its affiliates. The annual rent payable under these leases is subject to escalation, based upon the development of the German consumer price index.  The lease agreements originated in 1996.  The leases for manufacturing facilities have a ten-year term, followed by two successive optional renewal terms of ten years each at FME’s election. The leases for the other facilities have a term of ten years.

2.                                      2.             COVENANTS NOT TO COMPETE

FSE has agreed for itself and its affiliates that they will not compete with FME in any aspect of the business of supplying renal care-related goods and services, including laboratories, for a period of ten years commencing January 1, 2007. However, FSE may continue its home care business.

3.             Trademarks

FSE has granted to FMCD, FME’s German subsidiary, for FME’s benefit and that of its affiliates, an exclusive, worldwide, royalty-free, perpetual license to use “Fresenius Medical Care” in the corporate names of FME and its Subsidiaries, and to use the Fresenius marks, including some combination marks containing the Fresenius name that were used by FSE’s dialysis business prior to the formation of FME, and the Fresenius Medical Care name as a trade name.

3.                                      4.             OTHER INTELLECTUAL PROPERTY

Some of the patents, patent applications, inventions, know-how and trade secrets that FSE’s dialysis business used prior to the formation of FME were also used by other divisions of FSE. For Biofine®, the polyvinyl chloride-free packaging material, FSE has granted to FMCD, for the benefit of FME and its affiliates, an exclusive license for the renal business and a non-exclusive license for all other fields except other non-renal medical businesses. FMCD and FSE share equally any royalties from licenses of the Biofine® intellectual property by either FMCD or by FSE to third parties outside the renal business and the other non-renal medical businesses. In addition, FSE has transferred to FMCD the other patents, patent applications, inventions, know-how and trade secrets that were used predominantly in FSE’s dialysis business. In certain cases FSE’s Dialysis Business and the other FSE divisions as a whole each paid a significant part of the development costs for patents, patent applications, inventions, know-how and trade secrets that were used by both prior to the formation of FME.  Where FMCD acquired those jointly funded patents, patent applications, inventions, know-how and trade secrets, FMCD licensed them back to FSE exclusively in the other non-renal medical businesses and non-exclusively in all other fields. Where FSE retained the jointly

1

funded patents, patent applications, inventions, know-how and trade secrets, FSE licensed them to FMCD exclusively in the renal business and non-exclusively in all other fields.

4.                                      5.             SUPPLY AGREEMENTS AND ARRANGEMENTS

FME and its Subsidiaries produce most of their products in their own facilities. However, Fresenius Kabi AG, a subsidiary of FSE, manufactures some of the products for FME and its Subsidiaries, principally dialysis concentrates and other solutions, at FSE facilities located in Germany, Brazil, France and South Africa. Conversely, FME facilities in Germany and Italy produce products for Fresenius Kabi AG.

FME  and its Subsidiaries and the subsidiaries of FSE have entered into supply agreements for the purchase and sale of products from the above facilities. Prices under the supply agreements are determined by good faith negotiations.

The parties may modify existing or enter into additional supply agreements, arrangements and transactions. Any future modifications, agreements, arrangements and transactions will be negotiated between the parties and will be subject to the approval provisions of the pooling agreements and the regulatory provisions of German law regarding dominating enterprises.

5.                                      6.             SERVICES AGREEMENT

FME obtains administrative and other services from FSE headquarters and from other divisions and subsidiaries of FSE, including Fresenius Medical  Care Management AG, the general partner of FME. These services relate to, among other things, administrative services, management information services, employee benefit administration, insurance, IT services, tax services and treasury services. Conversely, FME has provided certain services to other divisions and subsidiaries of FSE relating to research and development, central purchasing and warehousing.

FME and FSE may modify existing or enter into additional services agreements, arrangements and transactions. Any such future modifications, agreements, arrangements and transactions will be negotiated between the parties and will be subject to the approval provisions of the pooling agreements and the regulations of German law regarding dominating enterprises.

2

Schedule 11.02

NOTICE ADDRESSES

Party	Notice Address

BORROWERS	For Domestic Credit Parties:

[NAME OF CREDIT PARTY]
c/o Fresenius Medical Care Holdings, Inc.
920 Winter Street
Waltham, Massachusetts 02451
Attn: Chief Financial Officer, Treasurer and Assistant Treasurer (Mark Fawcett)
Telephone: 781.699.2668
Facsimile: 781.699.9756
Email: mark.fawcett@fmc-na.com

with a copy to:

Fresenius Medical Care Holdings, Inc.
920 Winter Street
Waltham, Massachusetts 02451
Attn: General Counsel and Deputy General Counsel (Doug Kott)
Telephone: 781.699.9186
Facsimile: 781.699.9713
Email: doug.kott@fmc-na.com

For FME:

Fresenius Medical Care AG & Co. KGaA
Mail Code: 61352
Else-Kröner-Strasse 1
Bad Homburg v.d.H., Germany
Attention: CFO
Telephone:++49.6172.609.2255
Facsimile: ++49.6172.609.2280
Email: michael.brosnan@fmc-ag.com

Party	Notice Address

GUARANTORS	For Domestic Credit Parties but excluding Fresenius Medical Care North America Holdings Limited Partnership:

[NAME OF CREDIT PARTY]
c/o Fresenius Medical Care Holdings, Inc.
920 Winter Street
Waltham, Massachusetts 02451
Attn: Chief Financial Officer, Treasurer and Assistant Treasurer (Mark Fawcett)
Telephone: 781.699.2668
Facsimile: 781.699.9756
Email: mark.fawcett@fmc-na.com

with a copy to:

Fresenius Medical Care Holdings, Inc.
920 Winter Street

1

Waltham, Massachusetts 02451
Attn: General Counsel and Deputy General Counsel (Doug Kott)
Telephone: 781.699.9186
Facsimile: 781.699.9713
Email: doug.kott@fmc-na.com

For the other Credit Parties and Fresenius Medical Care North America Holdings Limited Partnership:

[Name of Credit Party]
c/o Fresenius Medical Care AG & Co. KGaA
Mail Code: 61352
Else-Kröner-Strasse 1
Bad Homburg v.d.H., Germany
Attention: CFO
Telephone: ++49.6172.609.2255
Facsimile: ++49.6172.609.2280
Email: michael.brosnan@fmc-ag.com

For FMC Finance II S.à r.l.
204, route de Luxembourg, L-7241 Bereldange, Grand-Duchy of Luxembourg
Attention : Board of managers
Telephone: ++352.26.33.75.901
Facsimile: ++352.26.33.75.909

RCSL: B 62086
Capital: EUR 5,400,000.-

with a copy to:

Fresenius Medical Care AG & Co. KGaA
Mail Code: 61352
Else-Kröner-Strasse 1
Bad Homburg v.d.H., Germany
Attention: CFO
Telephone: ++49.6172.609.2255
Facsimile: ++49.6172.609.2280
Email: michael.brosnan@fmc-ag.com

For FMC Finance VI S.A.
28-30, Val St. André, L-1128 Luxembourg, Grand-Duchy of Luxembourg
Attention : Board of Directors
Telephone: ++352.26.33.75.901
Facsimile: ++352.26.33.75.909

RCSL: B 146877

with a copy to:

Fresenius Medical Care AG & Co. KGaA
Mail Code: 61352
Else-Kröner-Strasse 1
Bad Homburg v.d.H., Germany
Attention: CFO
Telephone: ++49.6172.609.2255
Facsimile: ++49.6172.609.2280

2

Email: michael.brosnan@fmc-ag.com

For FMC Finance VII S.A.
28-30, Val St. André, L-1128 Luxembourg, Grand-Duchy of Luxembourg
Attention : Board of Directors
Telephone: ++352.26.33.75.901
Facsimile: ++352.26.33.75.909

RCSL: B 157657

with a copy to:

Fresenius Medical Care AG & Co. KGaA
Mail Code: 61352
Else-Kröner-Strasse 1
Bad Homburg v.d.H., Germany
Attention: CFO
Telephone: ++49.6172.609.2255
Facsimile: ++49.6172.609.2280
Email: michael.brosnan@fmc-ag.com

For FMC Finance VIII S.A.
28-30, Val St. André, L-1128 Luxembourg, Grand-Duchy of Luxembourg
Attention : Board of Directors
Telephone: ++352.26.33.75.901
Facsimile: ++352.26.33.75.909

RCSL: B 162959

with a copy to:

Fresenius Medical Care AG & Co. KGaA
Mail Code: 61352
Else-Kröner-Strasse 1
Bad Homburg v.d.H., Germany
Attention: CFO
Telephone: ++49.6172.609.2255
Facsimile: ++49.6172.609.2280
Email: michael.brosnan@fmc-ag.com

Party	Notice Address

AGENT	Bank of America, N.A.
Anthony Kell, Agency Management Officer
901 Main Street, 14th Floor Plaza
Dallas, TX 75202-3712
Mail Code: TX1-492-14-11
Voice: (214) 209-4124
Fax: (214) 290-9422
anthony.w.kell@baml.com

with a copy to:

BANK OF AMERICA, N.A.
Mail Code: NC1-007-17-11
100 North Tryon Street
Bank of America Corporate Center, 17th Floor

3

Charlotte, North Carolina 28255
Attention: Amie L. Edwards
Telephone: (704) 387-1346
Facsimile: (704) 387-4605
Email: amie.l.edwards@bankofamerica.com

Lending Office:

Bank of America, N.A.
Mail Code: NC1-001-05-46
101 N. Tryon Street
Charlotte, NC 28255-0001
Attention: Renee Blackmore
Telephone: (980) 387-2484
Facsimile: (704) 409-0024
Email: renee.m.blackmore@baml.com

4

Exhibit 2.02

FORM OF LOAN NOTICE

Date:                             , 20

To:                             Bank of America, N.A., as Administrative Agent

Re:                             Credit Agreement, dated as of October 30, 2012 (as amended, restated, increased, supplemented or otherwise modified from time to time, the “Credit Agreement” among, inter alios, FRESENIUS MEDICAL CARE AG & Co. KGaA, a German partnership limited by shares, FRESENIUS MEDICAL CARE HOLDINGS, INC., a New York corporation, and the other Borrowers identified therein, the Guarantors identified therein, the Lenders party thereto, and BANK OF AMERICA, N.A., as Administrative Agent.  Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

1.                                      The undersigned hereby requests the following:

☐  a USD Revolving Loan Borrowing

☐  a USD Revolving Loan continuation

☐  a USD Revolving Loan conversion

☐  a USD Swingline Loan Borrowing

☐  a Euro Revolving Loan Borrowing

☐  a Euro Revolving Loan continuation

☐  a Euro Revolving Loan conversion

☐  a Multi-Currency Revolving Loan Borrowing

☐  a Multi-Currency Revolving Loan continuation

☐  a Multi-Currency Revolving Loan conversion

☐  a Multi-Currency Swingline Loan Borrowing

☐  a Tranche A Term Loan Borrowing

☐  a Tranche A Term Loan continuation

☐  a Tranche A Term Loan conversion

2.                                      Date of Borrowing, conversion or continuation (which shall be a Business Day):

3.                                      Amount and Currency of Borrowing, conversion or continuation:

4.                                      Type of Loan requested:

5.                                      Interest Period (if applicable):

The undersigned hereby represents and warrants that (a) this Loan Notice complies with the requirements, as applicable, of Section 2.01(a) of the Credit Agreement, with respect to USD Swingline Loans and USD Revolving Loans, Section 2.01(b) of the Credit Agreement, with respect to Euro Revolving Loans, Section 2.01(c) of the Credit Agreement, with respect to Multi-Currency Revolving

Loans and Multi-Currency Swingline Loans and Section 2.01(e) of the Credit Agreement, with respect to the Tranche A Term Loan, and with the requirements of Section 2.02 of the Credit Agreement [and (b) the representations and warranties contained in Sections 5.02(a) and (b) of the Credit Agreement have been satisfied on and as of the date of the requested Credit Extension](1).

BORROWER:	[APPLICABLE BORROWER]

By:
Name:
Title:

(1) Bracketed text not applicable if Loan Notice pertains only to continuations and/or conversions.

Exhibit 2.13-1

FORM OF USD REVOLVING NOTE

                             , 20

FOR VALUE RECEIVED, each of the undersigned (the “USD Borrowers”), hereby promises to pay to                               , its successors or registered assigns (the “USD Revolving Lender”), the USD Revolving Lender’s USD Revolving Committed Amount, or if less, the aggregate unpaid principal amount of all USD Revolving Loans owing by such USD Borrower to the USD Revolving Lender under that certain Credit Agreement, dated as of October 30, 2012 (as amended, restated, increased, supplemented or otherwise modified from time to time, the “Credit Agreement”) among, inter alios, Fresenius Medical Care AG & Co. KGaA, a German partnership limited by shares, Fresenius Medical Care Holdings, Inc., a New York corporation, and the other Borrowers identified therein, the Guarantors identified therein, the Lenders party thereto and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”).  Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Each USD Borrower promises to pay interest on the unpaid principal amount of each USD Revolving Loan owing by such USD Borrower from the date of such USD Revolving Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the USD Revolving Lender, at the Administrative Agent’s Office, in Dollars in Same Day Funds.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (before as well as after judgment) computed at the applicable per annum rate set forth in the Credit Agreement.

This USD Revolving Note is one of the Notes referred to in the Credit Agreement and is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided in the Credit Agreement.  USD Revolving Loans made by the USD Revolving Lender may be evidenced by one or more loan accounts or records maintained by the USD Revolving Lender in the ordinary course of business.  The USD Revolving Lender may also attach schedules to this USD Revolving Note and endorse thereon the date, amount and maturity of its USD Revolving Loans and payments with respect thereto.

Upon the occurrence and during the continuation of an Event of Default, all amounts then remaining unpaid on this USD Revolving Note shall become, or may be declared to be, immediately due and payable, in each case as provided in the Credit Agreement, without diligence, presentment, protest and demand or notice of protest, demand, dishonor and non-payment of this USD Revolving Note, all of which are hereby waived by the USD Borrowers, for themselves and their respective successors and assigns.

The obligations of each USD Borrower that is a Primary Borrower, shall be joint and several in nature for all Loan Obligations and other obligations owing hereunder or under the other Credit Documents subject to the terms and provisions set forth in the Credit Agreement.  The obligations of each USD Borrower that is a Designated Borrower that is not a Primary Borrower shall be several (and not joint) in nature and shall be limited in each case to the obligations owing by such Designated Borrower.

THIS US REVOLVING NOTE AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS US REVOLVING NOTE AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

PRIMARY BORROWERS:	[ ]

By:
Name:
Title:

DESIGNATED BORROWERS:	[ ]

By:
Name:
Title:

Exhibit 2.13-2

FORM OF USD SWINGLINE NOTE

                               , 20

FOR VALUE RECEIVED, each of the undersigned (the “USD Borrowers”), hereby promises to pay to [BANK OF AMERICA, N.A.]/[                           ], its successors or registered assigns (the “USD Swingline Lender”), the aggregate unpaid principal amount of all USD Swingline Loans owing by such USD Borrower to the USD Swingline Lender under that certain Credit Agreement, dated as of October 30, 2012 (as amended, restated, increased, supplemented or otherwise modified from time to time, the “Credit Agreement”) among, inter alios, Fresenius Medical Care AG & Co. KGaA, a German partnership limited by shares, Fresenius Medical Care Holdings, Inc., a New York corporation, and the other Borrowers identified therein, the Guarantors identified therein, the Lenders party thereto and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”).  Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Each USD Borrower promises to pay interest on the unpaid principal amount of each USD Swingline Loan owing by such USD Borrower from the date of such USD Swingline Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement.  All payments of principal and interest shall be made to the USD Swingline Lender in Dollars in Same Day Funds.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (before as well as after judgment) computed at the applicable per annum rate set forth in the Credit Agreement.

This USD Swingline Note is one of the Notes referred to in the Credit Agreement and is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  USD Swingline Loans made by the USD Swingline Lender may be evidenced by one or more loan accounts or records maintained by the USD Swingline Lender in the ordinary course of business.  The USD Swingline Lender may also attach schedules to this USD Swingline Note and endorse thereon the date, amount and maturity of its USD Swingline Loans and payments with respect thereto.

Upon the occurrence and during the continuation of an Event of Default, all amounts then remaining unpaid on this USD Swingline Note shall become, or may be declared to be, immediately due and payable, in each case as provided in the Credit Agreement, without diligence, presentment, protest and demand or notice of protest, demand, dishonor and non-payment of this USD Swingline Note, all of which are hereby waived by the USD Borrowers, for themselves and their successors and assigns.

The obligations of each USD Borrower that is a Primary Borrower, shall be joint and several in nature for all Loan Obligations and other obligations owing hereunder or under the other Credit Documents subject to the terms and provisions set forth in the Credit Agreement.  The obligations of each USD Borrower that is a Designated Borrower that is not a Primary Borrower shall be several (and not joint) in nature and shall be limited in each case to the obligations owing by such Designated Borrower.

THIS USD SWINGLINE NOTE AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS USD SWINGLINE NOTE AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

PRIMARY BORROWERS:	[ ]

By:
Name:
Title:

DESIGNATED BORROWERS:	[ ]

By:
Name:
Title:

Exhibit 2.13-3

FORM OF EURO REVOLVING NOTE

                              , 20

FOR VALUE RECEIVED, each of the undersigned (the “Euro Borrowers”), hereby promises to pay to                                         , its successors or registered assigns (the “Euro Revolving Lender”), the Euro Revolving Lender’s Euro Revolving Committed Amount, or if less, the aggregate unpaid principal amount of all Euro Revolving Loans owing by such Euro Borrower to the Euro Revolving Lender under that certain Credit Agreement, dated as of October 30, 2012 (as amended, restated, increased, supplemented or otherwise modified from time to time, the “Credit Agreement”) among, inter alios, Fresenius Medical Care AG & Co. KGaA, a German partnership limited by shares, Fresenius Medical Care Holdings, Inc., a New York corporation, and the other Borrowers identified therein, the Guarantors identified therein, the Lenders party thereto and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”).  Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Each Euro Borrower promises to pay interest on the unpaid principal amount of each Euro Revolving Loan owing by such Euro Borrower from the date of such Euro Revolving Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Euro Revolving Lender, at the Administrative Agent’s Office, in Euros in Same Day Funds.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (before as well as after judgment) computed at the applicable per annum rate set forth in the Credit Agreement.

This Euro Revolving Note is one of the Notes referred to in the Credit Agreement and is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  Euro Revolving Loans made by the Euro Revolving Lender may be evidenced by one or more loan accounts or records maintained by the Euro Revolving Lender in the ordinary course of business.  The Euro Revolving Lender may also attach schedules to this Euro Revolving Note and endorse thereon the date, amount and maturity of its Euro Revolving Loans and payments with respect thereto.

Upon the occurrence and during the continuation of an Event of Default, all amounts then remaining unpaid on this Euro Revolving Note shall become, or may be declared to be, immediately due and payable, in each case as provided in the Credit Agreement, without diligence, presentment, protest and demand or notice of protest, demand, dishonor and non-payment of this Euro Revolving Note, all of which are hereby waived by the Euro Borrowers, for themselves and their successors and assigns.

The obligations of each Euro Borrower that is a Primary Borrower, shall be joint and several in nature for all Loan Obligations and other obligations owing hereunder or under the other Credit Documents subject to the terms and provisions set forth in the Credit Agreement.  The obligations of each Euro Borrower that is a Designated Borrower that is not a Primary Borrower shall be several (and not joint) in nature and shall be limited in each case to the obligations owing by such Designated Borrower.

THIS EURO REVOLVING NOTE AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS EURO REVOLVING NOTE AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

PRIMARY BORROWERS:	[ ]

By:
Name:
Title:

DESIGNATED BORROWERS:	[ ]

By:
Name:
Title:

Exhibit 2.13-4

FORM OF MULTI-CURRENCY REVOLVING NOTE

                              , 20

FOR VALUE RECEIVED, each of the undersigned (the “Multi-Currency Borrowers”), hereby promise to pay to                                     , its successors or registered assigns (the “Multi-Currency Revolving Lender”), the Multi-Currency Revolving Lender’s Multi-Currency Revolving Committed Amount, or if less, the aggregate unpaid principal amount of all Multi-Currency Revolving Loans owing by such Multi-Currency Borrower to the Multi-Currency Revolving Lender under that certain Amended and Restated Credit Agreement, dated as of October 30, 2012 (as amended, restated, increased, supplemented or otherwise modified from time to time, the “Credit Agreement”) among, inter alios, Fresenius Medical Care AG & Co. KGaA, a German partnership limited by shares, Fresenius Medical Care Holdings, Inc., a New York corporation, and the other Borrowers identified therein, the Guarantors identified therein, the Lenders party thereto and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Each Multi-Currency Borrower promises to pay interest on the unpaid principal amount of each Multi-Currency Revolving Loan owing by such Multi-Currency Borrower from the date of such Multi-Currency Revolving Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Multi-Currency Revolving Lender, at the Administrative Agent’s Office, in the applicable currency in Same Day Funds.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (before as well as after judgment) computed at the applicable per annum rate set forth in the Credit Agreement.

This Multi-Currency Revolving Note is one of the Notes referred to in the Credit Agreement and is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  Multi-Currency Revolving Loans made by the Multi-Currency Revolving Lender may be evidenced by one or more loan accounts or records maintained by the European Revolving Lender in the ordinary course of business.  The Multi-Currency Revolving Lender may also attach schedules to this Multi-Currency Revolving Note and endorse thereon the date, amount and maturity of its Multi-Currency Revolving Loans and payments with respect thereto.

Upon the occurrence and during the continuation of an Event of Default, all amounts then remaining unpaid on this Multi-Currency Revolving Note shall become, or may be declared to be, immediately due and payable, in each case as provided in the Credit Agreement, without diligence, presentment, protest and demand or notice of protest, demand, dishonor and non-payment of this Multi-Currency Revolving Note, all of which are hereby waived by the Multi-Currency Borrowers, for themselves and their successors and assigns.

The obligations of each Multi-Currency Borrower that is a Primary Borrower, shall be joint and several in nature for all Loan Obligations and other obligations owing hereunder or under the other Credit Documents subject to the terms and provisions set forth in the Credit Agreement.  The obligations of each Multi-Currency Borrower that is a Designated Borrower that is not a Primary Borrower shall be several (and not joint) in nature and shall be limited in each case to the obligations owing by such Designated Borrower.

THIS MULTI-CURRENCEY REVOLVING NOTE AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE)

BASED UPON, ARISING OUT OF OR RELATING TO THIS MULTI-CURRENCEY REVOLVING NOTE AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

PRIMARY BORROWERS:	[ ]

By:
Name:
Title:

DESIGNATED BORROWERS:	[ ]

By:
Name:
Title:

Exhibit 2.13-5

FORM OF MULTI-CURRENCY SWINGLINE NOTE

                              , 20

FOR VALUE RECEIVED, each of the undersigned (the “Multi-Currency Borrowers”), hereby promises to pay to [BANK OF AMERICA, N.A.]/[                              ], its successors or registered assigns (the “Multi-Currency Swingline Lender”), the aggregate unpaid principal amount of all Multi-Currency Swingline Loans owing by such Multi-Currency Borrower to the Multi-Currency Swingline Lender under that certain Credit Agreement, dated as of October 30, 2012 (as amended, restated, increased, supplemented or otherwise modified from time to time, the “Credit Agreement”) among, inter alios, Fresenius Medical Care AG & Co. KGaA, a German partnership limited by shares, Fresenius Medical Care Holdings, Inc., a New York corporation, and the other Borrowers identified therein, the Guarantors identified therein, the Lenders party thereto and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”).  Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Each Multi-Currency Borrower promises to pay interest on the unpaid principal amount of each Multi-Currency Swingline Loan owing by such Multi-Currency Borrower from the date of such Multi-Currency Swingline Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement.  All payments of principal and interest shall be made to the Multi-Currency Swingline Lender in Dollars in Same Day Funds.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (before as well as after judgment) computed at the applicable per annum rate set forth in the Credit Agreement.

This Multi-Currency Swingline Note is one of the Notes referred to in the Credit Agreement and is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  Multi-Currency Swingline Loans made by the Multi-Currency Swingline Lender may be evidenced by one or more loan accounts or records maintained by the Multi-Currency Swingline Lender in the ordinary course of business.  The Multi-Currency Swingline Lender may also attach schedules to this Multi-Currency Swingline Note and endorse thereon the date, amount and maturity of its Multi-Currency Swingline Loans and payments with respect thereto.

Upon the occurrence and during the continuation of an Event of Default, all amounts then remaining unpaid on this Multi-Currency Swingline Note shall become, or may be declared to be, immediately due and payable, in each case as provided in the Credit Agreement, without diligence, presentment, protest and demand or notice of protest, demand, dishonor and non-payment of this Multi-Currency Swingline Note, all of which are hereby waived by the Multi-Currency Borrowers, for themselves and their successors and assigns.

The obligations of each Multi-Currency Borrower that is a Primary Borrower, shall be joint and several in nature for all Loan Obligations and other obligations owing hereunder or under the other Credit Documents subject to the terms and provisions set forth in the Credit Agreement.  The obligations of each Multi-Currency Borrower that is a Designated Borrower that is not a Primary Borrower shall be several (and not joint) in nature and shall be limited in each case to the obligations owing by such Designated Borrower.

THIS MULTI-CURRENCY SWINGLINE NOTE AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS MULTI-CURRENCY SWINGLINE

NOTE AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

PRIMARY BORROWERS:	[ ]

By:
Name:
Title:

DESIGNATED BORROWERS:	[ ]

By:
Name:
Title:

Exhibit 2.13-6

FORM OF TRANCHE A TERM LOAN NOTE

                               , 20

FOR VALUE RECEIVED, each of the undersigned (the “Tranche A Term Loan Borrower”), hereby promises to                                   , its successors or registered assigns (the “Tranche A Term Loan Lender”) the aggregate unpaid principal amount of the Tranche A Term Loan made by the Tranche A Term Loan Lender under that certain Credit Agreement, dated as of October 30, 2012 (as amended, restated, increased, supplemented or otherwise modified from time to time, the “Credit Agreement”) among, inter alios, Fresenius Medical Care AG & Co. KGaA, a German partnership limited by shares, Fresenius Medical Care Holdings, Inc., a New York corporation, and the other Borrowers identified therein, the Guarantors identified therein, the Lenders party thereto and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”).  Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Each Tranche A Term Loan Borrower promises to pay interest on the unpaid principal amount of the Tranche A Term Loan made by the Tranche A Term Loan Lender from the date of such Tranche A Term Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Tranche A Term Loan Lender, at the Administrative Agent’s Office, in Dollars in Same Day Funds.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (before as well as after judgment) computed at the applicable per annum rate set forth in the Credit Agreement.

This Tranche A Term Loan Note is one of the Notes referred to in the Credit Agreement and is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  The Tranche A Term Loan made by the Tranche A Term Loan Lender may be evidenced by one or more loan accounts or records maintained by the Tranche A Term Loan Lender in the ordinary course of business.  The Tranche A Term Loan Lender may also attach schedules to this Tranche A Term Loan Note and endorse thereon the date, amount and maturity of its Tranche A Term Loan and payments with respect thereto.

Upon the occurrence and during the continuation of an Event of Default, all amounts then remaining unpaid on this Tranche A Term Loan Note shall become, or may be declared to be, immediately due and payable, in each case as provided in the Credit Agreement, without diligence, presentment, protest and demand or notice of protest, demand, dishonor and non-payment of this Tranche A Term Loan Note, all of which are hereby waived by each Tranche A Term Loan Borrower, for itself and its successors and assigns.

THIS TRANCHE A TERM LOAN NOTE AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS TRANCHE A TERM LOAN NOTE AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

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BORROWERS:	[ ]

By:
Name:
Title:

Exhibit 2.14-1

FORM OF DESIGNATED BORROWER REQUEST AND ASSUMPTION AGREEMENT

THIS DESIGNATED BORROWER REQUEST AND ASSUMPTION AGREEMENT (this “Agreement”) dated as of                           is by and between                                    , a                                                     (the “Applicant Borrower”), and Bank of America, N.A., in its capacity as Administrative Agent under that certain Credit Agreement, dated as of October 30, 2012 (as amended, restated, increased, supplemented or otherwise modified from time to time, the “Credit Agreement”) among, inter alios, Fresenius Medical Care AG & Co. KGaA, a German partnership limited by shares (“FME”), Fresenius Medical Care Holdings, Inc., a New York corporation, and the other Borrowers identified therein, the Guarantors identified therein, the Lenders party thereto and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”).  Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

The Applicant Borrower has indicated its desire to become a Designated Borrower pursuant to Section 2.14 of the Credit Agreement. Accordingly, the Applicant Borrower hereby agrees with the Administrative Agent, for the benefit of the Lenders, as follows:

1.                                      Each of the Applicant Borrower and FME hereby confirms, represents and warrants to the Administrative Agent and the Lenders that the Applicant Borrower is a Subsidiary of                                   .

2.                                      The Applicant Borrower hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Applicant Borrower will be deemed to be a party to the Credit Agreement as a “Designated Borrower” for all purposes of the Credit Agreement and the other Credit Documents, and shall have all of the obligations thereunder as if it has executed the Credit Agreement and the other Credit Documents.  The Applicant Borrower hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Documents, including (i) all of the representations and warranties of the Credit Parties set forth in Article VI of the Credit Agreement, and (ii) all of the affirmative and negative covenants set forth in Articles VII and VIII of the Credit Agreement.

The Applicant Borrower hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Applicant Borrower will be deemed to be a party to the Parallel Debt Agreement as an “Obligor” (as defined in the Parallel Debt Agreement).

3.                                      The Applicant Borrower requests approval to be Designated Borrower with respect to the [USD Revolving Loans] [Euro Revolving Loans] [Multi-Currency Revolving Loans] [Tranche A Term Loans] with a Borrowing Limit of [$][€] [  ]                     .  Designation of any Applicant Borrower as a Designated Borrower and approval of its Designated Borrowing Limit is subject to (i) the prior consent of the Required [USD Revolving][Euro Revolving][Multi-Currency Revolving][Tranche A Term] Lenders, in their sole discretion; provided that (A) no consent shall be required for any Wholly Owned Subsidiary of FME organized in an Approved Jurisdiction (as of the Closing Date) to become a Primary Borrower or a Co-Borrower and (B) a Borrower for Mexican pesos may be established with the consent of the Administrative Agent; (ii) delivery of an executed promissory note as may be requested by any applicable Lender in connection therewith; (iii) delivery of supporting resolutions, articles of incorporation and bylaws (or their equivalents), incumbency certificates, opinions of counsel and such other items as the Administrative Agent and the Required [USD Revolving][Euro Revolving][Multi-Currency

Revolving][Tranche A Term] Lenders may request; and (iv) receipt of any “know your customer” or similar information reasonably requested by any such Lender.

4.                                      The Applicant Borrower acknowledges and confirms that it has received a copy of the Credit Agreement and the schedules and exhibits thereto.

5.                                      FME confirms that all of the Obligations under the Credit Agreement are, and upon the Applicant Borrower becoming a Designated Borrower shall continue to be, in full force and effect.  FME further confirms that immediately upon the Applicant Borrower becoming a Designated Borrower, the term “[USD Revolving][Euro Revolving][Multi-Currency Revolving][Tranche A Term] Loan Obligations,” as used in the Credit Agreement, shall include all [USD Revolving][Euro Revolving][Multi-Currency Revolving][Tranche A Term] Loan Obligations of such Designated Borrower under the Credit Agreement and under each other Credit Document.

6.                                      The Applicant Borrower hereby agrees that upon becoming a Designated Borrower it will assume all of the [USD Revolving][Euro Revolving][Multi-Currency Revolving][Tranche A Term] Loan Obligations of a [Designated Borrower that is not a] Primary Borrower as set forth in the Credit Agreement.

7.                                      FME and the Applicant Borrower agree that at any time and from time to time, upon the written request of the Administrative Agent, it will execute and deliver, or cause to be executed and delivered, such further documents and do such further acts and things as the Administrative Agent may reasonably request in order to effect the purposes of this Agreement.

8.                                      This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

9.                                      This Agreement shall constitute a Credit Document under the Credit Agreement.

10.                               THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTION CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

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IN WITNESS WHEREOF, the Applicant Borrower has caused this Agreement to be duly executed by its authorized officers.  Following receipt of the consent of the Required [USD Revolving Lenders] [Euro Revolving Lenders] [Multi-Currency Revolving Lenders] [Tranche A Term Lenders], the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

APPLICANT BORROWER:	[APPLICANT BORROWER],
a

By:
Name:
Title:

BORROWER:	FRESENIUS MEDICAL CARE AG & Co. KGaA, a German partnership limited by shares, represented by FRESENIUS MEDICAL CARE MANAGEMENT AG, a German corporation, its general partner

By:
Name:
Title:

By:
Name:
Title:

Acknowledged and Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

Exhibit 2.14-2

FORM OF DESIGNATED BORROWER NOTICE

Date:                 ,

To:                             The Borrowers (as defined below) and the [USD Revolving Lenders] [Euro Revolving Lenders] [Multi-Currency Revolving Lenders]

Ladies and Gentlemen:

This Designated Borrower Notice is made and delivered pursuant to Section 2.14 of that certain Credit Agreement, dated as of October 30, 2012 (as amended, restated, increased, supplemented or otherwise modified from time to time, the “Credit Agreement”) among, inter alios, Fresenius Medical Care AG & Co. KGaA, a German partnership limited by shares (“FME”), Fresenius Medical Care Holdings, Inc., a New York corporation, and the other Borrowers identified therein, the Guarantors identified therein, the Lenders party thereto and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”).  Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

The Administrative Agent hereby notifies Borrowers and the [USD Revolving Lenders] [Euro Revolving Lenders] [Multi-Currency Revolving Lenders] [Tranche A Term Lenders]that effective as of the date hereof                                               shall be a Designated Borrower and may receive [USD Revolving Loans] [Euro Revolving Loans] [Multi-Currency Revolving Loans][Tranche A Term Loans] for its account on the terms and conditions set forth in the Credit Agreement.

This Designated Borrower Notice shall constitute a Credit Document under the Credit Agreement.

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:
Title:

Exhibit 2.18-1

FORM OF COMPETITIVE REVOLVING LOAN BID REQUEST

To:                                                                  , as Competitive Bid Agent

Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of October 30, 2012 (as amended, restated, increased, supplemented or otherwise modified from time to time, the “Credit Agreement”) among, inter alios, Fresenius Medical Care AG & Co. KGaA, a German partnership limited by shares (“FME”), Fresenius Medical Care Holdings, Inc., a New York corporation, and the other Borrowers identified therein, the Guarantors identified therein, the Lenders party thereto and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”).  Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

The [Multi-Currency Revolving] Lenders are invited to make Bid Loans:

1.                                      On                                                                                       (a Business Day).

2.                                      In an aggregate amount not exceeding [$][€] [  ]                                    (with any sublimits set forth below).

3.                                      Comprised of (select one):

☐ Absolute Rate Loans	☐ Fixed LIBOR Margin Bid Loans

4.                                      With the following sublimts:

Bid Loan No.	Interest Period requested	Maximum principal amount requested
1	[days][months]	[$][€] [ ]
2	[days][months]	[$][€] [ ]
3	[days][months]	[$][€] [ ]

5.                                      Requested currency:                                                .

6.                                      Requested financial accommodation:                                                      .

The Bid Borrowing requested herein complies with the requirements of Section 2.18(a) of the Credit Agreement.

The undersigned Borrower authorizes the Administrative Agent to deliver this Bid Request to the Lenders.  Responses by the Lenders must be in substantially the form of Exhibit 2.18-2 to the Credit Agreement and must be received by the Administrative Agent by the time specified in Section 2.18 of the Credit Agreement for submitting Competitive Bids.

[BORROWER],
a

By:
Name:
Title:

Exhibit 2.18-2

FORM OF COMPETITIVE BID

                        ,

To:                                                              , as Competitive Bid Agent

Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of October 30, 2012 (as amended, restated, increased, supplemented or otherwise modified from time to time, the “Credit Agreement”) among, inter alios, Fresenius Medical Care AG & Co. KGaA, a German partnership limited by shares (“FME”), Fresenius Medical Care Holdings, Inc., a New York corporation, and the other Borrowers identified therein, the Guarantors identified therein, the Lenders party thereto and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”).  Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

In response to the Bid Request dated                                                       ,            , the undersigned offers to make the following Bid Loan(s):

1.                                      Borrowing date:                                               (a Business Day).

2.                                      In an aggregate amount not exceeding [$][€] [  ]                                    (with any sublimits set forth below).

3.                                      Comprised of:

Bid Loan No.	Interest Period offered	Bid Maximum	Absolute Rate Bid or Fixed LIBOR Margin Bid *
1	[days][months]	[$][€] [ ]	(- +)%
2	[days][months]	[$][€] [ ]	(- +)%
3	[days][months]	[$][€] [ ]	(- +)%

4.                                      Currency:                                     .

5.                                      Financial accommodation:                                             .

* Expressed in multiples of 1/100th of a basis point.

Contact Person:                                      Telephone:

[LENDER]

By:
Name:
Title:

******************************************************************************

THIS SECTION IS TO BE COMPLETED BY THE BORROWER IF IT WISHES TO ACCEPT ANY OFFERS CONTAINED IN THIS COMPETITIVE BID:

The offers made above are hereby accepted in the amounts set forth below:

Bid Loan No.	Principal Amount Accepted
$
$
$

[BORROWER]

By:
Name:
Title:

Date:

Exhibit 7.02(b)

FORM OF COMPLIANCE CERTIFICATE

[date of certificate]

Financial Statement Date:

To:                             Bank of America, N.A., as Administrative Agent

Re:                             Credit Agreement dated as of October 30, 2012 (as amended, restated, increased, supplemented or otherwise modified from time to time, the “Credit Agreement”) among, inter alios, Fresenius Medical Care AG & Co. KGaA, a German partnership limited by shares (“FME”), Fresenius Medical Care Holdings, Inc., a New York corporation, and the other Borrowers identified therein, the Guarantors identified therein, the Lenders party thereto and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”).  Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                                                      of FME, and that, as such, he/she is authorized to execute and deliver this Compliance Certificate to the Administrative Agent on the behalf of FME, and that:

[Use following paragraph 1 for fiscal year-end financial statements:]

[1.                                  [Attached hereto as Schedule 1 are the] [The] year-end audited financial statements required by Section 7.01(a) of the Credit Agreement for the fiscal year of FME and its Subsidiaries ended as of the above date, together with the report and opinion of an independent certified public accountant of nationally recognized standing required by such section[, have been electronically delivered to the Administrative Agent pursuant to the conditions set forth in Section 7.02 of the Credit Agreement.]]

[Use following paragraph 1 for fiscal quarter-end financial statements:]

[1.                                  [Attached hereto as Schedule 1 are the] [The] unaudited financial statements required by Section 7.01(b) of the Credit Agreement for the fiscal quarter of FME and its Subsidiaries ended as of the above date [have been electronically delivered to the Administrative Agent pursuant to the conditions set forth in Section 7.02 of the Credit Agreement].  Such financial statements fairly present in all material respects the financial condition, results of income or operations, shareholders’ equity and cash flows of the Consolidated Group in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.]

2.                                      The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Consolidated Group during the accounting period covered by the attached financial statements.

3.                                      A review of the activities of the Credit Parties during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period each of the Credit Parties performed and observed all of the covenants applicable to it under the Credit Documents, and

[select one:]

[to the best knowledge of the undersigned, no Default or Event of Default exists as of the date hereof.]

--or--

[the following is a list of each Default or Event of Default that exists as of the date hereof, including the nature and extent thereof and the proposed actions with respect thereto:  [DESCRIBE].]

4.                                      The financial covenant and other covenant compliance analyses and information set forth on Schedule [1][2] attached hereto are true and accurate on and as of the date of this Compliance Certificate.  The Borrowers are [not] in compliance with each of the financial covenants contained in Section 8.10 of the Credit Agreement.

[5.                                  Set forth below is a summary of all material changes in GAAP or in the consistent application thereof and material changes in accounting policies or financial reporting practices during the most recent fiscal quarter ending prior to the date hereof to the extent that such changes affect the numeric value of any financial covenant contained in the Credit Agreement, and a reconciliation between calculation of any such financial covenant (and determination of the applicable pricing level under the definition of “Applicable Percentage”) before and after giving effect to such changes: [DESCRIBE].]

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of                            ,         .

FRESENIUS MEDICAL CARE AG & Co. KGaA, a German partnership limited by shares, represented by FRESENIUS MEDICAL CARE MANAGEMENT AG, a German corporation, its general partner

By:
Name:
Title:

By:
Name:
Title:

[Schedule 1

to Compliance Certificate

FINANCIAL STATEMENTS AND RELATED DELIVERIES

(attached)]

Schedule [1][2]

to Compliance Certificate

COVENANT CALCULATIONS

Exhibit 7.13

FORM OF GUARANTOR JOINDER AGREEMENT

THIS GUARANTOR JOINDER AGREEMENT (this “Agreement”), dated as of                         , 20   , is by and between                           , a                                   (the “New Subsidiary”), and Bank of America, N.A., in its capacity as Administrative Agent under that certain Credit Agreement, among, inter alios, Fresenius Medical Care AG & Co. KGaA, a German partnership limited by shares (“FME”), Fresenius Medical Care Holdings, Inc., a New York corporation, and the other Borrowers identified therein, the Guarantors identified therein, the Lenders party thereto and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”).  Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

The New Subsidiary (x) is required to become a Guarantor pursuant to the terms and conditions of Section 7.13 of the Credit Agreement, or (y) has been volunteered as a Guarantor by the Borrowers.

Accordingly, the New Subsidiary agrees with the Administrative Agent, for the benefit of the Lenders, as follows:

1.                                      The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a party to the Credit Agreement and a Guarantor for all purposes of the Credit Agreement, and shall have all of the obligations of Guarantor thereunder as if it had executed the Credit Agreement.  The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to Guarantor contained in the Credit Agreement.  Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary hereby (i) [jointly and severally] [severally, and not jointly and severally] together with the other Guarantors, guarantees to each holder of the Obligations, as provided in the Credit Agreement, the prompt payment and performance of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof.

The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a party to the Parallel Debt Agreement as an “Obligor” (as defined in the Parallel Debt Agreement).

2.                                      The address of the New Subsidiary for purposes of all notices and other communications is as follows:

[Address]

3.                                      The New Subsidiary hereby waives acceptance by the Administrative Agent and the Lenders of the guaranty by the New Subsidiary under Article IV of the Credit Agreement or any other Guaranty upon the execution of this Agreement by the New Subsidiary.

4.                                      This Agreement may be executed in counterparts (and by the different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

5.                                      This Agreement and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by, and construed in accordance with, the law of the State of New York.

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IN WITNESS WHEREOF, the New Subsidiary has caused this Joinder Agreement to be duly executed by its authorized officer, and the Collateral Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

NEW SUBSIDIARY:	[NEW SUBSIDIARY],
a

By:
Name:
Title:

Acknowledged and accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

Exhibit 11.06

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.]  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the [Multi-Currency Letters of Credit] [USD Swingline Loans and the USD Letters of Credit] included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.                                      Assignor[s]:

2.                                      Assignee[s]:                                                                        [is an [Affiliate][Approved Fund] of [identify Lender]]

                                        [is an [Affiliate][Approved Fund] of [identify Lender]]

3.                                      Borrower(s):                             Fresenius Medical Care AG & Co. KGaA, Fresenius Medical Care Holdings, Inc., and the other borrowers from time to time party to the Credit Agreement

4.                                      Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

2

5.                                      Credit Agreement:                                             Credit Agreement dated as of October 30, 2012 among, inter alios, Fresenius Medical Care AG & Co. KGaA, a German partnership limited by shares, Fresenius Medical Care Holdings, Inc., a New York corporation, and the other Borrowers identified therein, the Guarantors identified therein, the Lenders party thereto and the Administrative Agent (as such agreement shall be amended, restated, supplemented or otherwise modified from time to time).

6.                                      Assigned Interest[s]:

Assignor[s]	Assignee[s]	Facility Assigned(2)	Aggregate Amount of Commitment/Loans for all Lenders(3)	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans(4)		CUSIP Number
			[$][€]	[$][€]		%
			[$][€]	[$][€]		%
			[$][€]	[$][€]		%

[7.                                  Trade Date:                                                                    ](5)

Effective Date:                                   , 20    [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

(2)  Insert USD Revolving Commitments, Euro Revolving Commitments, Multi-Currency Revolving Commitments or Tranche A Term Loan, as applicable.

(3)  Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(4)  Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

(5)  To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

3

[Consented to and](6) Accepted:

BANK OF AMERICA, N.A., as
Administrative Agent

By:
Name:
Title:

[BANK OF AMERICA, N.A., as
[USD] [Multi-Currency] L/C Issuer and USD Swingline Lender

By:
Name:
Title:]

[OTHER L/C ISSUERS], as
[USD] [Multi-Currency] L/C Issuer

By:
Name:
Title:]

[BORROWERS

By:
Name:
Title:]

(6)  To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

4

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.                          Representations and Warranties.

1.1                   Assignor.  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrowers, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2.                Assignee.  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 11.06(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.                          Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

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3.                          General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Assignment and Assumption and the transactions contemplated hereby shall be governed by, and construed in accordance with, the law of the State of New York.

4.                          Parallel Debt.  The Assignee hereby acknowledges, agrees and confirms that, by its execution of this Assignment and Assumption, the Assignee will be deemed to be a party to the Parallel Debt Agreement as a “Finance Party” (as defined in the Parallel Debt Agreement) and the Assignee hereby approves (genehmigt) the Collateral Agent’s execution of the share pledge agreement relating to the shareholding in FMC BetGes and FMCD on or about the date of the Credit Agreement on behalf of the Assignee as agent without power of attorney (Vertreter ohne Vertretungsmacht).

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